Registration No. 333-130849

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM SB-2/A

AMENDMENT NUMBER THREE

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

NEXIA HOLDINGS, INC
(Name of small business issuer in its charter)

Nevada	6510	84-1062062
(State of jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification No.)

Richard Surber, President
59 West 100 South, Second Floor
Salt Lake City, Utah 84101
(801) 575-8073
(Address, including zip code and telephone number of principal executive offices and principal place of business and name, address and telephone number of agent for service)

COPIES TO:
Russell C. Weigel, III
Attorney at Law
One Southeast Third Avenue, Suite 1750
Miami, Florida 33131
(786) 888-4567

Approximate date of proposed sale to the public: As soon as practicable from time to time after this registration statement becomes effective. If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. If the delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.

CALCULATION OF REGISTRATION FEE
Title of each class of securities to be registered	Amount of securities to be registered	Dollar Amount to be registered	Proposed maximum offering price per share (1)	Proposed maximum aggregate offering price	Amount of registration fee
$.0001 Common Stock	26,315,789,474 shares	$5,263,158	$0.0002	$0.0002	$ 666.84

(1) The proposed maximum offering price per share is based on the proposed offering price for the shares of the registrant offered hereby and is based on the market price as reported on January 17, 2007.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

NEXIA HOLDINGS, INC.
26,315,789,474 shares of $0.0001 par value Common Stock
Purchase Price of $0.0002 per share.
The Offering:

Public Price: $0.0002; $5,263,158 estimated proceeds. Underwriting Discounts: Cash to Nexia Holdings, Inc. from purchases of shares by the Selling Shareholder, estimated: $5,000,000.
The expenses indicated do not include legal, accounting, printing, and related costs incurred in making this offering. We will need to pay all such costs, which we estimate to be $100,000.
Nexia Holdings, Inc. is a holding company incorporated in the State of Nevada. Nexia through its subsidiaries operates a real estate investment, retail fashion and hair salon business. We currently own and operate several buildings in the greater Salt Lake City, Utah area, and own a majority interest in a beauty and lifestyle salon and a retail fashion operation.
We plan to buy more investment properties which we believe are undervalued, compared to their cash flows and estimated resale value. We plan to expand the beauty and lifestyle salon operations and the fashion retail operations as revenues and funding permit.

This offering involves a high degree of risk, and the securities offered by this prospectus are highly speculative. You should only buy this stock if you can afford to lose your entire investment. SEE RISK FACTORS (BEGINNING ON PAGE 7) AND DILUTION (BEGINNING ON PAGE 17) TO READ ABOUT RISKS YOU SHOULD CAREFULLY CONSIDER BEFORE BUYING THIS STOCK.

Our common stock is quoted on the OTC Electronic Bulletin Board under the symbol “NEXH.” On January 17, 2007, the last reported sale price of the common stock on the OTC Bulletin Board was $0.0002 per share.

Our common stock is deemed to be “penny stock” as that term is defined in Rule 3a51-1 promulgated under the Securities Exchange Act of 1934, as amended. Broker-Dealers dealing in penny stock are required to provide potential investors with a document disclosing the risks of penny stock. Broker-dealers are required to determine whether an investment in a penny stock is a suitable investment for a prospective investor.

We will receive no proceeds from the sale of the shares by the selling shareholders. However, we may receive 95% of the market price per share on the sale of the registered shares to Dutchess Private Equities Fund L.P. (“Dutchess” or “Selling Shareholder”) from the exercise of a funding agreement with Dutchess whereby up to a total of $10,000,000 in purchases may be made over a three year period, not all of which shares are being registered at this time. With the exception of Dutchess, which is an “underwriter” within the meaning of the Securities Act of 1933, as amended, no other underwriter or person has been engaged to facilitate the sale of shares of common stock in this offering.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined whether the information in this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The information in this prospectus will be subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. The Selling Shareholder may not sell these securities, nor may it accept offers to buy, until the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall the Selling Shareholder sell any of these securities, in any state where such offer, solicitation or sale would be unlawful before registration or qualification under such state’s securities laws.

Nexia Holdings, Inc.
59 West 100 South, Second Floor
Salt Lake City, Utah 84101
(801) 575-8073

Offering of
26,315,789,474 Shares of Common Stock

PROSPECTUS

January 18, 2007

PART I

First page of the prospectus

SUMMARY

The following summary highlights the more detailed information and financial statements appearing elsewhere in this prospectus. It is only a summary, it is not complete and does not convey all of the information you should consider prior to investing in the common stock. We urge you to read the entire prospectus carefully, especially the risks of investing in our common stock as discussed in the "Risk Factors" section beginning on page 8.

Our independent auditors have raised substantial doubt as to Nexia’s ability to continue as a going concern in connection with our financial statements for the years ended December 31, 2005 and December 31, 2004. Nexia has since its inception incurred losses that have resulted in an accumulated deficit of $13,275,599 as of December 31, 2005 and Nexia reported a net loss of $130,548 for the year ended December 31, 2005 and total comprehensive loss for the nine month period ended September 30, 2006 of $9,457.

Nexia’s common stock is deemed to be “penny stock” as that term is defined in Rule 3a51-1 promulgated under the Securities Exchange Act of 1934, as amended. Broker-Dealers dealing in penny stock, are required to provide potential investors with a document disclosing the risks of penny stock. Broker-dealers are required to determine whether an investment in a penny stock is a suitable investment for a prospective investor.

The corporate structure is as set forth in the following chart:

OUR BUSINESS

Nexia’s current operations consist of the acquisition, leasing and selling of real estate, the operation of a salon and the operation of retail clothing stores. Nexia’s subsidiaries currently own and operate a 38,000 square foot retail/office building, an 11,000 square foot office building and a 7,000 square foot retail building. All of these buildings are located in the greater Salt Lake City, Utah area. A subsidiary of the Company has acquired the operations of Black Chandelier, a clothing and life style retail operation with four stores, three located in the Salt Lake City, Utah market and one in the Provo, Utah market. Nexia subsidiary, Landis, LLC operates a hair salon that sells Aveda™ products exclusively.

THE OFFERING

Securities Offered.

26,315,789,474 shares of common stock. Selling Shareholders.

Dutchess Private Equities Fund, L.P.
Shares of Common Stock Outstanding.
Before Offering  9,764,768,850
                                                      After Offering 36,080,558,324

Nexia will not receive any proceeds from the sale of the common stock. We will receive the sale price of any common stock we sell to the selling stockholder under the investment agreement with Dutchess Private Equities Fund.

This is a resale registration statement of registered shares to be sold by Dutchess Private Equities Fund

Nexia has entered into an investment agreement (the “Investment Agreement”) with Dutchess Private Equities Fund L.P. (Dutchess” or the “Selling Shareholder”); this agreement is also referred to as an equity line of credit. The Investment Agreement provides that, following notice to Dutchess, Nexia may put to Dutchess up to $10 million in shares of our common stock for a purchase price equal to 95% of the lowest closing best bid price on the Over-the-Counter (“OTC”) Bulletin Board of our common stock during the five day period following that notice. The number of shares that we will be permitted to put pursuant to the Investment Agreement will be either: (a) 200% of the average daily volume of our common stock for the ten trading days prior to the applicable put notice, multiplied by the average of the three daily closing “best bid” prices immediately preceding the day we issue the put, or (b) $100,000; provided that in no event will the put amount be more than $1,000,000 with respect to any single put. (Best Bid is a defined term in the Investment Agreement as the highest posted bid price for the common stock.) In turn, Dutchess has indicated that it will resell the shares of common stock in the open market, resell our shares to other investors through negotiated transactions or hold our shares in its portfolio. This prospectus covers the resale of our shares of common stock by Dutchess either in the open market or to other investors through negotiated transactions.

In the event that Nexia fails to timely deliver the shares provided for under the Investment Agreement a daily penalty schedule is set forth that provides that in the event that Nexia should be one day late in the delivery of $1 million worth of shares a penalty of $10,000 would be imposed, for being five days late the penalty would be $50,000 and $100,000 for being 10 days late. An additional penalty of $200 per day would be added for each day after 10 that the delivery of the shares was delayed.

Any investor purchasing Nexia’s common stock or a prior holder of such shares during this registered offering is likely to suffer a dilution of his or her investment depending on how many of these securities are sold to Dutchess by the Company prior to the purchase by the investor. For more information on the dilutive effect of this offering, please see the discussions in this Prospectus of dilution located at pages twenty-one through twenty-three.

Nexia’s Placement Agency Agreement with GunnAllen Financial

Nexia has entered into a Placement Agency Agreement with GunnAllen Financial located in Tampa, Florida, whereby Nexia has agreed to pay GunnAllen a fee of $1,000 from the proceeds from each put submitted to Dutchess under the Investment Agreement up to a total maximum fee of $10,000. In exchange for those payments the placement agent shall render consulting services to Nexia with respect to the Investment Agreement and shall be available for consultation in connection with the advances to be requested by Nexia pursuant to the terms of the Investment Agreement. The Placement Agency Agreement is attached hereto as exhibit 10(iii).

Use of Proceeds

We will use the proceeds from this offering to: 1. Provide operating capital; 2. Expantion of retail operations; 3. Improve existing real estate holdings; and 4. Fund acquisition of real estate and development properties for retail operations.

Risk Factors

The stock offered by this prospectus is speculative and involves a high degree of risk. Investors should not buy this stock unless they can afford to lose their entire investment.

OTC Bulletin Board Common Stock Symbol  “NEXH”

SUMMARY OF SELECTED FINANCIAL DATA

The information below should be read together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and notes to financial statements included elsewhere in this prospectus.

	Year ended 12/31/2005	Nine months ended 9/30/06
STATEMENTS OF OPERATIONS:	(Revised)
Revenue	$392,414	$1,111,127
Loss from operations	(756,822)	(2,490,447)
Net loss	(130,548)	(198,918)
Income (loss) per common share	(0.00)	(0.00)
Weighted average number of common shares
Outstanding	3,171,129,396	4,205,159,925

BALANCE SHEETS DATA:
Working capital (deficit)	$(951,843)	$513,318
Total assets	4,319,916	4,983,157
Total liabilities	3,130,305	3,828,234
Shareholders equity	963,185	1,060,807

RISK FACTORS

An investment in the common stock the selling shareholders are offering to resell is risky. The stock offered in this prospectus inherently involves a high degree of risk, and you should carefully consider the possibility that you may lose your entire investment. Given this possibility, we encourage you to evaluate the following risk factors and all other information contained in this prospectus before buying the common stock of Nexia. Any of the following risks, alone or together, could adversely affect our business, our financial condition, or the results of our operations, and therefore the value of your Nexia common stock.

Risks Related to Nexia’s Business

There is substantial doubt about Nexia’s ability to continue as a going concern due to insufficient revenues to cover our operating costs, which means that we may not be able to continue operations unless we obtain additional funding.

Our independent auditors added a going concern qualification to their report issued in connection with their audit of our December 31, 2005 and 2004 financial statements. The auditors noted in their report that Nexia generated significant losses from operations, had an accumulated deficit of $13,275,599 and a working capital deficit of $951,843 as of December 31, 2005. These factors raised for the auditors substantial doubt about Nexia’s ability to continue as a going concern. These general conditions continued through the first quarter of 2006, resulting in additional deficits in the operations of the Company. During the third quarter of 2006, there was a increase in the accumulated deficit of $1,294,898.

Management anticipates that Nexia will incur net losses for the year end results for December 31, 2006. To the extent that Nexia does not generate additional revenue from its existing properties, existing retail operations, acquire additional properties that generate revenue, obtain additional funding, that its stock price does not increase, that additional adjustments to decrease operating expenses, then Nexia may not have the ability to continue as a going concern. The financial statements which accompany this Prospectus do not include any adjustments that might result from the outcome of this uncertainty.

Nexia's real estate investments are inherently risky and dependent on rental income.

Real estate investments are inherently risky. The value of a real estate investment company's stock depends largely on the rental income and the capital appreciation generated by the properties which the investment company owns. If our properties do not generate enough cash flow from rental income to meet operating expenses (such as debt service, capital expenditures and tenant improvements), our ability to develop our business and become profitable will be adversely affected.

Income from real estate investments may be adversely affected by a number of factors, including:

w	the general economic climate and local real estate conditions (such as too much supply or too little demand for rental space, as well as changes in market rental rates);

w	prospective tenants' perceptions of a building's safety, convenience and attractiveness, or the overall appeal of a particular building;

w	the property owner's ability to provide adequate management, maintenance and insurance;

w	expenses for periodically renovating, repairing and re-letting spaces;

w	falling operating costs for competing properties, which would allow them to undercut our rental rates;

w	rising unemployment rates in the area, which may reduce the demand for rental space;

w	adverse changes in zoning laws, tax laws, or other laws affecting real estate or businesses in the area;

w	damage from earthquakes or other natural disasters;

w	mortgage interest rates and the availability of financing.

Some significant expenses associated with real estate investment (such as mortgage payments, real estate taxes, insurance and maintenance costs) are fixed and generally can not be reduced if circumstances cause lower rental incomes from a building. For example, if we can not meet the mortgage payments, we could lose some or all of our investment in a building due to foreclosure by the holder of the lien on the property.

Our real estate investments have limited liquidity and no certainty of capital appreciation.

Our real estate investments have limited liquidity. Real estate investments in general are relatively illiquid. Our ability to vary our portfolio in response to changes in economic and other conditions will be limited. We cannot ascertain whether we will be able to sell an investment when a sale would be advantageous or necessary. The sale price may not be enough to recoup the amount of our investment. Nexia can provide no assurance that the value of its properties will appreciate.

There are numerous uncertainties in estimating real estate values and prospective appreciation value. The estimated values set forth in appraisals are based on various comparisons to other property sales; predictions about market conditions such as demand, vacancy rates, prospective vacancy rates, renewal terms and other factors; assumptions about the property’s condition, conformance with laws and regulations, absence of material defects; estimates of lease revenues and operating expenses; and other factors. Any significant change in these comparisons, predictions, assumptions, and estimates, most of which are beyond our control, could materially and adversely affect the market values and appreciation potential of our properties.

We compete with substantially larger companies to acquire suitable buildings.

The commercial real estate market is highly competitive. We compete with substantially larger companies for the acquisition, development and operation of properties that fit within the parameters of our business plan. Some of these companies are national or regional companies with far greater resources than ours. The presence of these competitors may significantly impede our business growth or survival.

Nexia's ability to generate enough revenue to operate our business is dependent on the ability to attract tenants and ensure that tenants meet their lease obligations.

Our business would be severely affected resulting from the loss of revenues that would result if our current tenants fail to meet lease obligations or, if upon failure to meet lease obligations, we were unable to enter into new viable leases for the resulting vacant space. Further, if a tenant defaulted on a lease, we might experience a delay before the courts enforced our rights against the tenant. Our ability to lease the space during any court enforced action would be seriously impaired. Failure of a tenant’s business through bankruptcy would also reduce or eliminate our revenue flow. We can provide no assurance that tenants will faithfully meet their lease obligations or that tenants will not be impaired through some form of business failure or otherwise, with the result that our ability to operate our business would be materially and negatively affected. During the 3rd quarter of 2006 the rate of default on tenant’s obligations billed during that period was 8%. A total of 20,522 square feet of space, or 59% of the rentable square feet available to the Company, are represented by leases that will expire within the next 12 months or are currently being leased on a month to month basis.

Our ability to satisfy fixed operating costs that may rise over time cannot be reduced in response to any decrease in our rental income, or passed through to our tenants.

Our ability to satisfy fixed operating costs associated with our property could be seriously affected by any rise in expenses such as: mortgage payments, insurance, utilities, cleaning, ventilation, air-conditioning, security, landscaping, building repairs and maintenance. While our tenants must often pay a portion of these escalating costs, there can be no assurance that they will agree to any increase in current fixed costs or that any increase in tenant payments would cover increased operating costs. Our current fixed costs for any future time period cannot be reduced in response to any decrease in rental income resulting from vacancies or non payment of rent and our ability to operate would be severely affected by any increase in the costs associated with owning our property.

All of Nexia’s material real estate holdings are located in the Salt Lake City, Utah market making the Company vulnerable to changes in economic conditions in that market.

All of Nexia’s material real estate holdings are located in the Salt Lake City, Utah market which creates a greater risk of harm from a downturn in that single market as compared to wider more diversified holdings in several geographic areas. Any significant change in the office or retail space in the Salt Lake City market will directly affect Nexia’s real estate operations.

Nexia may invest in properties in other real estate markets outside of the Salt Lake City, Utah area where the Company has no experience.

Nexia may make selected acquisitions or develop properties outside the area of its current focus of Salt Lake City, Utah as appropriate opportunities are located or as they may arise. No area outside of the Salt Lake City has been identified nor has any market area been excluded from consideration. The historical experience of Nexia is in the Salt Lake City market area, and management may not be able to operate successfully in other market areas. Some of the risks in operating in new market areas would include: a lack of market knowledge and understanding of the local economies, an inability to identify promising acquisition or development opportunities, an inability to obtain qualified development and maintenance personnel, and a lack of familiarity with local government and permitting procedures. Any of these factors could cause Nexia to incur costs greater than anticipated and limit the success of any acquisition and development that may be undertaken, which would reduce the Company’s profitability and limit its growth.

We are dependent on key personnel, specifically Richard Surber, and have no employment agreement with him.

We are dependent on the services of Richard Surber, our President. We do not have an employment agreement with Mr. Surber, and losing his services would likely have an adverse effect on our ability to conduct business. Mr. Surber serves as an Officer and Director of Nexia. Mr. Surber is currently employed by other businesses, and he will only allocate a portion of his time (estimated at an average of 50 hours per week) to the business of Nexia and its subsidiaries. Therefore, there is a risk that he might not devote enough time to Nexia in fulfilling our business plan. Further, Nexia has a limited number of full time employees.

The operation of Landis Lifestyle Salon and Gold Fusion Laboratories operations are each dependent on key personnel.

Our subsidiary Landis LLC owns Landis Lifestyle Salon. The operations of Landis Lifestyle Salon are dependent on the day to day management of Matthew Landis, the namesake of the salon’s name who works in the salon and trains its personnel. Losing his services would likely have an adverse effect on the operations and business development of the salon business owned and operated by Landis LLC.

Our subsidiary Gold Fusion Laboratories has acquired the operations of Black Chandelier which is dependent upon the fashion sense and design creations of Jared Gold for its operations. Losing his services would likely have an adverse effect on the design functions, development of new clothing lines and future business growth of Gold Fusion’s planned acquisitions and the related retail operations.

Our ability to provide adequate management, maintenance and insurance.

To provide for adequate management, maintenance and insurance for the properties owned by Nexia, rental income will need to exceed the operating costs for those properties. Vacancies, falling rents, bankruptcy of tenants, unexpectedly higher maintenance costs or a loss not covered by insurance could adversely affect the ability of Nexia to provide adequate management, maintenance and insurance for its properties. If these services are not provided on an adequate basis, deterioration of the property would have a severely negative impact on Nexia.

Risks related to Nexia’s and its predecessors’ operating histories

The current focus of Nexia’s business plan is to take advantage of the current boom in the United States’ real estate market. In the current market, Nexia has not relied upon the sellers of real property to finance its real estate investments. Nexia has obtained the necessary funding on its own. However, Nexia and its predecessors have attempted in recent years to compete in other market trends which were not successful. For example, Nexia signed an agreement to acquire Creative Marketing Group, Inc. which holds a license to market coffee maker filters and ground coffee beans under the “Mr. Coffee” name. In another example, Nexia attempted to close on a manufacturing and repair company. In each of these situations, the executive management of Nexia and its predecessors was the same. In each of these failed attempts, Nexia attempted to acquire an existing business based on the incorrect information that the selling shareholder group would obtain the necessary financing to support the ongoing business of the franchise. Based upon past performance, there is the possibility that Nexia’s executive management may in the future commit resources to an acquisition that ultimately proves to be unsound and damages the Company financially.

We will need new funding, which may not be available, in order to fully execute our real estate business plan.

Our real estate business plan “buying undervalued building” will depend on our ability to raise more money. Management and shareholders have not committed to provide new funding. Except for that funding we hope to obtain as a result of selling our common stock to Dutchess, as detailed in this prospectus, we have not investigated other sources, availability, or terms for new funding. There is no assurance that funding will be available from any source or, if available, that it can be obtained on acceptable terms. If we can not obtain new funding, our operations could be severely limited.

We project that in 2007 and beyond, our salon and retail store businesses will be able to generate sufficient revenues to meet their internal financial needs and $200,000 annually of excess cash available for our other operations. We project the cash burn rate for the next twelve months, for the Company’s general needs and rental operations will be approximately $950,000. Funds to cover the burn rate will come from excess cash flow provided by the salon and retail operations, $200,000; gross rents, $200,000; the ESOP plan to pay employee expenses, $400,000; and sale of stocks from an investment portfolio of at least $300,000. The total provided to cover the Company’s general needs and the rental operations will be approximately $1,100,000. These amounts do not include any funds that may be received from the Dutchess equity line of credit.

We believe the proposed sale of 26.3 billion shares of Nexia stock to Dutchess, under the equity line of credit, will probably require three years to complete. Our planned real estate capital improvements in 2007 of $150,000, to renovate existing space in two of our properties to make it usable and rentable, will come from the internally generated funds and possibly the Dutchess equity line of credit, if needed.

We cannot predict our future capital needs and may not be able to secure additional funding.

Nexia’s management estimates that the Company’s current “burn rate,” the current rate at which expenses exceed revenue, is approximately $75,000 per month, or $900,000 per year. We will need to raise additional funds within the next twelve months in order to fund the current level of operations of the Company. We expect that the majority of these funds will come from the sale of our common shares to Dutchess or the sale or transfer of some of our preferred shares to private investors. Either method of funding could result in a significant dilution of ownership interests by the holders of our common stock.

Environmental liability could affect our real estate investments.

Various federal, state and local environmental laws make a real estate owner liable for the costs of removal or remediation of certain hazardous or toxic substances on a property. These laws often impose environmental liability regardless of whether the owner was responsible or knew of the presence of hazardous substances. The presence of hazardous substances, or the failure to properly remediate them, may adversely affect our ability to sell or rent a property or to borrow using the property as collateral. No assurance can be given that the environmental assessments of our properties revealed all environmental liabilities, or that a material, adverse environmental condition does not exist on our properties.

We may face an uninsured loss.

Owners of real estate are subject to certain types of losses such as civil disturbance or pollution, which are either uninsurable or too expensive to insure. If an uninsured loss or a loss in excess of insured limits occurs, Nexia's investment in our real properties, as well as anticipated future revenues could be lost. Meanwhile, obligations on any mortgage debt for the properties would continue. Accordingly, any uninsured loss could adversely affect our financial condition and results of operation.

The Americans With Disabilities Act and similar legislation may increase our costs.

The Americans with Disabilities Act of 1980 (ADA) requires that commercial facilities and places of public accommodation be accessible to disabled people. A number of additional federal, state and local laws impose other requirements on owners concerning access by disabled people. We may need to make both structural and non-structural changes to our property in order to comply with the ADA and similar laws. Noncompliance could result in government fines or an award of damages to a private litigant. We have not been informed that any of our properties fail to comply with such laws. However, we may incur costs, which we cannot fully ascertain now, to ensure compliance in the future. While we do not expect the prospective costs of compliance to have a material effect on our operations, a potential for substantial costs exists. If changes are required, our financial condition and results of operations could be adversely affected.

Changes in consumer tastes and fashion trends can have a negative impact on our financial performance.

Both Landis LLC and Gold Fusion Laboratories, Inc. operations could be negatively impacted by unforeseen and unfavorable changes in consumer tastes and fashion trends away from those targeted by the marketing and sales efforts of Landis and Gold Fusion Laboratories. As these tastes and trends are not predictable and their effect on the operations of either retail operation cannot be estimated in advance great effort is made in the operations of both companies to ensure that their products and services reasonably and adequately anticipate the business operations of each company such changes and that theses changes are in order to insure continued consumer demand for their services and products. However, there is no way to assure success with these efforts.

The Series B Preferred Stock held by Richard Surber creates an anti-takeover or change of control limitation. Richard Surber currently holds voting control of Nexia through his ownership of voting preferred stock which could be affected by the purchases of common stock by Dutchess.

The ten million shares of Series B Preferred Stock held by Richard Surber provide him with voting control over any proposal requiring a vote of the shareholders. Through his ownership of 10,000,000 shares of the Series B Preferred Stock of the Company, he holds voting rights equal to 5,000,000,000 shares of common stock. This effectively gives him a veto over any attempt to take over or change control of the Company. Such an event would include a vote by the board of directors to conduct a reverse split of the common stock. The shares held by Mr. Surber thus have a strong anti-takeover effect. His interests may not always conform to the interests of the common stockholders, in general, and thus his voting rights may not always be exercised in the best interests of the common stockholders of the Company. The issuance of 8 million preferred shares was to compensate Mr. Surber for serving as the personal guarantor of the loans used to acquire all of the real estate holdings currently under the Company’s control, and an additional 2 million shares were recently issued as partial compensation for the transfer of Mr. Surber’s interest in Landis LLC. In the event that Dutchess should acquire the 26.3 billion shares of common stock being registered under this prospectus and retain those shares it would hold 72.9% of the approximately 36,080,558,324 votes that would be outstanding at that time, that number of votes may provide Dutchess with a controlling interest in the Company. Further, if the share price of the common stock decreases during the period of purchases by Dutchess, the number of shares it could acquire would increase as the price it would have to pay for those shares would decrease.

The Company is currently conducting discussions with the Department of Commerce in the State of Utah concerning private offering made by the Company and their compliance with Utah regulations.

In October of 2006, the State of Utah through its Department of Commerce requested information from the Company to determine the compliance with Utah regulations regarding all offerings made by the Company within the past five years. Preliminary indications are that some shares have been issued within the State of Utah without full compliance with registration or qualification requirements under the securities laws of Utah. These discussions may lead to the Company agreeing to offer a right of rescission to all residents of the state of Utah whose purchase of shares from the Company were not made in full compliance with registration or qualification requirements in the State of Utah. Upon any final agreement being reached with the State of Utah full disclosure will be made at that time.

Risks Related to Landis LLC’s Operation of Landis Lifestyle Salon

The operation of Landis Lifestyle Salon operations are each dependent on key personnel.

The operations of Landis Lifestyle Salon are dependent on the day to day management of Matthew Landis, the namesake of the salon’s name who works in the salon and trains its personnel. Losing his services would likely have an adverse effect on the operations and business development of the salon business owned and operated by Landis LLC.

Our success depends on our ability to attract and retain trained stylists in order to support our existing salon business and to staff future expansion.

Landis is actively recruiting qualified candidates to fill stylist positions for the salon. There is substantial competition for experienced personnel in this area, which we expect to continue. We will compete for experienced candidates with companies who have substantially greater financial resources than we do. If we fail to attract, motivate and retain qualified stylists, it could harm our business and limit our ability to be successful and hamper expansion plans. For example, we will depend upon the expertise and training abilities of Matthew Landis, the principal manager of the salon. Since we do not maintain insurance policies on any of our employees, if we lose the services of any key officers or employees, like Mr. Landis, it could harm our business and results of operations.

We face significant competition in the salon business, which could harm our sales and profitability

The primary competition to Landis operations will come from salons offering above-and-beyond customer service in the Salt Lake Area market. Currently identified as offering this level of competition are salons named, Lunatic Fringe, Salon Zazou and Salon RZ. Landis will also be in competition with large scale hair cutting operations such as Great Clips, Supercuts, and Fantastic Sams, though these operations do not compete in offering the extra services and products that Landis offers.

The loss of distribution rights to the Aveda™ line of products would damage the operation of the Landis Lifestyle Salon and have a significant and negative impact on its ability to operate and generate revenues.

The Landis LLC operates the Landis Lifestyle Salon, has a Retail Product Use Agreement with a distributor of the Aveda™ line of products and which are used exclusively in the services provided to customers of the salon and offered for retail sale at the salon location. Loss of the right to sell Aveda product would have a significant and negative impact on the operation of the salon and its ability to generate revenues from either retail sales of health and beauty products or from providing services to consumers at the salon. Landis believes that the high quality and reputation of this line of products is key to its current operations and future success.

Changes in consumer tastes and hairstyling trends can have a negative impact on our financial performance.

Landis’ salon operations could be negatively impacted by unforeseen and unfavorable changes in consumer tastes and hairstyling trends away from those targeted by the marketing and sales efforts of Landis. As these tastes and trends are not predictable and their effect on the operations of the salon cannot be estimated in advance great effort is made in the operations of the salon to ensure that its products and services reasonably and adequately anticipate such changes and that theses changes are met with modifications in the salon’s operations to insure continued consumer demand for its services and products. However, there is no way to assure success with these efforts.

Risks Related to Gold Fusion Laboratories Operation of Black Chandelier Clothing Line

The success of the Gold Fusion Laboratories business plan depends in large part on our ability to identify fashion trends and to react to changing customer demand in a timely manner.

Consequently, we depend, in part, upon favorable market response to the creative efforts of the Gold Fusion Laboratories operation.

Failure on our part to anticipate, identify, and respond effectively to changing consumer demands and fashion trends will adversely affect our sales.

If we are unable to obtain raw materials, or find manufacturing facilities, our financial condition may be harmed. Outside of a small sample room, we do not own any manufacturing facilities, and therefore depend on a limited number of third parties to manufacture our products. We place all of our orders for production of merchandise and raw materials by purchase order and do not have any long-term contracts with any manufacturer or supplier. If we fail to obtain sufficient quantities of raw materials, it could have a harmful effect on the results of our operations. Furthermore, we may receive shipments of products from manufacturers that fail to conform to our quality control standards. In such an event, unless we are able to obtain replacement products in a timely manner, we may lose sales. If we fail to maintain favorable relationships with these production facilities, or fail to obtain an adequate supply of quality raw materials on commercially reasonable terms, it could harm our business and results of operations.

Gold Fusion will be dependent on third party manufacturers for production, and its sales may be negatively affected if the manufacturers do not perform acceptably, or if design changes are communicated after the production has begun.

We will develop a significant portion of our merchandise in conjunction with third-party apparel manufacturers. In some cases, we select merchandise directly from these manufacturers’ lines. We do not have long-term contracts with any third party manufacturers and will purchase all of the merchandise from such manufacturers by purchase order. Furthermore, we may receive, in the future, shipments of products from third-party apparel manufacturers that fail to conform to our quality control standards. In such an event, unless we are able to obtain replacement products in a timely manner, we may lose sales. We cannot assure you that third party manufacturers (1) will not supply similar products to our competitors, (2) will not stop supplying products to us completely or, (3) will supply products that satisfy our quality control standards. In addition, certain of our third party manufacturers will store our raw materials. In the event our inventory is damaged or destroyed, and we are unable to obtain replacement raw materials, our ability to generate earnings may be negatively impacted. In addition, if we decide to change a key design element, after the manufacturing process has begun, we may negatively impact the manufacturer's ability to deliver the products on a timely basis, which could impact our ability to generate earnings.

Our success depends on our ability to attract and retain key employees in order to support our existing business and future expansion.

We are actively recruiting qualified candidates to fill key executive positions within the Company. There is substantial competition for experienced personnel, which we expect to continue. We will compete for experienced personnel with companies who have substantially greater financial resources than we do. If we fail to attract, motivate and retain qualified personnel, it could harm our business and limit our ability to be successful. For example, we will depend upon the expertise and design talents of Jared Gold, the founder of the Black Chandelier line of products. Since we do not maintain insurance policies on any of our employees, if we lose the services of any key officers or employees, like Mr. Gold, it could harm our business and results of operations.

We face significant competition in the retail and apparel industry, which could harm our sales and profitability.

The retail and apparel industries are highly competitive and are characterized by low barriers to entry. We expect competition in our markets to increase. The primary competitive factors in our markets are: brand name recognition, sourcing strategies, product styling, quality, presentation and pricing, timeliness of product development and delivery, customer service, and convenience. We compete with specialty store retailers, business to consumer websites, off-price retailers and direct marketers for, among other things, raw materials, market share, finished goods, sourcing and personnel. Because many of these competitors are larger and have substantially greater financial, distribution and marketing resources than we do, we may lack the resources to adequately compete with them. If we fail to compete in any way, it could harm our business, financial condition, and future results of operations.

Purchases of the merchandise we sell are generally discretionary and are therefore particularly susceptible to economic slowdowns.

If economic conditions are not favorable or if they should suffer a downward trend, our retail businesses, financial condition, and results of operations could be adversely affected. Consumers are generally more willing to make discretionary purchases, including purchases of fashion products and high-end home products, during periods in which favorable economic conditions prevail.

If we are not able to successfully protect our intellectual property, our ability to capitalize on the value of the Black Chandelier brand name may be impaired.

Even though we intend to take actions to establish, register and protect our trademarks and other proprietary rights, we cannot assure you that these efforts will be successful. These include the use of the existing Black Chandelier trade mark and other product lines developed by Jared Gold that have been acquired by Gold Fusion Laboratories and newly developed products as well. There is a risk that others will imitate our products or infringe upon our intellectual property rights. In addition, we cannot assure you that others will not resist or seek to block the sale of our products as infringements of their trademark and proprietary rights. We are seeking to register our trademarks in the United States markets and other markets as they develop demand. In some of these markets, obstacles exist that may prevent us from obtaining a trademark for the Black Chandelier or related names. Furthermore, in some jurisdictions, despite successful registration of our trademarks, third parties may allege infringement and bring actions against us. We are not aware of any actual infringement by our products on any other trademarked product.

If an independent manufacturer violates labor or other laws, is accused of violating any such laws, or if their labor practices diverge from those generally accepted as ethical, it could harm our business and brand image.

While all our manufacturers are contractually required to comply with ethical labor practices, we cannot control the actions or public perception of such manufacturers, nor can we assure that these manufacturers will conduct their businesses using ethical or legal labor practices. Apparel companies may be held jointly liable for the wrongdoings of those that manufacturer their products. While we do not control independent manufacturer’s employment conditions, or their business practices, people in general act in their own self-interest, and may act in a manner that produces a negative public perception of the Company. Accordingly we could receive negative publicity or perhaps a court determination that we are jointly liable for such improper practices.

Additional capital is necessary to implement the Company's Business Plan for Gold Fusion Laboratories.

The Company does not believes that it has sufficient cash, cash equivalents and operating income to maintain its business at its existing level through the next 12 months. The Gold Fusion Laboratories’ operation will require significant new capital in order to execute its business plan. The Company’s success in raising this capital will depend upon its ability to access equity capital markets. We may not be able to do so, or do so on acceptable terms. If the Company fails to obtain funds on acceptable terms, it will not be able to execute the Gold Fusion Laboratories business plan and would have to delay or abandon some or all of its plans for growth.

Risks Related to Investment

Nexia expects the price of its common stock to be volatile. As a result, investors could suffer greater market losses in a down market than they might experience with a more stable stock. Volatility in our stock may also increase the risk of having to defend a securities class action suit, which could be expensive and divert management’s attention from managing Nexia’s business.

The market price of Nexia’s common shares has been subject to wide fluctuations in response to several factors, such as:

•	Significant dilution
•	Actual or anticipated variation in the results of operations
•	Announcements of acquisitions
•	Changes in the areas of operations of the company
•	Conditions and trends in the real estate market in Salt Lake City, Utah and nationally

The stock markets generally, and the OTC Bulletin Board in particular, have experienced extreme price and volume fluctuations that are often unrelated and disproportionate to the operating performance of a particular company. These market fluctuations, as well as general economic, political and market conditions such as recessions or interest rate or international currency fluctuations, may adversely affect the market for the common stock of the company. In the past, class action litigation has often been brought against companies after periods of volatility in the market price of their securities. If such a class action suit is brought against the Company it could result in substantial costs and a diversion of management’s attention and resources, which would hurt business operations.

Dutchess will pay less than the then-prevailing market price of our common stock, which may cause our stock price to decline.

The common stock to be issued under our agreement with Dutchess will be purchased at a 5% discount to the lowest closing bid price for the five days immediately following our notice to Dutchess of our election to exercise our put right. These discounted sales could cause the price of our Common Stock to decline, and you may not be able to sell our stock for more than you paid for it. Dutchess will have an immediate incentive to sell the shares it acquires and realize a gain as a result of the discount from market price at which it will purchase shares of Nexia’s commons stock. This incentive to sell will increase as the market price of Nexia’s common stock falls as Dutchess will wish to avoid a loss on the sale of such shares.

Our stock value is dependent on our ability to generate net cash flows.

A large portion of any potential return on our common stock will be dependent on our ability to generate net cash flows.

If we can not operate our commercial property and/or retail operations at a net profit, there will be no return on shareholders’ equity, and this could result in a loss of share value. No assurance can be given that we will be able to operate at a net profit now or in the future.

Our common stock value may decline after the offering.

Sales of our common stock in the public market following this offering could lower the market price of our common stock. The sales may also make it more difficult for the company or its investors to sell current securities in the future at a time and price that the company or its current investors deem acceptable or even to sell such securities at all. The risk factors discussed in this "Risk Factors" section may significantly affect the market price of our stock. The low price of our stock may result in many brokerage firms declining to deal in our stock. Even if a buyer finds a broker willing to effect a transaction in our common stock, the combination of brokerage commissions, state transfer taxes, if any, and other selling costs may exceed the selling price. Further, many lending institutions will not permit the use of this stock as collateral for loans. Thus, you may be unable to sell or otherwise realize the value of your investment in our stock.

The number of shares that could be issued to Dutchess could lead to a large number of shares being placed on the market which could exert a downward trend on the prices. Dutchess, who will have purchased its shares at a discount to the market price, will have an incentive to sell the shares to realize its profits resulting from the discount purchase price that it will be receiving. If the supply created by these events exceeds the demand for purchase of the shares the market price for the shares of common stock will decline.

The number of shares to be made available through this registration statement could encourage short sales by third parties, which could contribute to a future decline in the price of our stock.

In our circumstances, the provision of a large number of common shares to be sold to Dutchess has the potential to cause a significant downward pressure on the price of common stock, such as ours, that is traded on the OTC Bulletin Board. This would be especially true if the shares being placed into the market exceeds the market’s ability to take up the increased number of shares or if the Company has not performed in such a manner to encourage additional investment in the market place. Such events could place further downward pressure on the price of the common stock. As a result of the number of shares that could be placed with Dutchess, an opportunity exists for short sellers and others to contribute to the future decline of Nexia’s stock price. Persons engaged in short-sales first sell shares that they do not own and, thereafter, purchase shares to cover their previous sales. To the extent the stock price declines between the time the person sells the shares and subsequently purchases the shares, the person engaging in short-sales will profit from the transaction, and the greater the decline in the stock price the greater the profit to the person engaging in such short-sales. If there are significant short-sales of our stock, the price decline that would result from this activity will cause our share price to decline even further, which could cause any existing shareholders of our stock to sell their shares creating additional downward pressure on the price of the shares. It is not possible to predict how much the share price may decline should a short sale occur. In the case of some companies that have been subjected to short-sales the stock price has dropped to near zero. This could happen to Nexia.

The Investment Agreement entered into with Dutchess does not contain a restriction on short selling. Any significant downward pressure on the price of our common stock could encourage short sales by Dutchess, and others, subject to applicable securities laws. Even if we use the proceeds under the Investment Agreement to grow our revenues and profits or invest in assets, which are materially beneficial to us, the opportunity exists for short sellers and others to contribute to the future decline of our stock price. If there are significant short sales of our stock, the price decline that would result from this activity will cause the share price to decline even more, which, in turn, may cause long holders of the stock to sell their shares thereby contributing to sales of stock in the market. If there is an imbalance on the sell side of the market for the stock, our stock price will decline. In that event, the number of shares of our common stock that are issuable pursuant to the Investment Agreement will increase, which will materially dilute existing stockholders equity and voting rights.

Our shareholders may face significant restrictions on the resale of our stock due to state "Blue Sky" laws.

Each state has its own securities laws, often called "blue sky laws," which (1) limit sales of stock to a states’ residents unless the stock is registered in that state or qualifies for an exemption from registration and (2) govern the reporting requirements for broker-dealers and stock brokers doing business directly or indirectly in the state. Before a security is sold in a state, there must be a registration in place to cover the transaction, or it must be exempt from registration. Also, the broker must be registered in that state. We do not know whether our stock will be registered, or exempt, under the laws of any states except in Utah and Massachusetts where filings have been made with state agencies. A determination regarding any other registration will be made by the broker-dealers, if any, who agree to serve as the market-makers for our stock. There may be significant state blue sky law restrictions on the ability of investors to sell, and on purchasers to buy, our stock.

You should consider the resale market for our securities to be limited. Shareholders may be unable to resell their stock, or they may be unable to resell it without the significant expense of state registration or qualification.

Our stock may be subject to significant restrictions on resale due to federal penny stock regulations.

Our stock differs from many stocks because it is a penny stock. The Securities and Exchange Commission (“SEC”) has adopted a number of rules to regulate penny stocks. These rules require that a broker or dealer, prior to entering into a transaction with a customer, must furnish certain information related to the penny stock. The information that must be disclosed includes quotes on the bid and offer, any form of compensation to be received by the broker in connection with the transaction and information related to any cash compensation paid to any person associated with the broker or dealer.

These rules may affect your ability to sell our shares in any market that may develop for Nexia stock. Should a market for our stock develop among dealers, it may be inactive. Investors in penny stocks are often unable to sell stock back to the dealer that sold it to them. The mark-ups or commissions charged by broker-dealers may be greater than any profit a seller can make. Because of large dealer spreads, investors may be unable to sell the stock immediately back to the dealer at the same price the dealer sold it to them. In some cases, the stock value may fall quickly. Investors may be unable to gain any profit from any sale of the stock, if they can sell it at all.

Potential investors should be aware that, according to the SEC Release No. 34-29093, the market for penny stocks has suffered in recent years from patterns of fraud and abuse. These patterns include:

•	control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer;

•	manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases;

•	Aboiler room practices involving high pressure sales tactics and unrealistic price projections by inexperienced sales persons;

•	excessive and undisclosed bid-ask differentials and markups by selling broker-dealers; and

•
the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the inevitable collapse of those prices with consequent investor losses.

Investors must contact a broker-dealer to trade over-the-counter bulletin board securities. As a result, you may not be able to buy or sell our securities at the times you may wish.

Even though our securities are quoted on the OTC Bulletin Board, they may not permit our investors to sell securities when and in the manner that they wish. Because there are no automated systems for negotiating trades on the OTC Bulletin Board, they are conducted via telephone. In times of heavy market volume, the limitations of this process may result in a significant increase in the time it takes to execute investor orders. When investors place market orders to buy or sell a specific number of shares at the current market price it is possible for the price of a stock to go up or down significantly during the lapse of time between placing a market order and its execution.

If we fail to remain current on the reporting requirements that apply to Nexia, we could be removed from the OTC Bulletin Board which would limit the ability of broker-dealers to sell our securities and the ability of stockholders to sell their securities.

Companies trading on the OTC Bulletin Board, such as Nexia, must be reporting issuers under Section 12 of the Securities Exchange Act of 1934, as amended, and must be current in their reports under Section 13, in order to maintain price quotation privileges on the OTC Bulletin Board. If we fail to remain current on our reporting requirements, shares of our common stock could be removed from the OTC Bulletin Board. As a result of that removal, the market liquidity for our securities could be severely adversely affected by limiting the ability of broker-dealers to sell our securities and the ability of stockholders to sell their securities in the secondary market. We filed late on our annual report for the year ended December 31, 2005. If we file late two more times, within two years on any of our quarterly or annual reports, we will be removed from the board.

Investors may experience an immediate and significant dilution of their interest if any securities registered hereunder are sold.

"Dilution" represents the difference between the offering price and the net tangible book value per share immediately after completing this offering. "Net tangible book value" is the amount that results from subtracting total liabilities and intangible assets from total assets. Dilution is caused primarily by our arbitrary determination of the offering price for the shares detailed in this prospectus. Dilution also occurs because of the lower book value of the shares held by our existing shareholders.

As of January 18, 2007, the net tangible book value of our shares of common stock was ($831,693) , or approximately ($0.0001) per share, based on 9,764,768,850 shares outstanding.

Upon completion of this offering, if 100% of the offered shares are sold (26,315,789,474), the net tangible book value of the 36,080,558,324 shares to be outstanding will be $4,168,307 or approximately $0.0001 per share.

Dutchess may not buy all or any of our common stock.

The possibility exists that we will not sell any of the securities to Dutchess detailed in this offering by never submitting a put to Dutchess; or that we will sell only a limited number of securities. Dutchess has no obligation to buy common stock until a request is received from Nexia and management has reached a decision to make such a request as being in the company’s best interests. Nexia has incurred expenses related to this offering. The offering expenses are to be paid from the proceeds of the offering or the sales to Dutchess. Should Nexia fail to sell, or should Dutchess fail to buy any securities or only a limited number of securities as offered, then offering costs would be paid from our operating budget. The addition of this financial obligation to the operating budget of Nexia would have a negative impact on our ability to continue our operations.

SELLING SHAREHOLDERS

The following table presents information regarding the selling shareholders. None of the selling shareholders holds, or has held a position or office or had any other material relationship with Nexia. Dutchess is not a broker-dealer or an affiliate of a broker-dealer.

Selling Security Holder	Shares held	percentage of shares	shares sold	percentage of
	Before offering	before offering	in offering	shares after offering

Dutchess Private Equities
Fund L.P.	0	0%	26,315,789,474	72.9%

USE OF PROCEEDS

Nexia will not receive any proceeds from the sale of the shares by Dutchess pursuant to this registration. However, all shares sold to Dutchess pursuant to the Investment Agreement between Nexia and Dutchess will generate cash proceeds from those sales for Nexia. Nexia intends to use the proceeds from those transfers to Dutchess in the following manner, and in the following order of priority.

		Estimated Proceeds from Percentage of Current Market Price

Priority	Use of Funds Received from Dutchess	100%	75%	50%	25%

1	Cost of offering	$ 100,000	$ 100,000	$ 100,000	$ 100,000

2	Working capital	1,700,000	1,700,000	1,700,000	1,150,000

3	Expansion of retail operations	2,400,000	1,465,000	525,000	-

4	Improve existing real estate holdings	200,000	120,000	45,000	-

5	Acquisition of real estate	600,000	365,000	130,000	-

	TOTAL PROCEEDS RECEIVED	$5,000,000	$ 3,750,000	$2,500,000	$1,250,000

The numbers in the above table for priority 3, Expansion of retail operations, are based on the following estimates, if 100% of the stock offered is sold:

		Black
		Chandelier
	Landis Lifestyle	Retail Clothing
	Salons	Stores

Set up initial store, furniture & equipment	$214,700	$121,250
Inventory	$73,450	$84,000
Marketing & advertising	45,000	45,000
Other nonrecurring costs	19,400	11,500

TOTAL COST TO SET UP
EACH NEW LOCATION	$352,550	$261,750

Estimated new locations over
the next 12 months	3	5

TOTAL EXPANSION COST	$1,057,650	$1,308,750

If 75% of the stock offered is sold, there would be enough funds for 2 new Landis locations and 3 new Black Chandelier retail stores. If 50% of the stock offered is sold, there would be enough funds for 1 new Landis location and 1 new Black Chandelier retail store. If 25% of the stock offered is sold, new sources of funding will have to be found for the expansion of retail operations.

DETERMINATION OF OFFERING PRICE

The shares of Nexia common stock are being offered for sale by the selling stockholder at prices established on the OTC Bulletin Board or in negotiated transactions during the term of this offering. These prices will fluctuate based on the demand for the shares.

DILUTION

“Dilution” represents the difference between the offering price and the net tangible book value per share immediately after completing this offering. “Net tangible book value” is the amount that results from subtracting total liabilities and intangible assets from total assets. Dilution arises mainly because we have arbitrarily determined the offering price for the shares offered in this prospectus. Dilution may occur in the event of reductions in the book value of shares held by our existing stockholders.

These calculations are assumptions based upon an estimate of prices and sales that may never be realized. Actual prices to be paid by Dutchess to the Company will not be determined until the time of sale. All of the following information is premised upon those assumptions and estimated prices. Actual results may vary materially from those presented in the following information as a result of the sale and transfer of the shares registered hereunder.

As of January 18, 2007, the net tangible book value of our shares of common stock was ($831,693), or approximately ($0.0001) per share, based on 9,764,768,850 shares outstanding.

Upon completion of this offering, if 100% of the offered shares are sold (26,315,789,474), the net tangible book value of the 36,080,558,324 shares to be outstanding will be $4,168,307 or approximately $0.0001 per share. The net tangible book value of the shares held by our existing stockholders will be increased by $0.0002 per share without any additional investment on their part. You will incur an immediate dilution from $0.0002 per share to $0.0001 per share.

Upon completion of this offering, if 75% of the offered shares are sold (19,736,842,105), the net tangible book value of the 29,501,610,955 shares to be outstanding will be $2,918,307 or approximately $0.0001 per share. The net tangible book value of the shares held by our existing stockholders will be increased by $0.0002 per share without any additional investment on their part. You will incur an immediate dilution from $0.0002 per share to $0.0001 per share.

Upon completion of this offering, if 50% of the offered shares are sold (13,157,894,737), the net tangible book value of the 22,922,663,587 shares to be outstanding will be $1,668,307 or approximately $0.0001 per share. The net tangible book value of the shares held by our existing stockholders will be increased by $0.0002 per share without any additional investment on their part. You will incur an immediate dilution from $0.0002 per share to $0.0001 per share.

Upon completion of this offering, if 25% of the offered shares are sold (6,578,947,368), the net tangible book value of the 16,343,716,218 shares to be outstanding will be $605,807 or approximately $0.0002 per share. The net tangible book value of the shares held by our existing stockholders will be increased by $0.0000 per share without any additional investment on their part. You will incur an immediate dilution from $0.0002 per share to $0.0000 per share.

Upon completion of this offering, if 5% of the offered shares are sold (1,315,789,474), the net tangible book value of the 11,080,558,324 shares to be outstanding will be ($581,693) or approximately ($0.0000) per share. The net tangible book value of the shares held by our existing stockholders will be increased by $0.0001 per share without any additional investment on their part. You will incur an immediate dilution from $0.0002 per share to $0.0000 per share.

The following table compares the number shares outstanding before and after the offering and the number of shares held by our existing stockholders.

	NUMBER OF SHARES ISSUED AND OUTSTANDING

	26,315,789,474	19,736,842,105	13,157,894,737	6,578,947,368	1,315,789,474
Description	100%	75%	50%	25%	5%

Number of common shares outstanding before public offering
	9,764,768,850	9,764,768,850	9,764,768,850	9,764,768,850	9,764,768,850

Number of shares in public offering	26,315,789,474	19,736,842,105	13,157,894,737	6,578,947,368	1,315,789,474

Total number of shares outstanding after public offering
	36,080,558,324	29,501,610,955	22,922,663,587	16,343,716,218	11,080,558,324
Shares held by affiliates after public offering
	(2,002,012,756)	(2,002,012,756)	(2,002,012,756)	(2,002,012,756)	(2,002,012,756)
Number of shares, after public offering, held by public investors
	34,078,545,568	27,499,598,199	20,920,650,821	14,341,703,462	9,078,545,568

Percentage of public ownership after public offering	94.5%	93.2%	91.3%	87.8%	81.9%

EXISTING STOCKHOLDERS:

Price per share	$0.0002
Net tangible book value per share before offering	$(0.0001)
Net tangible book value per share after offering, assuming
all shares are sold	$0.0001
Net increase in tangible book value to existing stockholders after offering, assuming all shares are sold

Number of shares outstanding before the offering	9,764,768,850
Number of shares after offering held by existing stockholders	9,764,768,850
Percentage of ownership after offering	27.06%

		Decrease in net tangible
	Price per	Book value	Capital	Held by public
	share	per share	contributions	investors
PURCHASERS OF SHARES IN THIS OFFERING:

Purchasers of shares in this offering if all shares sold	$0.0002	$(0.0001)	$5,000,000	34,078,545,568

Purchasers of shares in this offering if 75% of shares sold	$0.0002	$(0.0001)	$3,750,000	27,499,598,199

Purchasers of shares in this offering if 50% of shares sold	$0.0002	$(0.0001)	$2,500,000	20,920,650,831

Purchasers of shares in this offering if 25% of shares sold	$0.0002	$(0.0002)	$1,250,000	14,341,703,462

Purchasers of shares in this offering if 5% of shares sold	$0.0002	$(0.0002)	$250,000	9,078,545,568

PLAN OF DISTRIBUTION

The Selling Shareholder has told us they intend to sell the common stock covered by this prospectus from time to time in the OTC Bulletin Board market or in any other market where our shares of common stock are quoted. The Selling Shareholder, or brokers, dealers or agents that participate in the distribution of the common stock, will be deemed to be underwriters, and any discounts on the sale of common stock by them and any discounts, concessions, or commissions they receive will be deemed to be underwriter discounts and commissions under the Securities Act.

Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. We will inform the Selling Shareholder that any underwriters, brokers, dealers or agents effecting transactions on behalf of the selling shareholder must be registered to sell securities in all 50 states. In addition, in some states the shares of common stock may not be sold unless the shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and there is compliance with those exemptions.

Nexia will pay all the expenses of the registration, offering, and sale of the shares of common stock to the public under this prospectus other than commissions, fees, and discounts of underwriters, brokers, dealers or agents. We have agreed to indemnify the Selling Shareholder and their controlling persons against certain liabilities, including liabilities under the Securities Act. We estimate the expenses of the offering, to be borne by Nexia, will be approximately $100,000. We will not receive any proceeds from the sale of the shares of common stock by the Selling Shareholder. We will, however, receive proceeds from the sale of common stock to Dutchess pursuant to the Investment Agreement.

The Selling Shareholder should be aware that the anti-manipulation provisions of Regulation M under the Exchange Act will affect purchases and sales of common stock by the selling shareholder and that there are restrictions on market-making activities by persons engaged in the distribution of the shares. Under Regulation M, the Selling Shareholder or its agents may not bid for or purchase, or attempt to induce any person to bid for or purchase, shares of our common stock while they are distributing shares covered by this prospectus. Accordingly, except as noted below, the selling shareholder is not permitted to cover short sales or purchasing shares while the distribution is taking place. We will advise the Selling Shareholder that if a particular offer of common stock is to be made on terms materially different from the information set forth in the above Plan of Distribution, that a post-effective amendment to the accompanying registration statement must be filed with the Securities and Exchange Commission.

Dutchess Private Equities Fund, L.P.

On August 15, 2005, the Company executed the Investment Agreement with Dutchess Private Equities Fund, L.P., (“Dutchess” or the “Selling Shareholder”) a Delaware limited partnership with its principal office located at 50 Commonwealth Avenue, Suite 2, Boston, Massachusetts 02116. The Company reported the execution of this agreement on Form 8-K.

The Investment Agreement provides for Dutchess to extend to the Company up to $10,000,000 in equity financing. The term of the financing extends for up to a three year period, during which the Company can receive funds through the sale of its common stock to Dutchess. The purchase price of the shares is stipulated to be at 95% of the lowest closing bid price for the five trading days after a request is received by Dutchess from the Company.

The financing will only become available to the Company after the filing and subsequent effectiveness of this SB-2 Registration Statement.

LEGAL PROCEEDINGS

The following civil actions may have a material impact on Nexia:

Richard D. Surber, Individually and Hudson Consulting Group, Inc., a Nevada Corporation vs. Richard A. Bailey and Florian R. Ternes, Individually, Gateway Distributors, Inc., a Nevada Corporation and Worldwide Holdings Delaware Corp., a Delaware corporation, f/k/a TRSG Corporation. Suit was filed on October 8, 2004 in the Third Judicial District Court of Salt Lake County, State of Utah, Civil Case No. 040921072. The complaint was filed on behalf of Mr. Surber and Hudson Consulting Group, Inc. seeking recovery for unpaid obligations owed to Hudson by the named defendants, some of which are represented by a promissory note in the face amount of $175,000 and for damages alleged to have been caused by the fraudulent actions of the named defendants which have caused injury to both Hudson and to Mr. Surber personally. Defendants have been served and all but one has filed an appearance with the court in which they have denied liability. Worldwide Holdings Delaware Corp. has failed to make an appearance and a default has been requested from the court against that corporation. The Company has prepared a Motion for Summary Judgment, the individual defendants have filed their own Motion for Summary Judgment, the court has denied the motion filed by the Company and granted the request removing Mr. Bailey and Mr. Ternes personally from the litigation. A trial date has not been set by the court. Settlement discussions have been ongoing and the parties are close to reaching a final agreement.

Nexia Holdings, Inc., a Nevada Corporation vs. Richard Bailey, Individually and Creative Marketing Group, Inc., a Nevada Corporation. This action was filed on September 28, 2004, in the Third Judicial District Court of Salt Lake County, State of Utah, Civil Case No. 040920424. Nexia filed this cause of action to recover its damages that resulted from the failure of the named defendants to perform the terms and conditions of a Stock Purchase Agreement and Plan of Reorganization signed on or about November 10, 2003. This agreement provided for Nexia to acquire a controlling interest in the defendant corporation which the Defendants have subsequently failed and refused to perform, despite Nexia having tendered full performance on its part. Both defendants were served with process in the case and failed to make an appearance before the Court; entry of default against each defendant has been signed by the court. A judgment in the sum of $88,036, attorney’s fees of $13,205, plus interest and cost of suit has been granted to the Company. Enforcement of the judgment is being sought through the District Court of Clark County, Nevada, Case NO. A510656, Dept. No. XIII.

Hallmark Construction & Development, L.L.C. v. Wasatch Capital Corporation, Community First National Bank, CUBCO, Inc. and John Does 1-10. Action was filed on or about August 18, 2005, in the Third Judicial District Court of Salt Lake County, State of Utah, Civil Case No. 050914860. Hallmark Construction & Development LLC has filed suit against Wasatch Capital Corporation seeking collection of $92,000 in alleged unpaid construction costs for the improvements and work provided on the Wallace/Bennett buildings owned by Wasatch Capital. Wasatch has responded with a demand that, as provided in the underlying contract, the matters in dispute between the parties be submitted to arbitration. Wasatch denies that it is currently indebted to Hallmark for any services or work provided for the improvement of the said buildings and believes that it has actions for damages against Hallmark. On June 20, 2006 a full release of this lien was filed by Hallmark Construction and Development L.L.C. releasing the subject real estate from all claims asserted by Hallmark. The matter was subsequently heard by the assigned arbitrator who entered a finding in favor of Wasatch Capital, granting a judgment to Wasatch against Hallmark in the sum of $99,791.12, which includes overpayment, damages for defective work, attorney fees, costs, arbitration fees and provides for interest both pre and post-judgment. A Motion to Confirm Arbitration Award was filed with the Court and a final order and judgment has been signed by the Court.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS & CONTROL PERSONS

The following persons are officers and directors of Nexia as of the date of this prospectus:

Name	Age	Position(s) and Office(s)

Richard Surber	32	President and Director
Gerald Einhorn	67	Vice President, Secretary and Director
Adrienne Bernstein	61	Director

Richard D. Surber, 32, graduated from the University of Utah with a Bachelor of Science degree in Finance and then with a Juris Doctorate with an emphasis in corporate law, including securities, taxation and bankruptcy. He has served as President and Director of the Company since May of 1999. He also served as an officer and director of the Company's former parent corporation, Axia Group, Inc. (president and director from 1992 until control transferred in 2004). He has been an officer and director of several public companies, including: Golden Opportunity Development Corporation ("GODC"), a majority owned subsidiary of Nexia until December 31, 2004, (president and director from September 1999 to December 19, 2001). GODC's operations (until January 4, 2002) consisted of operating a 134 room motel in Baton Rouge, Louisiana.

Mr. Surber is licensed to practice law in the State of California and occasionally represents corporate clients on various corporate matters and to which he occasionally devotes a significant amount of time. Mr. Surber has disclosed the fact that he, on occasion, does act as counsel to several companies for which he receives fees for the legal or consulting services provided.

In 2004, the SEC instituted administrative proceedings to de-register fourteen shell companies affiliated directly or indirectly with Mr. Surber over the last six years. Four of these companies were majority owned affiliates of Nexia. All of the companies de-registered by the SEC were inactive shell companies. Mr. Surber was not named as a respondent in any of those SEC proceedings.

Gerald Einhorn, 67, was appointed to the board in June of 2002 as a Director, Vice-President and Secretary of Nexia. He was employed by Hudson Consulting Group, Inc. (currently a subsidiary of Nexia) in its legal department from February 1996 to November 2003 as an attorney working in the areas of real estate, corporate and securities matters. Prior to that time, Mr. Einhorn was self employed for more than 20 years in Long Island, New York as a wholesale distributor of fresh produce and frozen foods to retail and institutional end users. He is a member of the New York Bar and practiced in New York State for a period of 10 years before entering the food distribution business.

Adrienne Bernstein, 61, was appointed to the Board of Directors in June 2002. Ms. Bernstein had previously been a director of Axia Group, Inc. from 1999 through 2001. From 1988 to 1994, Ms. Bernstein was the Assistant Director of Human Resources for the Love Stores, a chain of retail health and beauty stores. In this capacity, Ms. Bernstein was responsible for hiring and training all employees and for preparing management and employee seminars. Prior to her position with the Love Stores, Ms. Bernstein served as a Vice President for Leucadia National Corporation, a NYSE traded company specializing in finance, insurance and manufacturing. In this capacity, Ms. Bernstein's primary emphasis involved real estate management and sales activities.

Directors are appointed for terms that expire upon a shareholders meeting being held at which an election of directors is held.

No other person is expected to make a significant contribution to Nexia who is not identified in this prospectus as an executive officer or director of Nexia.

All executive officers are appointed by the board and hold office until the board appoints their successors or they resign.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information concerning the ownership of the Company's common stock as of January 18, 2007, with respect to: (i) each person known to the Company to be the beneficial owner of more than five percent of the Company's common stock; (ii) all directors; and (iii) directors and executive officers of the Company as a group. The notes accompanying the information in the table below are necessary for a complete understanding of the figures provided below. As of January 18, 2007, there were 9,764,768,850 shares of common stock issued and outstanding.

TITLE OF CLASS	NAME AND ADDRESS OF BENEFICIAL OWNER	AMOUNT & NATURE OF BENEFICIAL OWNERSHIP	PERCENT OF CLASS
Preferred Series "B" Stock ($0.001par value)	Richard Surber, President & Director 59 West 100 South, Second Floor Salt Lake City, Utah 84101	10,000,000 (3)	100%
Preferred Series “A” Stock ($0.001 par value)	Richard Surber, President & Director 59 West 100 South, Second Floor Salt Lake City, Utah 84101	145,000(4)	96.67%
Common Stock ($0.0001 par value)	Richard Surber, President & Director 59 West 100 South, Second Floor Salt Lake City, Utah 84101	20,091,937 Direct 2,000,012,862 Indirect(1)	20.69%
Common Stock ($0.0001 par value)	Gerald Einhorn, VP & Director 59 West 100 South, Second Floor Salt Lake City, Utah 84101	10,000	>0.001%
Common Stock ($0.0001 par value)	Adrienne Bernstein, Director 59 West 100 South, Second Floor Salt Lake City, Utah 84101	12,957	>0.001%
Common Stock ($0.0001 par value)	Oasis International Hotel & Casino, Inc. 59 West 100 South, Second Floor Salt Lake City, Utah 84101	2,655(2)	>0.001%
Common Stock ($0.0001 par value)	Diversified Holdings I, Inc.. 59 West 100 South, Second Floor Salt Lake City, Utah 84101	9,905(2)	>0.001%
Common Stock ($0.0001 par value)	Joseph Corso, Jr. 167 Zock Road Cuddlebackville, NY 12719	750,000,000	7.68%
Common Stock ($0.0001) par Value	Directors and Executive Officers as a Group	2,020,127,756	20.69%

(1)
The shares owned by Diversified Holdings I, Inc., Diversified Holdings X, Inc. and Oasis International Hotel & Casino, Inc., are attributed beneficially to Richard D. Surber due to his position as an officer and director in each of the said corporations.

(2)
Richard Surber may be deemed a beneficial owner of 12,560 shares of the Company's common stock by virtue of his position as an officer and director of Diversified Holdings I, Inc. (9.905 shares), Diversified Holdings X, Inc. (2,000,000,000 shares) and Oasis International Hotel & Casino, Inc. (2,655 shares). Mr. Surber personally owns 20,091,937 shares of common stock.

(3)
Series "B" preferred stock has voting rights of 500 to 1 of the common stock, these shares give Mr. Surber 5,000,000,000 votes in any shareholder vote and his personal vote of these shares may not always be exercised in the best interest of the balance of the common stock shareholders.

(4)
Series “A” preferred stock has voting rights of 100 to 1 of the common stock, these shares give Mr. Surber 14,500,000 votes in any shareholder votes and his personal vote of these shares may not always be exercised in the best interest of the balance of the common stock shareholders.

If all shares proposed to be registered are sold to Dutchess and it retains those shares it will hold 26.3 billion shares out of a total of 36,080,558,324 issued and outstanding or 72.9% of the common stock or 64.0% of all voting rights issued and outstanding, including the voting rights of preferred stock holders as set forth above.

DESCRIPTION OF SECURITIES
Common Stock

As of January 18, 2007, the number of issued and outstanding shares of the Company's common stock was 9,764,768,850. The number of common stock shares authorized is 50,000,000,000. The common stock holds voting rights of one vote per share, it has no dividend nor preemptive rights. The Company filed an amendment to its articles of incorporation that as of September 18, 2006 increased the number of shares of authorized common stock to 50,000,000,000 from 10,000,000,000 and changed the stated par value of each share to $0.0001.

Effective as of November 1, 2004, pursuant to shareholder consent, a reverse split of the Company's common stock was carried out on a 1 for 1,000 basis which is reflected by the current number of shares issued and outstanding.

Shareholders: As of January 18, 2007, there were approximately 795 shareholders of record.

Dividends: The Company has not declared a cash dividend during fiscal years ending 2003, 2004 or 2005.

In August of 2006, the Company announced the approval of the board of directors and of a majority of the voting rights of the shareholders to increase the number of authorized shares of the Company’s common stock from 10 billion up to 50 billion. Notice of the approved proposal was mailed to shareholders of record on August 28, 2006. Final action to carry out these changes was filed with the Nevada Secretary of State’s office on the 18th of September, 2006.

Preferred Stock

The Company has 50,000,000 authorized shares of convertible preferred stock, portions of which are designated as Classes A, B, and C.

As of September 8, 2006, the number of shares of Series A Convertible Preferred Stock issued and outstanding is 150,000. Richard Surber holds a total of 145,000 shares of Series A and Seth Bullough holds the other 5,000 shares of series A. Each named individual received the shares of Series A stock in exchange for the transfer of assets or stock to Diversified Holdings I, Inc. The Series A Convertible Preferred Shares have voting rights which equate to 100 shares of common stock for every 1 Series A Preferred share and may be converted into $10 worth of common stock. A total of 10,000,000 shares have been designated and authorized as Series A Preferred Shares of a total number of 50,000,000 authorized shares of preferred stock.

On August 25, 2004, the Company filed with the Nevada Secretary of State a Certificate of Designation of the Rights and Preferences of Preferred Stock of Nexia Holdings, Inc. This designation created 10,000,000 shares, par value $0.001, of Series B Convertible Preferred Stock, out of the 50,000,000 authorized shares of preferred stock of the Company. The Series B Preferred Stock holds voting rights equal to 500 shares of common stock for each share of the Series B Preferred Stock issued. The shares do not have any conversion rights into common stock or any other class of stock of the Company. The Company reported this event on Form 8-K filed on August 31, 2004.

On September 28, 2004 the Company authorized the issuance of 8,000,000 shares of Series B Convertible Preferred Stock to the president of the Company, Richard Surber. The shares were issued as compensation for both his service as president of the Company and for acting as a guarantor on real estate mortgages for subsidiaries of the Company. The shares were issued in a private transfer exempt from registration under section 4(2) of the Securities Act of 1933. This issuance was reported on a Form 8-K filing made on September 28, 2004. The Series B Preferred shares are given the same voting rights as Common Shares on a five hundred-for-one (500 to 1) basis. The 8,000,000 shares held by Mr. Surber give him voting right equal to 4,000,000,000 shares of common stock.

On November 8, 2004, the Company filed with the Nevada Secretary of State a Certificate of Designation of the Rights and Preferences of Preferred Stock of Nexia Holdings, Inc. designated as Series C Preferred Stock. The designation of 5,000,000 shares of the 50,000,000 authorized as Series C Preferred Stock provides that the Series C shares will hold conversion rights into shares of the common stock of the Company equal in value to $5.00 per share and are subject to redemption by the Company upon a $5.00 cash payment. The Series C Preferred Shares hold no voting rights. The Company reported this event on Form 8-K filed on November 10, 2004.

On November 10, 2004 an agreement was entered into with Joseph Corso, Jr. to sell him 100,000 shares of its Series C Preferred Stock in exchange for a cash payment of $50,000. These shares had not been registered for sale and the exchange was handled as a private sale exempt from registration under section 4(2) of the Securities Act of 1933. The Company reported this exchange on Form 8-K filed on November 12, 2004.

On July 18, 2006, the Company’s subsidiary Diversified Holdings I, Inc. (“DHI”) executed an agreement with Richard Surber to acquire Mr. Surber’s 60% ownership interest in Landis LLC, a Utah limited liability company. In exchange for his 60% ownership interest in Landis LLC, Mr. Surber received the following compensation, (1) a promissory note in the amount of $250,000, bearing interest at the rate of 24% per annum, payments are due in five annual payments of principal and interest, (2) 75,000 shares of Nexia’s Class A Preferred stock, and (3) 2,000,000 shares of Nexia’s Class B Preferred stock.

On July 13, 2006, DHI signed an agreement with Seth Bullough to acquire his 5% ownership interest in Landis LLC. In exchange for the transfer of that interest, the Company agreed to delivery to Mr. Bullough 5,000 shares of its Series A Preferred Stock.

On August 15, 2006, Gold Fusion Laboratories, Inc., a wholly owned subsidiary of the Company, signed an Asset Purchase Agreement with Richard Surber to acquire ownership of the assets, inventory and receivables of the fashion operations of Diversified Holdings X, Inc., a corporation owned by Mr. Surber, that owned and operated the Black Chandelier and related clothing operations. The consideration for this transaction was a promissory note in the amount of $300,000, bearing interest at the rate of 24% per annum, with payment due in five annual installments and 70,000 shares of Nexia’s Class A Preferred stock.

On September 21, 2006, the Company authorized the issuance of 7,500 shares of Nexia’s Class C Preferred Stock to John E. Fry, Jr. in exchange for service provided to Gold Fusion Laboratories, Inc. and the potential expansion and development of the business plans for Black Chandelier and its retail outlets. Series C Preferred Stock provides that the Series C shares will hold conversion rights into shares of the common stock of the Company equal in value to $5.00 per share and are subject to redemption by the Company upon a $5.00 cash payment. The Series C Preferred Shares hold no voting rights.

Dividends: The Company has not declared a cash dividend for the Series A Convertible Preferred Stock during the fiscal years ended December 31, 2003, 2004 or 2005. Rights to dividends are granted to the Series A Convertible Preferred Stock equal to those of the Common Stock, when, as and if declared by the Directors of Nexia, to be paid in cash or in common stock equal to market value at the election of the Company.

Conversion Rights: Conversion rights into shares of Common Stock are given to the Series A Convertible Preferred Stock based upon that number of shares of the Company's Common Stock equal in market value to $10.00 at the time of conversion. The designation of the Series C Preferred Stock provides that the Series C shares will hold conversion rights into shares of the common stock of the Company equal in value to $5.00 per share and are subject to redemption by the Company upon a $5.00 cash payment. The Series B Preferred Stock have no right to conversion into shares of common stock.

At the current market price of $0.0002 per share on January 17, 2007, one share of Series A Preferred Stock would convert into 50,000 shares of common stock and one share of Series C Preferred Stock would convert into 25,000 shares of common stock.

INTEREST OF NAMED EXPERTS AND COUNSEL

No "Expert" or "Counsel" (as defined by Item 509 of Regulation S-B promulgated pursuant to the Securities Act of 1933) whose services were used in the preparation of this Form SB-2 was hired on a contingent basis or will receive a direct or indirect interest in Nexia.

Legal Matters

The validity of the shares of common stock offered hereby have been passed upon for Nexia by Mr. Russell C. Weigel, III, an attorney admitted in the District of Columbia, and the States of Florida and New York.

Experts

The financial statements of Nexia as of December 31, 2004, were audited by HJ & Associates, L.L.C. Certified Public Accountants, as stated in their report appearing herein dated May 13, 2005 and as amended on April 20, 2006 and as amended on October 10, 2006.

On December 1, 2005, HJ & Associates, L.L.C. (the “Former Accountant”) resigned as the auditors for the Company.

On January 26, 2006, De Joya Griffith & Company of 2580 Anthem Village Drive, Henderson, Nevada 89052 was retained as the auditors for the Company. The financial statements of Nexia as of December 31, 2005, were audited by De Joya Griffith & Company, as stated in their report appearing herein dated, April 17, 2006 and as amended on October 10, 2006.

Refer to the “CHANGES AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURES” section, on page 69, for further discussion.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company has entered into the following related party transactions:

Richard Surber has at various times been appointed to serve as an officer or director for former clients of Nexia. These appointments have been disclosed to the disinterested members of the board, and the approval of the board of directors has been granted in each of these cases. As payment for services provided to these corporations, Surber has received securities of those corporations, and these transactions have been disclosed to the board of directors in each case.

Mr. Surber is licensed to practice law in the State of California and occasionally represents corporate clients on various corporate matters. Mr. Surber has disclosed the fact that he, on occasion, does act as counsel to several companies for which he receives fees for the legal services provided.

On January 29, 2004, the Company, and/or its subsidiaries entered the following agreements to settle debts and obligations with Axia Group, Inc., a related party of which Richard Surber, President of the Company, also served as an officer and director:

•  Diversified Holdings I, Inc. accepted the assignment of certain rights to securities with a stated value of $50,000 due in the settlement of Axia's litigation claim against America West Securities and Robert Kay.
•  Diversified Holdings, I, Inc. also accepted an assignment of Axia's rights against Kevin Sheff for the recovery of 10,000 post-split shares of Axia Group, Inc.'s common stock.
•  As settlement of compensation due under a May 2, 2003 Consultant Agreement with Hudson Consulting Group, Inc., Axia Group Inc. transferred 9,100,012 shares of Nexia common stock to Hudson.
•  Signed a full release and settlement of all claims against Axia Group, Inc. held by, Nexia Holdings, Inc., Wasatch Capital, Inc., Hudson Consulting Group, Inc. and West Jordan Real Estate Holdings, Inc.

The end result of the agreements was to resolve and settle all claims against Axia Group, Inc. held by the named entities, all subsidiaries of Nexia Holdings, Inc. Richard Surber, President of the Company, was formerly an officer and director of Axia Group, Inc. The purpose of the above described transaction was to settle the various claims and resolve the debts and obligations that existed between Axia and the Company and its subsidiaries.

On September 28, 2004 the Company authorized the issuance of 8,000,000 shares of Series B Convertible Preferred Stock to the president of the Company, Richard Surber. The shares were issued as compensation for both his service as president of the Company and for acting as a guarantor on real estate mortgages for subsidiaries of the Company. The shares were issued in a private transfer exempt from registration under Section 4(2) of the Securities Act of 1933. This issuance was reported on a Form 8-K filing made on September 28, 2004. The shares were valued at $8,000.

On November 2, 2005, the Company’s subsidiary, Diversified Holdings I, Inc. invested $100,000 in Landis, LLC in exchange for a 20% interest in the LLC. Landis has opened an upscale hair salon located at the corner of 900 East and 1300 South in Salt Lake City, Utah. Richard Surber, president and director of the company held a 60% ownership interest in Landis LLC at that time.

On July 13, 2006, the Company approved, and its subsidiary Diversified Holdings I, Inc. (“DHI”) executed an agreement with Richard Surber to acquire Mr. Surber’s 60% ownership interest in Landis LLC, a Utah limited liability company. Richard Surber is the president of the Company and was the proposing party for the transaction. The independent directors of the Company both approved of the deal and an independent valuation of Landis LLC has been received by the Company that supports the value paid to Mr. Surber for his interest. In exchange for his 60% ownership interest in Landis LLC Mr. Surber will receive the following compensation, (1) a promissory note in the amount of $250,000, bearing interest at the rate of 24% per annum, payments are due in five annual payments of principal and interest, (2) 75,000 shares of Nexia’s Class A Preferred stock and (3) 2,000,000 shares of Nexia’s Class B Preferred stock.

Landis LLC is the operator of the Landis Lifestyle Salon located at the corner of 13th East and 900 South in Salt Lake City, Utah. This salon features the Aveda™ line of products. Due to the Company’s prior existing ownership interest in Landis, LLC and Mr. Surber’s position as the managing member of the LLC, the Company previously reported financial results included the operations of Landis on a consolidated basis, and those results will continue to be consolidated in the Company’s financial reports as a result of this acquisition. The assets and inventory interests acquired by DHI have been consolidated into Nexia’s balance sheet as of the date of closing and valued in accordance with the independent valuation that was performed.

On August 15, 2006, Gold Fusion Laboratories, Inc., a wholly owned subsidiary of the Company, signed an Asset Purchase Agreement with Richard Surber to acquire ownership of the assets, inventory and receivables of the fashion operations of Diversified Holdings X, Inc., a corporation owned by Mr. Surber that owned and operated the Black Chandelier and related clothing operations. The consideration for this transaction was a promissory note in the amount of $300,000, bearing interest at the rate of 24% per annum, payments are due in five annual installment and 70,000 shares of Nexia’s Class A Preferred stock. On September 18, 2006 an addendum to this agreement was approved by the parties that provided for the issuance of 2,000,000,000 shares of the Company’s restricted common stock be issued to Diversified Holdings X, Inc. as compensation for the transfers made to Gold Fusion Laboratories.

DESCRIPTION OF BUSINESS

This prospectus contains forward-looking statements which involve risks and uncertainties, including trends in the real estate investment market, projected leasing and sales and future prospects. Actual results could differ materially from those discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed in "Risk Factors."

General

Nexia’s general area of business at the current time is the acquisition, management and selling of commercial real estate properties in the greater Salt Lake City, Utah area. A subsidiary of the Company has also acquired an 85% ownership interest in Landis LLC which owns and operates Landis Lifestyle Salon, an Aveda™ lifestyle salon located in Salt Lake City, Utah. Another subsidiary, Gold Fusion Laboratories, Inc., operates 4 retail clothing stores operating under the name Black Chandelier in Utah.

Discontinued Operations

The Company, through its subsidiary, Hudson Consulting Group, Inc., formerly provided a variety of financial consulting services to a wide range of clients. The Company in 2004 elected to discontinue those services by Hudson and concentrate its efforts on the execution of the core of its business plan.

Overview of the Salt Lake City Real Estate Market

Trends in the current Salt Lake City real estate market are favorable in some respects to the Company’s real estate holdings. In general, these trends are as follows: the significant growth of retail sales in the city; increased interest in Salt Lake from specialty retailers; relatively low vacancy rates for retail space in the area; estimated slowdowns in the rate of new retail space construction; and Utah economic indicators pointing to above-average retail sales.

For purposes of the following discussion Class A office space is defined as a building that has excellent location and access, attracts high quality tenants and are managed professionally. Rents are competitive with other new buildings. Class B buildings have good locations, management, and construction and tenant standards are high. Buildings have very little functional obsolescence and deterioration. Class C buildings are typically 15 to 25 years old but are maintaining steady occupancy and demand lower rent than Class B buildings.

Significant Growth. According to the Year-End 2005 Market Review of Commerce CRG published by national real estate broker Cushman & Wakefield, the Salt Lake City office market Amore than 1.45 million square feet of office space were absorbed in the Salt Lake valley in 2005. This change represents greater absorption numbers than in the last three years combined.” The overall vacancy rate was 10.81% in 2005, a 4.19% drop from 2004 figures. The likely closing of a major office center in the central business district is expected to reduce available space and could provide additional impetus for the construction of new projects. Salt Lake City has, during the recent past, attracted new attention from national tenants seeking space in the area.

These reported trends have not, however, lead to increased occupancy in Class C office buildings or retail space which would cover the holdings of Nexia at the present time, excluding a portion of the Wallace building that we own which is Class A office space. Vacancies in such buildings have remained much higher as the higher class buildings have completed tenant improvements to their space to attract new tenants, Class C vacancy rates were reported at 25.62% for the year of 2005 compared to an overall vacancy rate of 11.24% for the central business district. However, for retail space, lease rates for Class A space have reached record highs and may encourage local retailers to move into Class B and C spaces with their lower lease rates.

All of the retail space in the Wallace/Bennett buildings owned by our subsidiary Wasatch Capital is currently leased. A 2,500 square foot portion of a total of 7,000 square feet of the retail space in the buildings located at 1374 South State Street is leased and the balance is unoccupied at this time. The balance of the Company’s holdings in the Salt Lake City market are of office or studio space. Plans have been made to improve the vacant spaces and ready them for more aggressive marketing.

Our Plan to Acquire and to Sell Commercial Properties

Our business plan is to buy more properties that we believe are undervalued compared to their cash flows and estimated resale value. We are looking for properties with sufficient rental income to enable us to cover the operating costs of our overall portfolio. We will sell properties when market conditions are favorable.

Our strategy is to identify properties with a favorable financing arrangement already in place, assume that financing, and satisfy any new down-payment with a relatively nominal cash payment. We plan to lease primarily to commercial tenants. We are prepared to make limited improvements to our properties so that we can increase occupancy, improve cash flows, and enhance potential resale value. We do not plan to limit the geographical area in which we buy properties; however, given our current financial condition, we will most likely seek properties in the Salt Lake City area.

From time to time, we will sell our commercial properties when favorable market conditions enable us to do so. While we are actively seeking tenants for all our properties, our real estate agents are also seeking buyers for those properties. Our goal ultimately is to maximize profits and not necessarily to be landlords.

Landis Salon

Nexia currently owns 85% of Landis LLC (“Landis”). In November 2005, the Company acquired a 20% equity interest in Landis for a $100,000 cash payment. Landis operates an AvedaTM lifestyle salon that features AvedaTM products for retail sale. Landis is controlled by Nexia’s Chief Executive Officer. Nexia has consolidated Landis for accounting purposes as of June 30, 2006, because of its ownership interest and common control with our president. Nexia, subsequent to the end of the second quarter, signed an agreement to acquire Mr. Surber’s 60% ownership interest in Landis. As consideration for that acquisition Nexia and Diversified Holdings I, Inc. delivered to Mr. Surber (1) a promissory note in the amount of $250,000, bearing interest at the rate of 24% per annum, due in five annual payments, (2) issuance of 75,000 shares of Nexia’s Class A Preferred Stock and (3) issuance of 2,000,000 shares of Nexia’s Class B Preferred Stock. A 5% interest was acquired from Seth Bullough in exchange for the issuance by Nexia of 5,000 shares of Class A Preferred Stock. Landis Salon has a single location in Salt Lake City, Utah and reported revenue of $945,905 during the nine months ended September 30, 2006. Additional information on the Landis Salon can be found on its website at www.landissalon.com.

Landis intends to limit the services offered in its salons to hair and makeup only. The current salon consists of three major components, an Aveda ™ retail store, an advanced hair salon and a training academy (for the training of future staff about the culture, services and products provided by Landis). Pricing of hair services will reflect the experience level of the stylists with the training academy ranging from $16 to $25 and the advanced hair salon from $30 to $75. The design of the studio is intended to look clean, comfortable and modern, appealing to both genders and all age groups.

The target market for Landis is 70% female and 30% male, seeking customers with high expectations at a reasonable cost. The average customer is expected to visit the salon 7-9 times a year, spending an average of $47 on services and purchasing $15 of retail Aveda™ product with each visit. The current location was selected for its central location to the Salt Lake market area, the high income demographics available within easy driving distance and the trendy, upwardly mobile nature of the area. The primary marketing efforts of Landis will be word of mouth, supplemented by carefully selected advertising campaigns and seeking referrals from the existing customer base.

The operations of Landis are subject to normal government regulation at the federal, state and local level. Landis must comply with governmental regulation regarding employment, wages, access for handicapped and disabled persons and other laws, rules, regulations and ordinances. Although there are no anticipated changes in existing local, state or federal regulations, if changes should occur, Landis Salon operations would adapt to such new regulations without any significant effect on revenues or operations. However, no assurances can be made that compliance or failure to comply with future regulations will not have a materially adverse effect on the business, operating results or financial situation of Landis.

Primary competition will come from salons offering above-and-beyond customer service in the Salt Lake Area market. Currently identified as offering this level of competition are salons named, Lunatic Fringe, Salon Zazou and Salon RZ. Landis will also be in competition with large scale hair cutting operations such as Great Clips, Supercuts, and Fantastic Sams, though these operations do not compete in offering the extra services and products that Landis offers. No other salons in the Salt Lake area provide the Aveda™ experience with the Aveda™ product line offered by Landis.

Gold Fusion Laboratories

In August of 2006, Gold Fusion Laboratories, Inc., a 100% owned subsidiary of the Company signed an asset purchase agreement with Diversified Holdings X, Inc. to acquire the rights, assets, inventories and receivables of the Black Chandelier clothing lines. Diversified Holdings X, Inc. is controlled by Richard Surber and is deemed an affiliate of Nexia curently. Included in Gold Fusion Laboratories operations are the four retail outlets operated under the Black Chandelier label, in Trolley Square and Gateway shopping centers located in Salt Lake City, as well as the on line shopping site, www.blackchandelier.biz .

Black Chandelier designs, produces and manufactures a majority of all items sold in its stores that are sold under the trademarks, Black Chandelier, Jared Gold, Olfactory Surrealism and Pink Chandelier. The stores also carry merchandise from Wrangler Jeans, Le Sportsac, Taschen books, Lomography Cameras, and Tokidoki Italy.

The first Black Chandelier retail location has been in operation for over three years at the Trolley Square location. Jared Gold has designed a pilot store to be used as a model for the opening of additional stores, this newly designed Black Chandelier is located in the Gateway Shopping Center in downtown Salt Lake City. A virtual tour of this store can be viewed at http://www.blackchandelier.com/Gateway.html.

From January 1 through its acquisition by Gold Fusion the Black Chandelier operations have generated approximately $240,000 in gross revenues. The Company has announced plans to explore the potential for opening additional stores in the US and abroad over the next 3-5 years.

Black Chandelier is a lifestyle company that produces clothing, candles and active wear. The mission of Black Chandelier is to offer products designed with deliberateness and wild inspiration that indulge an individual’s innate drive to be unique. The overarching concept is to provide the consumer with an affordable alternative to ‘mass-market” offerings by extending a product that conveys a sense of eccentricity that stands apart in quality, style and price, from most of the homogenous fare being offered consumers by the mainstream apparel market. The clothing items are produced in small runs keeping merchandise offered in the stores fresh.

Black Chandelier stands in a unique position to establish a niche market among its customers. The clothing, accessories and other products are designed with an edgy sophistication that allows customers to fulfill their need to express their uniqueness. The consumer base of Black Chandelier has a very large age range. Female shoppers vary in age from 15 to 65. The income ranges vastly among this large age spread, however the average is $37,000. This typical consumer is fashion conscious and follows current trends and subscribes to or reads several fashion oriented women’s magazines. The expanding men’s division has garnered a large fanbase in the age group from 15 to 35. These consumers read weekly entertainment guides and local underground publications and fanzines.

The operations of Black Chandelier are subject to normal government regulation at the federal, state and local level. Black Chandelier must comply with governmental regulation regarding employment, wages, access for handicapped and disabled persons and other laws, rules, regulations and ordinances. Although there are no anticipated changes in existing local, state or federal regulations, if changes should occur, Black Chandelier operations would adapt to such new regulations without any significant effect on revenues or operations. However, no assurances can be made that compliance or failure to comply with future regulations will not have a materially adverse effect on the business, operating results or financial situation of Black Chandelier.

The Company believes that local competition for the Black Chandelier retail is Lollabella and JMR. This assumption is based on their marketing and customer demographics. Nationally Black Chandelier will face Diesel, Urban Outfitters and Anthropologie. These specialty retailers manufacture their own goods as well as sell third party product, are nationally marketed, and maintain company operated boutiques in most major cities. Black Chandelier’s edge over its competition is its sales of exclusive product in a market that is presently saturated with larger brands. Ancillary items are purchased from other vendors in small amounts and with studied curation, in order to keep merchandise on the cutting edge. Although the apparel industry is mature and slow growing, it exists in a dynamic and competitive environment. The apparel industry is extremely competitive and highly fragmented. The power of the big retailers is a major challenge to any new designer and manufacturer; however, specialized product with limited distribution can create a unique identity among retailers.

Employees

Nexia currently employees 7 people on a full time basis and from time to time hires outside contractors to perform various services as required by the operations of the Company. Landis employs approximately 44 employees and Gold Fusion Laboratories employs approximately 37 employees.

Reports to Security Holders

We are not required to deliver an annual report to security holders and do not plan to send a copy of the annual report to them. If we choose to create an annual report, it will contain audited financial statements. We intend to file all required information with the SEC. We plan to file with the SEC our Forms 10KSB, 10QSB and all other forms that are or may become applicable to us.

The public may read and copy any materials filed with the SEC at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. We have filed all statements and forms with the SEC electronically, and they are available for viewing or copy on the SEC's Internet site, that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The Internet address for this site is http://www.sec.gov.

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with the Financial Statements and accompanying notes and the other financial information appearing elsewhere in this prospectus. Our fiscal year end is December 31.

General

Our business plan for the next twelve months involves the continued operation of our office buildings in Salt Lake City, Utah coupled with our ongoing attempts to locate and acquire additional commercial space in the greater Salt Lake area and elsewhere and to locate suitable buyers for the properties as the circumstances may permit. We recently acquired 85% of Landis and have plans to open two more locations over the next 12 months. We also operate four Black Chandelier stores and have plans to open at least three more in the Western United States by July 1, 2007. We anticipate opening an additional six locations over the next 18 to 24 months.

Results of Operations

Revenues

Year ended December 31, 2005. Gross revenues for the fiscal years ended December 31, 2005 and 2004 were $392,414 and $634,089, respectively. This represents a $241,675 or 38% decrease from 2004 to 2005. The decrease in revenues is due in part to a decrease in rental revenues as a result of the divestiture of the Glendale shopping center in the second quarter of 2005 and a decrease in consulting revenues from the discontinuance of Hudson Consulting Group, Inc.

Gross rental revenues for the fiscal years ended December 31, 2005 and 2004 were $257,627 and $512,456, respectively. This was a decrease of $254,829, nearly 50% from 2004 to 2005. We do not expect rental revenues to substantially increase until such time as Nexia is able to successfully raise a substantial amount of capital which will provide the means to purchase additional properties to replace those which have been sold over the last few years.

The revenues attributable to sales from Landis totaled $123,869 for the two months ended December 2005. There are no comparable revenue figures for 2004 because Landis commenced operations in November 2005. We expect revenue from Landis to exceed $1,300,000 for the fiscal year ending December 31, 2006.

Nine months ended September 30, 2006. Gross revenues for the three and nine month periods ended September 30, 2006, were $434,575 and $1,111,127 as compared to $46,880 and $254,702 for the same periods in 2005. The increase in the three and nine month revenues of $387,695 and $856,425, or 827% and 336% respectively, are due to inclusion of sales revenue from the operation of the Landis Salon and Black Chandelier retail sales in the sums of $383,072 and $971,059 for the three and nine month periods ended September 30, 2006, respectively. Landis began operations in November 2005. Rental revenue for the comparative nine month period decreased $114,634 due to the sale in April 2005 of the Glendale Shopping Center.

Expenses

Year ended December 31, 2005. Total expenses for the fiscal years ended December 31, 2005 and 2004 were $844,266 and $2,233,808, respectively. This is a $1,389,542 decrease, or a 62% decrease from 2004 to 2005. The decrease was attributable to the cessation of providing consulting services in 2004, the sale of a large shopping center in April 2005, further reduction in the number of employees as a result of that sale, and the absence of any impairment of marketable securities in 2005.

Depreciation and amortization expenses for the year ended December 31, 2005, were $125,489 compared to $136,025 for same period in 2004. The decrease in the year end expense of $10,536, or 8%, was primarily the result of the Glendale Shopping Center sale in April 2005.

Nexia expects expenses as a percent of revenues to increase through 2006 as Nexia steps up its effort to expand its retail operations as well as acquire additional properties.

Nine months ended September 30, 2006. Operating expenses for the three and nine month periods ended September 30, 2006, were $1,802,415 and $3,101,687 compared to $211,573 and $870,359 for the same periods in 2005. The increase in three and nine month expenses of $1,590,842 and $2,231,328, or 752% and 256% respectively, was due primarily to Landis’ expenses of $289,943 and $741,029 for the three and nine month period, respectively, and Black Chandelier expenses of $44,596 for the three months ended September 30, 2006. During the quarter ended September 30, 2006, $1,077,857 was expensed as prepaid consulting fees, paid with shares of CHFR received in June of 2006.

The net increase in the nine months general and administrative expenses from September 30, 2005 to 2006 of $2,231,328 is explained in detail in the table below:
Increase
(Decrease)
Increase for Landis, LLC G & A expenses (no Landis expense in 2005)	$741,029
Increase for Black Chandelier G&A expenses (no Black Chandelier
Expense in 2005)	44,596
Increase in consulting/professional fees - primarily amortization of prepaid consulting fees paid with shares of CHFR received in June of 2006. Of this amount, $1,077,857 was expensed in the quarter
ended September 30, 2006	1,401,686
Increase in marketing Company stock expense	265,202
No expenses for Hudson Consulting Group, Inc. in 2006	(176,112)
Decrease in insurance, legal and investor relations expenses	(46,097)
Other miscellaneous expense increases	1,024
NET NINE MONTH INCREASE FROM 2005 TO 2006	$2,231,328

Depreciation and amortization expenses for the three and nine months ended September 30, 2006, were $47,106 and $122,717 compared to $27,190 and $95,825 for same periods in 2005. The increase in the three and nine month expense of $19,916 and $26,892, respectively, or 73% and 28%, respectively, was attributable to depreciation of Landis leashold improvments of $10,530 during the quarter ended September 30, 2006 and $30,648 for the nine months ended September 30, 2006, compared to no deprecition for the first nine months of 2005 (Landis began operations in November of 2005.) Wasatch Capital depreciation expense increased $6,020 from September 30, 2005 to September 30, 2006 due to further depreciable leasehold improvements on the Wallace Bennett building. Salt Lake Development depreciation expense increased $3,253 due to the timing of the building purchase in August 2005 and the sale of the building in Spril 2006. Loan amortization for new mortgage loans acquired by Wasatch Capital and Downtown Development added another $9,320. These additions were reduced by a decrease in depreciation expense of $18,864 from September 30, 2005 to September 30, 2006 due to the sale the building owned by West Jordan Real Estate Holdings in April 2005.

Income / Losses

Year ended December 31, 2005. Nexia recorded an operating loss of $756,822 at December 31, 2005, as compared to an operating loss of $3,493,029 for the comparable period in 2004. Nexia recorded a net loss of $130,548 for the fiscal year ended December 31, 2005, compared to a net loss of $2,920,584 for the comparable period in 2004. Nexia's losses decreased as a result of the Company’s ability to successfully decrease total expenses by $1,395,169 in 2005. The decrease was attributable to the cessation of providing consulting services in 2004, the sale of a large shopping center in April 2005, further reduction in the number of employees as a result of that sale, and the absence of any impairment of marketable securities in 2005. In addition, Nexia recognized a gain of $756,471 from the sale of real estate and $206,500 from the settlement of litigation during 2005.

Operating Losses

Nexia recorded operating losses of $1,525,146 and $2,490,447 for the three and nine month periods ended September 30, 2006, compared to losses of $208,494 and $839,306 for the comparable periods in the year 2005. The increases in three month operating losses of $1,316,652 and in the nine month operating losses of $1,651,141, or a 632% and a 197% increase respectively, were the result of the increased operating expenses related to the operation of the Landis Salon, Black Chandelier costs of expansion and a large expense related to the use of shares of China Fruits Corporation (CHFR) for the payment of various consulting expenses with non reoccurring amounts of $1,070,857 and $1,437,732 for the three and nine months ended September 30, 2006, respectively.

Net Losses

Nexia recorded net losses of $1,294,898 and $198,918 for the three and nine month periods ended September 30, 2006, as compared to net losses of $242,941 and $3,802 for the comparable periods in 2005. The increase in the three month net losses of $1,051,957, or 433%, compared to the same period in 2005, reported above, is attributable primarily to the expense of prepaid consulting costs in the sum of $1,077,857 recognized during the quarter ended September 30, 2006 and other investor relations expenses paid by the Company during the current quarter.

However, the largest contributing factor to the significant increase in operating losses and net losses was the result of a one time payment for various consulting expenses in the form of shares of a newly reorganized company named China Fruits Corporation (OTCBB: CHFR) which were expensed in the amounts of $359,286 and $1,077,857 for the three and nine months ended September 30, 2006, respectively. The value of the CHFR shares paid for such services was determined based upon the market price as quoted on the over the counter bulletin board on the date of payment for such services.

Nexia will not operate at a profit through fiscal 2006. Since Nexia's activities in the past were tied to its ability to operate its real estate properties at a profit, future profitability or its revenue growth tended to follow changes in the real estate market place. The recent diversification into retail operations represented by its investment in Landis LLC will broaden Nexia’s operations and make it less dependent on the real estate market and its fluctuations. There can be no guarantee that profitability or revenue growth will be realized in the future.

Impact of Inflation

The Company believes that inflation may have a negligible effect on future operations. The Company believes that it may be able to offset inflationary increases in the cost of revenue by increasing revenue and improving operating efficiencies.

Liquidity and Capital Resources

On September 30, 2006, Nexia had current assets of $1,586,451 and $4,983,157 in total assets compared to current assets of $532,278 and total assets of $4,319,916 as of December 31, 2005. Nexia had net working capital of $513,318 at September 30, 2006, as compared to a net working capital deficit of $951,843 at December 31, 2005. The increase in working capital of $1,465,161 is due primarily to the increased fair market value of marketable securities represented by the settlement with China Fruits Corporation (CHFR) and a reduction in the amount of current maturities of long-term debt. A major reduction in the amount of current obligations is a result of the loan on the Wallace-Bennett building being refinanced. The loan was closed on August 25, 2006. It provided for a $1 million loan, with an interest rate of 7.125%, a ten-year term and monthly payments based upon a 30 year amortization. Upon completion of the loan, the debt was reclassified as long-term. The reclassification had a significant impact on increasing the Company’s working capital.

On June 1, 2006, Diversified Holdings I, Inc., (“DHI”) a subsidiary of the Company, signed a Settlement Agreement and Release with Diversified Financial Resources Corporation (“CHFR”) whereby DHI released all claims remaining under a June 30, 2003 Stock Purchase Agreement between the two parties in exchange for the delivery of 2,000,000 shares of CHFR common stock without a restrictive legend. DHI has agreed to deliver 1.6 million of those shares to three different recipients in exchange for various services to be provided to DHI resulting in pre-paid expenses reported on the balance sheet of the Company. DHI has retained 400,000 shares which had a market value of approximately $220,000 at September 30, 2006. (The shares of CHFR are thinly traded with a reported bid price of $.50, an ask price of $.60 as of the last reported trade price on January 16, 2007.) The future values of these shares are unknown and are subject to market fluctuations. The obligation of CHFR to DHI had earlier been written off as unlikely to be collected, and the receivable was not included in the financial statements as of December 31, 2005 and for the first quarter ended March 31, 2006. (All share numbers reflect a 1 for 12.5 reverse stock split by CHFR effective July 12, 2006.)

Cash used by operating activities was $1,264,285 for the nine months ended September 30, 2006, compared to cash provided by operating activities of $390,244 for the comparable nine month period in 2005. The increase in cash used of $1,654,529 was attributable to the costs generated by the amortization of prepaid consulting expenses in the amount of $1,437,732, and the increase in expenses generated by its newly acquired retail operations compared to no such costs during the comparable nine month period in 2005.

Net cash provided by investing activities was $686,082 for the nine month period ended September 30, 2006, compared to net cash provided by investing activities of $555,516 for the nine months ended September 30, 2005. The increase in cash of $130,566 was attributable primarily to the sales of two real estate properties and marketable securities. The supplemental schedules of non-cash investing activities shows transactions requiring no cash.

Cash provided by financing activities was $481,167 for the nine months ended September 30, 2006, compared to cash used of $497,749 for the nine months ended September 30, 2005. The increase of $978,916 in cash provided by financing activities was due primarily to the proceeds from the issuance of new long -term debt, mortgage refinancing in the sum of $1,568,790, recognized during the nine months ended September 30, 2006, compared to the same period of 2005.

We project that in 2007 and beyond, our salon and retail store businesses will be able to generate sufficient revenues to meet their internal financial needs and $200,000 annually of excess cash available for our other operations. We project the cash burn rate for the next twelve months, for the Company’s general needs and rental operations, will be approximately $950,000. Funds to cover the burn rate will come from excess cash flow provided by the salon and retail operations, $200,000; gross rents, $200,000; the ESOP plan to pay employee expenses, $400,000; and sale of stocks from an investment portfolio of at least $300,000. The total provided to cover the Company’s general needs and the rental operations will be approximately $1,100,000. These amounts do not include any funds that may be received from the Dutchess equity line of credit.

We believe the proposed sale of 26.3 billion shares of Nexia stock to Dutchess, under the equity line of credit, will probably require three years to complete. Our planned real estate capital improvements in 2007 of $150,000, to renovate existing space in two of our properties to make it usable and rentable, will come from the internally generated funds and possibly the Dutchess equity line of credit, if needed. Nexia may experience occasional cash flow shortages due to debt service on real estate holdings and willingness to acquire properties with negative cash flow. To cover these shortages, Nexia may need to issue shares of its common stock in payment for services rendered. The Company is currently experiencing challenges with regard to cash flows. We are looking at several options to improve this situation, including having signed for an equity line of credit with Dutchess Private Equities Fund. The agreement with Dutchess provides that, following notice to Dutchess, Nexia may put to Dutchess up to $10 million in shares of our common stock for a purchase price equal to 95% of the lowest closing best bid price on the Over-the-Counter (“OTC”) Bulletin Board of our common stock during the five day period following that notice. The number of shares that we will be permitted to put pursuant to the agreement will be either: (a) 200% of the average daily volume of our common stock for the ten trading days prior to the applicable put notice, multiplied by the average of the three daily closing “best bid” prices immediately preceding the day we issue the put, or (b) $100,000; provided that in no event will the put amount be more than $1,000,000 with respect to any single put. (Best Bid is a defined term in the agreement as the highest posted bid price for the common stock.) In turn, Dutchess has indicated that it will resell the shares of common stock in the open market; resell our shares to other investors through negotiated transactions or hold our shares in its portfolio. These shares are made the subject of this SB-2/A Registration Statement.

The following is a summary schedule of stockholders' equity and changes, for the nine months ended September 30, 2006 and the year ended December 31, 2005.
The numbers show the effect of the November 1, 2004 reverse split.

	Nine
	Months	Year
	Ended	Ended
	September 30	December 31
	2006	2005
	(Unaudited)

BALANCE DECEMBER 31, 2005 AND 2004	$963,185	$441,415
Intrinsic and fair value of options issued	60,750	56,750
Common stock issued for options exercised	182,250	34,500
Stock certificate from a previous year returned and cancelled	(11,800)	-
Increase in stock subscriptions receivable	(182,250)	(34,500)
Receipt of cash for stock subscriptions receivable	71,388	396,691
Common stock issued for services	12,448	120,025
Common stock issued to contractors for services - restricted	-	25,000
Common stock issued to contractors applied to accounts payable	-	53,327
Common stock issued to contracdtors applied to building improvements	-	10,000
Proceeds from options stock applied to A/P - Sorensen	-	430
Proceeds from options stock applied to A/P - T Hall	-	7,555
Old stock subscription receivable reclassified	-	1,493
Return of common stock issued to J. Fry, Jr. on 11/12/2004	-	(20,000)
Paid-in capital adjusted for sales of stock issued at fair market
values less than the stock values when it was issued	(12,000)	-
Adjust for cash received on subscriptions receivable in excess
of amount receivable from an employee	(1,576)	-
Adjust stock subscriptions receivable for sales of stock at fair
market values less than the value when the stock was issued	12,000	-
Net increase in paid-in capital from net difference of intercompany
balances receivable and payable forgiven and written off the books	7,118	-
Change in comprehensive loss for six months ended June 30, 2006	488,221	1,046
Net consolidated loss for three months ended June 30, 2006	1,095,979	(130,548)
Rounding	-	1
Balance for the six months ended June 30, 2006	2,685,713	$963,185

Common stock issued for options exercised	366,000	-
Receipt of cash on subscriptions receivable	31,897	-
Increase in stock subscriptions receivable	(297,000)
Common stock issued to Diversified Holdings X, Inc. re.
acquisition of net assets of Black Chandelier operation
from DHX, Inc. (restricted)	200,000	-
Common stock issued to John E. Fry, Jr. for options
exercised re. acquisition of net assets of Black
Chandelier operation from DHX, Inc.	30,000	-

The following is a summary schedule of stockholders' equity and changes, for the nine months ended September 30, 2006 and the year ended December 31, 2005.
The numbers show the effect of the November 1, 2004 reverse split. (Continued)

	Nine
	Months	Year
	Ended	Ended
	September 30	December 31
	2006	2005
	(Unaudited)
Adjust Stock Subscriptions Receivable for differences
between stock sales net proceeds and amount when stock
was issued	1,668	-
Common stock issued to Joseph Corso, Jr. for conversion
of part of convertible debenture (restricted)	52,500	-
Class A Preferred Stock issued to Richard Surber re.
acquisition of his investment in Landis, LLC	752,000
Class A Preferred Stock issued to Seth Bullough re.
acquisition of his investment in Landis, LLC	50,000
Class A Preferred Stock issued to Diversified Holdings X, Inc.
re. acquisition of net assets of Black Chandelier operation
from DHX, Inc.	700,000
Class C Preferred Stock issued to Jared Gold for services re.
acquisition of Black Chandelier net assets fro DHX, Inc.	250,000
Class C Preferred Stock issued to Sean Pasinsky for service re.
acquisition of Black Chandelier net assets from DHX, Inc.	150,000
Class C Preferred Stock issued to John E. Fry, Jr. re. acquisition
of net assets of Black Chandelier operation from DHX, Inc.	37,500
Adjust balance in paid-in capital, resulting from intercompany balances being written off among Nexia companies forgiving debt or debt being forgiven, due to the dissolution of two companies and writing off their
equity balances against investment by remaining Nexia companies.	(437,050)
Excess of value of notes payable and stock given over net assets received by Nexia for add'l investment in or acquisition of net assets:
from Landis, LLC	(922,499)
from DHX, Inc. (B.C. net assets)	(1,061,485)

Change in comprehensive loss for three months ended September 30, 2006	(293,039)	-
Net consolidated loss for three months ended September 30, 2006	(1,235,398)	-

Balance for the nine months ended September 30, 2006	$1,060,807

DESCRIPTION OF PROPERTY

Location and Description

Each of our properties competes with other general retail or office space in the greater Salt Lake City market. Occupancy rates for the area as a whole will most significantly impact our properties and the efforts to improve and upgrade the properties will enhance our ability to obtain tenants and maintain occupancy rates that will sustain the operating costs of the properties themselves.

Wasatch Capital Corporation ("Wasatch")

Wasatch, a 100% owned subsidiary of Nexia, owns the Wallace-Bennett Building, located at 55-65 West 100 South, Salt Lake City, Utah. The building is a 36,797 square foot, turn-of-the-century multi-story office building. The building was acquired in November of 1994 for a price of $800,000.

At the beginning of the year 2004 only the ground level was suitable for rent as retail space. The ground level comprises 7,816 square feet or 21% of the Building. A portion of this space is currently leased to Richard Wirick, the owner of the Oxford Shoe Shop, a retail outlet for men's shoes, for a monthly rental of $1,245 for 1350 square feet. A lounge occupies 1,900 square feet of the ground floor retail space at a monthly rental of $ 2,533.34 for the first year of a five year term ending February 28, 2010. A restaurant and an art gallery occupy the balance of the ground floor space. The average annual effective rental for the rentable ground level space is $15.00 per square foot or $117,240 in gross rental income. Tenants by contract are liable for their pro-rata shares of the taxes and insurance on the building and each tenant is liable for its own utilities.

In late 2004, the Company occupied a portion of the second floor as its main offices for which remodeling work was mostly completed during the year ended 2004. The Company occupies a total of 3,600 square feet and has space that includes a conference room and office space for the legal, accounting and executive employees of the Company. The renovations of the second floor incurred expenses totaling approximately $560,000 as of September 30, 2006.

In early 2003, Wasatch refinanced the main loan on the Wallace-Bennett Building. The terms of this loan package provided for a loan in the total amount of $850,000, an interest rate on the loan of 7.5%, with monthly payments of $8,800. The loan had a term of three years, and was due on August 10, 2006. The loan was personally guaranteed by Richard D. Surber, Nexia's President and C.E.O. Of the loan proceeds $202,920 was set aside for construction or capital improvements to the buildings securing the loan, all of which have been utilized during the second floor renovation and other upgrades to the building.

Wasatch, on or about August 25, 2006, closed on a $1,000,000 refinancing of the Wallace-Bennett Building with a new loan secured by the building. The terms of the loan include a total loan in the sum of $1,000,000; a term of 10 years, with an interest rate of 7.125% fixed for ten years and would provide for monthly payments based upon a 30 year amortization. The loan was personally guaranteed by Richard D. Surber, Nexia's President and C.E.O. Proceeds from the new financing were used to retire the prior loan secured by the building in the sum of $812,053 and included a cash payment of $149,572 to Wasatch. Wasatch intends to improve the remaining upper floor space as office space, studio locations and production space for low impact business. The terms set forth above, reclassify the loan held by Wasatch Capital from short-term debt to long-term debt which has substantially increased Nexia’s working capital.

Management believes that the building is adequately insured.

Downtown Development, Corp. ("DDC")

DDC, a 99.08% owned subsidiary of Nexia, owns a one story retail building located at 1374 South State Street, Salt Lake City, Utah, which it purchased on December 1, 1999 for $535,000. The balance on the financing owing at December 15, 2005 was $366,032. The building was appraised at $600,000 in November of 2002. In December of 2002, DDC obtained permanent financing with Community First National Bank; the loan bears interest at the rate of 7.16% per annum, with monthly payments of $3,061, with a final balloon payment due on December 5, 2012 (estimated amount $260,800). The loan was personally guaranteed by Richard D. Surber, Nexia's President and C.E.O. The building is 7,000 square feet, one story tall and constructed in the late 1960's. A bakery currently occupies 2,500 square feet of retail space under a lease in the building. DDC expended $34,100 through March 31, 2004 in renovations to the space occupied by the bakery in the property. The tenant is liable for its pro-rata shares of the taxes and insurance for the building as well as its use of utilities. This figure does not include substantial improvements made by the tenant to the same portion of the property. The balance of the space in the building is currently not occupied and the search for a tenant is ongoing. DDC believes the property is adequately insured. The retail space in the building competes for tenants with other retail space on State Street which is a commercial zone for over one mile in each direction from the property. On December 23, 2004 a Second Deed of Trust was granted against this property in favor of Joseph Corso, Jr. as security for a debenture granted to Mr. Corso in the sum of $200,000.

DDC on August 18, 2006 closed on the purchase of a lot immediately adjacent to the above described property and building located at 1374 South State Street. The total purchase price for the property was $250,000. This purchase price was financed with a short term (90 days) loan. The additional property will provide ample parking for current and future tenants of the building. DDC intends to begin making renovations to the entire property to take advantage of the added property and the potential for additional use by prospective tenants.

On September 21, 2006 DDC closed on refinancing of the loans on the building and lot on South State Street. A loan in the sum of $568,000 was secured from Cyprus Credit Federal Credit Union, the loan bears interest at the rate of 7% per annum, with monthly payments of $3,778.92, with a final balloon payment due on September 22, 2016 (estimated amount $440,261). The loan was personally guaranteed by Richard D. Surber, Nexia’s president. The remaining balance due to Rich Investment, LLC in the sum of $57,000 was restated in a new note bearing interest at the rate of 12% per annum, if the note is not paid in full with 60 days of its making, October 22, 2006, then monthly payments of $10,000 per month will be due on the 23rd day of each month until the entire balance, including interest has been paid in full.

Management believes the property held by DDC is adequately insured.

Kearns Development Corporation. ("Kearns")

Kearns, a 99% owned subsidiary of Nexia, owns one office building located on West Sams Boulevard in Kearns, Utah (a suburb of the Greater Salt Lake area). The building contains approximately 11,709 square feet of total floor space in a single story. The building was purchased on November 29, 2000 for a total price of $750,000. The purchase was financed with a $625,000 first mortgage from Brighton Bank with an initial variable rate of 10.97% amortized over 25 years and monthly payments of $5,632. The loan was personally guaranteed by Richard D. Surber, Nexia's President and C.E.O. This property was refinanced on January 10, 2003, $660,000 by Community First Bank, at an interest rate of 7.16%. Monthly payments are $5,223 based upon a 20 year amortization with a balloon payment of the remaining balance due on January 10, 2013 (estimated amount of $441,325). The balance owing on this loan as of December 15, 2006 was $582,829. At the time of the refinancing, the building was appraised at $980,000.

The building is leased to a tenant occupying 35% of the office space and generating monthly rentals of $3,452 at an average rate of $10.25 per square foot, the gross annual rental income from the building is $41,420. Kearns has no present plans to renovate or improve the building. Management believes that the building is adequately insured. The building competes for tenants with other office space in the Kearns area.

Management believes that this building is adequately insured.

None of the financing for the above described properties provide for pre-payment penalties.

				RENTABLE
				PORTION OF
				LEASES
		SQUARE	LEASE	EXPIRING/
NEXIA SUBSIDIARY	TENANT	FEET	EXPIRATION	EXPIRED
Downtown
Development	La Brioche	2,500	31-Dec-06	35.71%
	Empty	4,500
Downtown Totals:		7,000

Kearns
Development	Deseret Mutual Benefit Administrators	4,041	31-Mar-07	34.51%
	Empty	3,550
	Common Area	1,723
	Empty	2,395
Kearns Totals:		11,709

Wasatch
Capital	Caffe Molise	1,718	28-Feb-07	10.68%
	Caffe Molise	840	Month-to-Month	5.22%
	Mynt Lounge	1,900	28-Feb-10
			2/1/05:
	Oxford Shop	1,350	Month-to-Month	8.40%
	Utah Artist Hands	1,769	31-Jan-07	11.00%
	Nexia Holdings, Inc. (2nd Floor)	3,600	31-Dec-07	22.39%
	Common Area	200
	Diversified Holdings X, Inc. (2nd Floor)	4,704	31-Dec-07	29.25%
Wasatch Totals:	Rentable Space Total:	16,081

	Unfinished/Nonrentable space:	20,716
	Total Square Feet
	(Wallace-Bennet Building):	36,797

Nexia Holdings Property Projections

Description of Information:	2005	2006	2007	2008	2009	2010

WASATCH CAPITAL CORP.
Occupancy Rate:	100%	100%
# of tenants occupying 10%+	all tenants	all tenants
Type of businesses
Average rent/square ft.	$14.37	$11.34
# of leases to expire	1	0	2	2	0	1
Sq. ft. of leases to expire	1,350	N/A	4,327	8,304	N/A	1,900
Annual rents of expiring leases	$12,291	N/A	$65,918	$72,816	N/A	$34,212
Percentage of leases expiring	12%	N/A	27%	52%	N/A	12%
Federal tax basis	$1,448,794
Rate	2.56% - 16.7%
Method	S.L.
Life claimed perspectively	6 - 39 years
Annual realty taxes	$26,560

DOWNTOWN DEVELOPMENT
Occupancy Rate:	35.7%	35.7%
# of tenants occupying 10%+	1	1
Type of businesses	bakery	bakery
Average rent/square ft.	$9.00	$9.00
# of leases to expire	0	1
Sq. ft. of leases to expire	N/A	2,500
Annual rents of expiring leases	N/A	$22,500
Percentage of leases expiring	N/A	100%
Federal tax basis	$465,056
Rate	2.56% - 16.7%
Method	S.L.
Life claimed perspectively	6 - 39 years
Annual realty taxes	$6,025

KEARNS DEVELOPMENT
Occupancy Rate:	67%	35.7%
# of tenants occupying 10%+	2	1	1
Type of businesses	offices	office	office
Average rent/square ft.	$14.33	$14.95	$10.25
# of leases to expire	1	1	1
Sq. ft. of leases to expire	2,395	3,550	4,041
Annual rents of expiring leases	$28,740	$53,056	$41,420
Percentage of leases expiring	30%	56%	44%
Federal tax basis	$773,410
Rate	2.56%
Method	S.L.
Life claimed perspectively	39 years
Annual realty taxes	$10,411

There are no leases expiring after the year 2010

Contractual Obligations

Contractual Obligations

As of September 30, 2006, we were subject to certain material contractual payment obligations as described in the table below.

	Total	2006	2007	2008	2009	2010	Thereafter
Mortgage debt	$2,222,697	$92,369	$38,832	$41,691	$44,760	$48,056	$1,956,989
Promissory Notes	550,000	110,000	110,000	110,000	110,000	110,000	-
Vehicle contract	11,936	10,948	988	-	-	-	-
Operating lease
obligation	44,383	11,805	11,805	10,973	9,138	662	-
Convertible debenture	94,023	-	94,023	-	-	-	-
Convertible debenture-derivative	61,071	-	61,071	-	-	-	-
	$5,801,190	$439,296	$477,356	$325,328	$327,796	$317,436	$3,913,978

Property Acquisitions and Dispositions:

There was one property acquisitions and two property dispositions during the nine months ended September 30, 2006.

On August 18, 2006 our subsidiary Downtown Development Corporation acquired one-third of an acre adjacent to the existing building it owns on State Street in Salt Lake City. The newly acquired property has no buildings or other improvements and will be used to enhance the existing building’s potential uses. The purchase price of $250,000 had short term financing and has been combined with the existing building in a long-term loan package on both properties that closed on September 21, 2006.

In April 2006, a 15,000 square foot office building in Salt Lake City, Utah, owned by Salt Lake Development Corporation, a subsidiary of the Company, was sold. The mortgage pay off was $545,071. In the same month, a condominium at Brian Head, a mountain recreation area near Cedar City, Utah, was sold. The mortgage pay off was $25,369.

Detail of Costs Associated With Rental Revenue,
Nine Months Ended September 30, 2006:
	Nine Months Ended September 30,		Change
Expense Description	2006	2005	$	%
Mortgage interest	$97,599	$105,216	$(7,617)	(7.24)
Depreciation	65,893	61,340	4,553	7.42
Payroll - mgt. and maintenance	3,673	50,305	(46,632)	(92.70)
Utilities	17,590	22,356	(4,766)	(21.32))
Property taxes	37,378	30,786	6,592	21.41
Maintenance and repairs	5,186	2,146	3,040	141.66
Insurance	7,912	5,639	2,273	40.31

	$235,231	$277,788	$(42,557)	(15.32)

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

The Company's common stock is quoted on the OTC Bulletin Board under the symbol, "NEXH". Trading in the common stock in the over-the-counter market has been limited and sporadic and the quotations set forth below are not necessarily indicative of actual market conditions. Further, these prices reflect inter-dealer prices without retail mark-up, mark-down, or commission and may not necessarily reflect actual transactions. The high and low bid prices for the common stock for the quarters indicated below for the years ended December 31, 2004, 2005 and the quarters ending March 31, June 30, and September 30, 2006 are as follows:

YEAR	PERIOD ENDING	HIGH	LOW

2004	March 31, 2004	$1.50	$1.00

	June 30, 2004	$5.80	$0.50

	September 30, 2004	$0.80	$0.10

	October 31, 2004	$0.10	$0.10

Post reverse	December 31, 2004	$0.035	$0.0002

2005	March 31, 2005	$0.0006	$0.0001

	June 30, 2005	$0.0002	$0.0001

	September 30, 2005	$0.0003	$0.0001

	December 31, 2005	$0.0003	$0.0001

2006	March 31, 2006	$0.0006	$0.0001

	June 30, 2006	$0.0006	$0.0002

	September 30, 2006	$0.0004	$0.0002

150,000 Shares of Series A Preferred Stock are issued and outstanding.

There is only one holder of Series B Preferred Stock, Richard Surber, who holds 10 million shares.

There are four holders of Series C Preferred Stock, Joseph Corso, who holds 100,000 shares, John E. Fry, Jr. who holds 7,500 shares, Jared Gold who holds 50,000 shares, and Sean Pasinsky who holds 30,000.

Effective November 22, 2004 a 1 for 1,000 reverse stock split of the common stock was declared effective.

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

Annual Compensation				Long Term Compensation
				Awards			Payouts

Name and Principal Position	Year	Salary ($)	Bonus ($)	Other Annual Compen-sation ($)	Restricted Stock Award(s) ($)	Securities Underlying Options SARs(#)	LTIP pay-outs ($)	All Other Compen sation ($)
Richard Surber, President	2005	$150,000(3)
Richard Surber, President	2004	$150,000	-	8,000 [4]	-	-	-	-
Richard Surber, President	2003	51,0001 2	$32,248	-	-	-	-	-
Richard Surber, President	2002	48,833 [1]	-	-	-	-	-	-

(1) During the years 2002, 2003 and 2004, Mr. Surber was paid a salary by Hudson Consulting Group, Inc. which was acquired as a subsidiary by the Company in February 2002.
(2) Of this amount $39,231 represents salary paid and $11,769 is accrued but unpaid salary due to Mr. Surber, which was paid during 2004.
(3) Of this amount $121,154 represents salary paid during 2005 and $28,845 is accrued but unpaid salary due to Mr. Surber as of December 31, 2005.
(4) The board of directors awarded Mr. Surber 8,000,000 shares of Class B, Preferred Stock with a value of $8,000.

Compensation of Directors

In August of 2005, the Company made cash payments in the sum of $2,000 each to Mr. Einhorn and Ms. Bernstein as compensation for their services as directors of the Company. No set amount of compensation is set for the directors of the Company and compensation is paid based upon the time and effort required of directors on an as needed basis. The most recent compensation delivered to directors prior to these cash payments was the issuance of 10,000 shares of restricted common stock in the first quarter of 2004 to Mr. Surber, Mr. Einhorn, Ms. Bernstein and to John E. Fry, Jr. Mr. Fry is no longer a director of the Company.

C O N T E N T S

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
Nexia Holdings, Inc. and Subsidiaries
Salt Lake City, Utah

We have audited the accompanying consolidated balance sheet of Nexia Holdings, Inc. and subsidiaries as of December 31, 2005 and the related consolidated statements of operations and other comprehensive loss, stockholders' equity and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We did not audit the financial statements of Nexia Holdings, Inc. and subsidiaries as of December 31, 2004. Those statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included in the period ending December 31, 2004, is based solely on the report of the other auditors.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States of America). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, based on our audit and the report of other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Nexia Holdings, Inc. and subsidiaries as of December 31, 2005, and the results of their consolidated operations and other comprehensive loss and cash flows for the year ended December 31, 2005, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the accompanying consolidated financial statements, the Company has incurred cumulative operating losses through December 31, 2005 of $13,275,599, and has a working capital deficit of $951,843 at December 31, 2005, all of which raise substantial doubt about its ability to continue as a going concern. Management's plan in regard to these matters is also discussed in Note 2. These financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ De Joya Griffith & Company, LLC
CERTIFIED PUBLIC ACCOUNTANTS
Henderson, NV

April 17, 2006, except for Notes 19 through 24, as to which the date is October 10, 2006

REPORT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

Board of Directors
Nexia Holdings, Inc. and Subsidiaries
Salt Lake City, Utah

We have audited the accompanying consolidated balance sheet of Nexia Holdings, Inc. and Subsidiaries as of December 31, 2004 and the related consolidated statements of operations and other comprehensive income, stockholders’ equity and cash flows for the year the ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Nexia Holdings, Inc. and Subsidiaries as of December 31, 2003 and the consolidated results of their operations and other comprehensive income, and their cash flows for the year ended December 31, 2004 in conformity with United States generally accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has generated significant losses from operations, has an accumulated deficit of $13,228,622 and has a working capital deficit of $51,335 at December 31, 2004, which together raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regards to these matters are also described in Note 2 to the December 31, 2004 consolidated financial statements. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

As discussed in Note 16, the 2004 consolidated financial statements have been restated to correct an error in the accounting treatment and disclosure regarding certain convertible debt arrangements.

/s/ HJ & Associates, LLC
HJ & Associates, LLC
Salt Lake City, Utah

May 13, 2005, except for Note 16 which the date is April 20, 2006, except for Notes 19 and 21 through 24, for which the date is October 10, 2006

NEXIA HOLDINGS, INC. AND SUBSIDIARIES
Consolidated Balance Sheets

	December 31	December 31
ASSETS	2005	2004
	(Revised)	(Restated)

CURRENT ASSETS

Cash and cash equivalents	$160,440	$152,413
Restricted cash (Note 1)	-	80,078
Accounts and notes receivable, trade, net of allowance of $18,870 and $103,466 respectively	36,833	108,404
Accounts receivable - related parties	7,342	23,808
Notes receivable - net of allowance of $345,000 and
$315,950 respectively (Note 4)	13,164	137,799
Inventory	35,435	-
Prepaid expenses	28,191	18,783
Marketable securities (Note 6)	250,873	44,549

TOTAL OF CURRENT ASSETS	532,278	565,834

PROPERTY AND EQUIPMENT (Note 5)

Property and equipment, net	2,478,434	2,935,052
Land	389,295	489,295
Property, net - held for sale (Note 17)	915,939	-

TOTAL NET PROPERTY AND EQUIPMENT	3,783,668	3,424,347

OTHER ASSETS

Loan costs, net	3,970	15,879

TOTAL OTHER ASSETS	3,970	15,879

TOTAL ASSETS	$4,319,916	$4,006,060

The accompanying notes are an integral part of these consolidated financial statements.

NEXIA HOLDINGS, INC. AND SUBSIDIARIES
Consolidated Balance Sheets, (Continued)

	December 31	December 31
LIABILITIES AND STOCKHOLDERS' EQUITY	2005	2004
	(Revised)	(Restated)

CURRENT LIABILITIES

Accounts payable	$233,606	$243,441
Accounts payable - related parties	29,731	-
Accrued liabilities	293,687	209,480
Unearned rent	-	23,094
Deferred revenue	988	356
Refundable deposits	15,892	15,041
Convertible debenture	-	5,000
Current maturities of long-term debt (Note 9)	910,217	120,757

TOTAL CURRENT LIABILITIES	1,484,121	617,169

LONG-TERM LIABILTIES

Convertible debenture derivative (Notes 15 & 16)	85,714	-
Convertible debenture (Notes 15 & 16)	16,440	200,000
Long-term debt (Note 9)	997,018	2,732,161
Long-term debt - property held for sale (Note 17)	547,012	-

TOTAL LONG-TERM LIABILITIES	1,646,184	2,932,161

TOTAL LIABILITIES	3,130,305	3,549,330

MINORITY INTEREST	226,426	15,315

STOCKHOLDERS' EQUITY (Note 7)
Preferred Series B stock, $0.001 par value, 50,000,000 shares
authorized, 8,000,000 shares issued and outstanding	8,000	8,000

Preferred Series C stock, $0.001 par value, 5,000,000 shares
authorized, 100,000 shares issued and outstanding	100	100

Common stock $0.001 par value, 10,000,000,000 shares authorized,
3,539,945,030 and 1,747,945,834 shares issued (post reverse split)
and outstanding, respectively	3,539,946	1,747,946
Additional paid-in capital	10,808,402	12,312,814
Treasury stock -29,138 and 29,138 shares
at cost, respectively	(100,618)	(100,618)
Stock subscriptions receivable	(11,325)	(375,009)
Other comprehensive Gain/(Loss) (Note 6)	(5,721)	(6,767)
Accumulated deficit	(13,275,599)	(13,145,051)

Total Stockholders’ Equity	963,185	441,415

TOTAL LIABILITIES AND STOCKHOLDERS'
EQUITY	$4,319,916	$4,006,060

The accompanying notes are an integral integral part of these consolidated financial statements.

NEXIA HOLDINGS, INC. AND SUBSIDIARIES
Consolidated Statements of Operations and Other Comprehensive (Loss)

	For the Years Ended
	December 31
	2005	2004
	(Revised)	(Restated)
REVENUE
Rental revenue	$258,020	$512,456
Sales - Salon and Retail	123,869	-
Consulting revenue	10,525	121,633

TOTAL REVENUE	392,414	634,089

COST OF REVENUE
Cost associated with rental revenue	143,605	697,371
Depreciation and amortization associated with rental revenue	110,758	126,610
Cost of sales - Salon and Retail	50,607	-
Cost associated with consulting revenue	-	1,069,329

TOTAL COST OF REVENUE	304,970	1,893,310

GROSS INCOME (LOSS) (Note 19)	87,444	(1,259,221)

EXPENSES
Impairment of marketable securities	-	194,194
General and administrative expense	684,659	1,799,041
Depreciation expense	14,731	9,415
Interest expense associated with rental revenue	144,876	231,158

TOTAL EXPENSES	844,266	2,233,808

OPERATING LOSS	(756,822)	(3,493,029)

OTHER INCOME (EXPENSE)
Interest expense	(52,938)	(31,521)
Interest expense - accretion of debt	(16,440)	-
Interest income	43,488	5,493
Income from litigation settlement (Note 20)	206,500	-
Gain on sale of commercial real estate (Note 12)	756,471	-
Gain on sale of subsidiaires (Note 21)	-	528,192
Gain (loss) on marketable securities	-	36,918
Unrealized gain related to adjustment of derivative
liability to fair value of underlyng security (Note 16)	114,286	-
Other expense - Forgive debt	(305)	-
Other income	64	26,187

TOTAL OTHER INCOME	1,051,126	565,269

NET INCOME (LOSS) BEFORE MINORITY INTEREST	294,304	(2,927,760)

MINORITY INTEREST LOSS	(65,368)	(7,176)

NET INCOME (LOSS) FROM CONTINUING OPERATIONS	228,936	(2,920,584)

DISCONTINUED OPERATIONS
Loss from discontinued operations expenses	(343,674)	-
Depreciation expense	(15,810)	-

LOSS FROM DISCONTINUED OPERATIONS (Note 17)	(359,484)	-

NET LOSS	(130,548)	(2,920,584)

OTHER COMPREHENSIVE INCOME (LOSS)
Change in unrealized gain (loss) on marketable securities (Note 6)	1,046	(5,905)

TOTAL COMPREHENSIVE LOSS	$(129,502)	$(2,926,489)

The accompanying notes are an integral part of these consolidated financial statements.

NEXIA HOLDINGS, INC. AND SUBSIDIARIES
Consolidated Statements of Operations and Other Comprehensive Loss
(Continued)

	For the Years Ended
	December 31,
	2005	2004
	(Revised)	(Revised)

Net income (loss) per common share, basic and diluted:

Income (loss) before minority interest	$0.00	$(0.03)
Minority interest in income	-	-
Net income (loss) before discontinued operations	0.00	(0.03)

Loss from discontinued operations	(0.00	-

Net loss per weighted average common shares outstanding	$-	$(0.03)

Weighted average shares outstanding - basic & diluted	3,171,129,396	90,299,865

(Weighted average shares outstanding for year 2004
have been adjusted retroactively to reflect
a reverse stock split on November 1, 2004

The accompanying notes are an integral part of these consolidated financial statements

NEXIA CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY 12/31/2004 Post Reverse Split
							Stock	Expenses	Variable	Other		Total
	Preferred Stock		Common Stock			Treasury	Subscription	Prepaid with	Deferred	Comprehen-sive	Accumulated	Stockholders
Description	Shares	Amount	Shares	Amount	APIC	Stock	Receivable	Common Stock	Consul-ting	Income (Loss)	Deficit	Equity

Balance at December 31, 2003	-	$-	348,503	$349	$10,497,138	$(100,618)	$(28,000)	$(13,333)	$-	$(862)	$(10,224,467)	$130,207

Series B preferred stock issued for services	8,000,000	8,000	-	-	-	-	-	-	-	-	-	8,000

Series C preferred stock issued for cash	100,000	100	-	-	49,900	-	-	-	-	-	-	50,000

Cancellation of common stock for subscription receivable	-	-	(700)	(1)	(6,999)	-	7,000	-	-	-	-	-

Common Stock issued for services	-	-	1,640,139	1,640	888,757	-	-	-	-	-	-	890,397

Common Stock issued for building improvements and services	-	-	74,006,000	74,006	(23,806)	-	-	-	-	-	-	50,200

Common Stock issued for stock option exercise to employees	-	-	61,711,100	61,711	109,620	-	-	-	-	-	-	171,331

Common stock issued for stock option exercise to consultants	-	-	82,748,400	82,748	87,773	-	(32,363)	-	-	-	-	138,158

Receipt of subscriptions receivable	-	-	-	-	-	-	43,821	-	-	-	-	43,821

Amortization of prepaid expenses	-	-	-	-	-	-	-	13,333	-	-	-	13,333

Intrinsic value of stock options issued to employees	-	-	-	-	582,251	-	-	-	-	-	-	582,251

Fair value of options issued for prepaid consulting fees	-	-	-	-	43,988	-	-	-	(43,988)	-	-	-

Adjustment for revision of options issued values	-	-	-	-	488,195	-	-	-	-	-	-	488,195

Adjustment for marketable securities	-	-	-	-	-	-	-	-	-	(3,534)	-	(3,534)

Variable Deferred Balance Expensed	-	-	-	-	-	-	-	-	43,988	-	-	43,988

Common stock issued for subscriptions receivable, consultants	-	-	450,118,500	450,119	(281,473)	-	(168,646)	-	-	-	-	-

Common stock issued for subscriptions receivable, employees	-	-	651,126,024	651,126	(421,942)	-	(229,184)	-	-	-	-	-

Collection of subscriptions receivable	-	-	-	-	-	-	32,363	-	-	-	-	32,363

Fair value of options issued to consultants	-	-	-	-	474,140	-	-	-	-	-	-	474,140

Return of common stock issued to a consultant	-	-	(250,000)	(250)	(12,250)	-	-	-	-	-	-	(12,500)

Common stock issued for services to consultants	-	-	3,000,000	3,000	4,500	-	-	-	-	-	-	7,500

Common stock issued for compensation to employees	-	-	133,197,366	133,197	(44,961)	-	-	-	-	-	-	88,236

Application of restricted common stock issued to reduce debentures liability	-	-	20,000,000	20,000	30,000	-	-	-	-	-	-	50,000

Common stock issued to consultants to apply to accounts payable	-	-	270,300,000	270,300	(152,549)							117,751

Proceeds from consultant option stock sales applied to accounts payable	-	-	-	-	533	-	-	-	-	-	-	533

Round up fraction shares resulting from 11-01-2004 reverse stock split	-	-	502	1	(1)	-	-	-	-	-	-	-

Change in other comprehensive loss	-	-	-	-	-	-	-	-	-	(2,371)		(2,371)

Net consolidated loss for year ended December 31, 2004 - Restated	-	-	-	-	-	-	-	-	-	-	(2,920,584)	(2,920,584)

Balance at December 31, 2004-Restated	8,100,000	$8,100	1,747,945,834	$1,747,946	$12,312,814	$(100,618)	$(375,009)	$-	$-	$(6,767)	$(13,145,051)	$441,415

The accompanying notes are an integral part of these consolidated financial statements

NEXIA CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY 12/31/2005
Post Reverse Split (11/01/2004)
	Number		Number				Stock	Other		Total
	of Preferred	Pre-ferred	of Common	Common		Treasury	Subscriptions	Comprehen-sive	Retained	Stockholders
Description	Shares	Stock	Shares	Stock	APIC	Stock	Receivable	Income - (Loss)	Deficit	Equity

Balance forward, Dec 31, 2004-Restated	8,100,000	$8,100	1,747,945,834	$1,747,946	$12,312,814	$(100,618)	$(375,009)	$(6,767)	$(13,145,051)	$441,415

Common stock issued for services	-	-	996,750,000	996,750	(876,725)	-	-	-	-	120,025

Common stock issued to EquitiLink, LLC (Rule 144 legend, Restr.)	-	-	100,000,000	100,000	(80,000)	-	-	-	-	20,000

Receipt of cash on subscriptions receivable	-	-	-	-	-	-	396,691	-	-	396,691

Return of common stock issued to J. Fry, Jr. on 11/12/2004	-	-	(8,000,000)	(8,000)	(12,000)	-	-	-	-	(20,000)

Fair value of options issued for past services	-	-	-	-	11,875	-	-	-	-	11,875

Intrinsic value of options issued for past services	-	-	-	-	44,875	-	-	-	-	44,875

Common stock issued for options exercised	-	-	400,000,000	400,000	(365,500)	-	(34,500)	-	-	-
Common stock issued to contractors applied to accounts payable	-	-	203,250,000	203,250	(153,608)	-	-	-	-	49,642
Common stock issued to contractor for building improvements	-	-	50,000,000	50,000	(40,000)	-	-	-	-	10,000
Proceeds from options stock applied to accounts payable	-	-	-	-	7,985	-	-	-	-	7,985
Change in comprehensive loss to December 31, 2005	-	-	-	-	-	-	-	1,046	-	1,046
Proceeds for stock issued to R. Liebsch on 07/06/2005 greater than amount shown as applied to Accounts Payable above, requiring an adjustment to Common APIC	-	-	-	-	3,685	-	-	-	-	3,685
Common stock issued to Barry Burbank (restricted)	-	-	50,000,000	50,000	(45,000)	-	-	-	-	5,000
Apply stock subscription receivable balance for Grant Anea (stock issued 11/12/2004) to Hallmark accounts payable. No evidence stock has been sold as of 12/31/2005.	-	-	-	-	-	-	1,493	-	-	1,493
Common stock, originally issued to Hudson Consulting Group, part of Nexia Holdings, Inc. consolidated group, returned and cancelled	-	-	(804)	(1)	1	-	-	-	-	-
Net consolidated loss for year ended December 31, 2005	-	-	-	-	-	-	-	-	(130,548)	(130,548)
Rounding	-	-	-	1	-	-	-	-	-	1

Balance at December 31, 2005	$8,100,000	$8,100	$3,539,945,030	$3,539,946	$10,808,402	$(100,618)	$(11,325)	$(5,721)	$(13,275,599)	$963,185

The accompanying notes are an integral part of these consolidated financial statements

NEXIA HOLDINGS, INC. AND SUBSIDIARIES Consolidated Statements of Cash Flows
	For the Years Ended
	December 31,
	2005	2004
		(Restated)
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(130,548)	$(2,920,584)
Adjustments to reconcile net (loss)
to net cash used in operating activities:
Impairment of marketable securities	155	194,194
Change in minority interest	211,111	(7,176)
Depreciation expense	129,390	123,845
Amortization of lease/loan costs	11,909	12,180
Intrinsic and fair value of stock options issued	56,751	1,696,362
Issued common stock for services	86,519	972,654
Issued Preferred Series B stock for services	-	8,000
Expenses paid with common stock	-	13,330
Revaluation of variable deferred consulting	-	45,600
Allowance for bad debts	80,574	950
Accretion of convertible debenture	16,440	-
Gain on sale of retail shopping plaza	(756,471)	-
Gain from sale of investments	-	(36,918)
Gain from sale of subsidiaries	-	(528,192)
Restricted stock received in litigation settlement	(154,000)	-
Unrealized gain related to adjustment of derivative
to fair value of underlying security	(114,286)	-
Changes in operating assets and liabilities:
Accounts receivable	95,217	(81,625)
Accounts receivable, related parties	16,466	12,952
Notes receivable	(202)	-
Inventory	(35,435)	-
Prepaid expenses	(9,408)	(18,684)
Capitalized loan costs	-	22,180
Accounts payable	39,190	55,254
Accounts payable, related parties	29,731	-
Accrued liabilities	87,559	78,956
Unearned rent	(23,094)	(5,361)
Deferred revenue	632	(8,602)
Refundable deposits	851	(500)
Deferred gain on sale of subsidiary	-	(21,770)
Current portion of WVDEP liability	-	(20,000)
Net cash used in operating activities	(360,949)	(412,955)

CASH FLOWS FROM INVESTING ACTIVITIES

Issuance of note receivable	-	(124,840)
Proceeds from note receivable	-	6,790
Correction of duplicate entry, previous period	539	-
Cash paid for securities investments	(47,431)	(34,757)
Purchase of marketable securities - restricted	(4,002)	-
Purchase of property, plant and equipment	(551,371)	(359,222)
Proceeds from sale of retail shopping plaza	1,745,021	-
Proceeds from sale of marketable securities	-	195,608
Acquisition of SL Development	(903,603)	-
Net cash provided by (used) in investing activities	239,153	(316,421)

The accompanying notes are an integral part of these consolidated financial statements

NEXIA HOLDINGS, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows, (Continued)

	For the Years Ended
	December 31,
	2005	2004
CASH FLOWS FROM FINANCING ACTIVITIES		(Restated)

Payments on long-term debt	$(106,311)	$(88,508)
Proceeds from issuance of long-term debt	110,914	295,507
Proceeds from issuance of convertible debenture	-	200,000
Issuance of Preferred Series C stock for cash	-	50,000
Receipt of stock subscriptions receivable	396,691	43,821
Old stock subscription receivable reclassified	1,493	-
Issuance of common stock for stock options exercised	38,506	371,974
Pay off convertible debenture	(5,000)	(5,000)
Pay off note payable, sale of retail shopping plaza	(938,255)	-
Mortgage assumed, acquisition of S. L. Development	551,707	-
Net cash provided by financing activities	49,745	867,794

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(72,051)	138,418

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	232,491	94,073

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$160,440	$232,491

SUPPLEMENTAL DISCLOSURE OF INFORMATION

CASH PAID FOR:

Interest	$243,424	$262,679

Income taxes	$-	$-

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND
FINANCING ACTIVITIES:

Preferred stock issued for services	$-	$8,000

Common stock issued for services	$86,519	$898,818

Intrinsic and fair value of options issued	$56,751	$-

Common stock issued for subscription receivable	$34,500	$417,830

Common stock issued for variable deferred consulting	$-	$43,988

Common stock issued for building improvements	$10,000	$141,564

Common stock issued and applied on vendor accounts payable	$49,642	$172,605

Unrealized gain on adjustment of derivative
to fair value of underlying security	$(114,286)	$-

The accompanying notes are an integral part of these consolidated financial statements

NEXIA HOLDINGS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT POLICIES

a. Organization

Nexia Holdings, Inc. (Nexia or The Company) was incorporated under the laws of the State of Colorado on April 20, 1987 as Metropolitan Acquisition Corporation. On October 5, 2000, Nexia merged with a Nevada corporation with the same name, effectively changing its state of domicile from Colorado to Nevada.

Nexia’s current operating subsidiaries are Diversified Holdings I, Inc., Downtown Development Corporation, Wasatch Capital Corporation, Canton Industrial Corporation of Salt Lake City Inc., West Jordan Real Estate Holdings, Inc., Salt Lake Development, Inc., Landis LLC and Kearns Development Corporation.

b. Basis of Consolidation

The consolidated financial statements include the accounts of Nexia Holdings, Inc. and subsidiaries that are more than 50% owned.  Nexia’s share of earnings or losses of associates, in which at least 20% of the voting securities is owned, is included in the consolidated operating results using the equity method of accounting.

Diversified Holdings I, Inc. (DHI), a Nevada corporation is a 99% owned subsidiary of Nexia. DHI was formed on March 22, 1996. DHI is a holding company which has majority ownership of the following subsidiaries:

Wasatch Capital Corporation (WCC), a Utah corporation, was incorporated on June 10, 1991. WCC owns a commercially rented building in downtown Salt Lake City. DH1 owned 100% and 98% of Wasatch common stock as of December 31, 2005 and 2004 respectively. On September 16, 2004 Wasatch issued one million shares of its common stock to DH1 in total satisfaction of its outstanding debt to DH1.

West Jordan Real Estate Holdings, Inc. (WJREH), was formed on June 7, 1994 in Utah for the purpose of acquiring, owning and managing a specific property. WJREH sold its real estate holdings on April 20, 2005.

Salt Lake Development Corporation (SLD), a Nevada corporation, was incorporated on February 15, 1996 and is the successor to the interests and title of the Utah corporation of the same name to an office building located at 268 West 400 South Salt Lake City, Utah. SLDC is 98% owed by DHI.

Kearns Development Corporation (Kearns), a Nevada corporation, was incorporated February 16, 1996 as Cyber Studio, Inc. On April 4, 2001, its name was changed to Kearns Development Corporation. During 2000, Kearns purchased a commercially rented building in Kearns, Utah. Kearns is owned 90.7% by DHI.

NEXIA HOLDINGS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

Downtown Development Corporation (Downtown) was incorporated by the Company on November 30, 1999 in Utah as A-Z South State Corporation. On August 22, 2001, its name was changed to Downtown Development Corporation. Downtown owns a commercially rented building in Salt Lake City, Utah, and is 99.8% owned by DH1.

Canton Industrial Corporation of Salt Lake City (CICSLC), a Utah corporation, was incorporated on September 29, 1993 for the purpose of acquiring, owning and managing a specific property. CICSLC sold the property in December 1998, and currently holds a promissory note from the purchaser, secured by a deed of trust on the property, in the amount of $255,000, bearing interest at 8%, principal and interest due August 10, 2002. CICSLC is 80% owned by DHI and 10% owned by Nexia.

Landis LLC, a Utah limited liability company (Landis) was organized on May 4, 2005 for the purpose of operating an AvedaTMLifestyle Salon. DHI acquired a 20% interest in exchange for a $100,000 cash investment. Nexia’s president, Richard Surber, holds a 60% interest in Landis and is the sole operating member of Landis LLC. Landis’ operations have been consolidated in these statements based upon the common control of Nexia and Landis by Richard Surber.

c. Accounting Method

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America applicable to a going concern, which contemplates the realization of assets and the liquidation of liabilities in the normal course of business.

d. Compensating Cash Balances

The Company's subsidiary, West Jordan Real Estate Holdings, Inc. signed a note payable. As part of the note, WJREH agreed to deposit $3,750 monthly into a bank account to be used for capital improvements, tenant improvements and leasing commissions. The account balance was $80,078 at December 31, 2004. This note was paid in full as part of the sale of Glendale Plaza by WJREH and the cash balance in the capital improvements bank account was paid to WJREH during 2005, reducing the balance on December 31, 2005 to $0.

e. Provision for Taxes

Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carryforwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

NEXIA HOLDINGS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

Net deferred tax assets consist of the following components as of December 31, 2005 and 2004:

	2005	2004
		(Restated)
Deferred tax assets
NOL Carryover	$4,762,891	$4,697,711

Capital (gain) loss	(95,351)	661,050

Other	50,545	36,820

Deferred tax liabilities:	-	-

Valuation allowance	(4,718,085)	(5,395,581)

Net deferred tax asset	$-	$-

The income tax provision differs from the amount of income tax determined by applying the U.S. federal and state income tax rates of 39% to pretax income from continuing operations for the years ended December 31, 2005 and 2004 due to the following:

	2005	2004
		(Restated)

Book loss	$(130,548)	(2,926,489)
Bad debt	30,500	-
Asset impairments	155	194,194
Other (Charitable contribution)	11,725	3,120
Stock for services/option expense	133,268	1,685,573
Valuation allowance	(45,100)	1,043,602
	-	-

At December 31, 2005, the Company had net operating loss carryforwards of approximately $8,558,175 that may be offset against future taxable income from the year 2004 through 2024. No tax benefit has been reported in the December 31, 2005 consolidated financial statements since the potential tax benefit is offset by a valuation allowance of the same amount. The Company has not filed its’ 2005 tax return as of the date of filing of this Form 10-KSB.

Due to the change in ownership provisions of the Tax Reform Act of 1986, net operating loss carryforwards for Federal income tax reporting purposes are subject to annual limitations. Should a change in ownership occur, net operating loss carryforwards may be limited as to use in future years.

NEXIA HOLDINGS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

f. Fixed Assets and Depreciation

Fixed assets are stated at cost. Expenditures that materially increase the life of the assets are capitalized. Ordinary maintenance and repairs are charged to expense as incurred. When assets are sold, or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized at that time. Depreciation is computed on the straight line method for financial statement purposes over the following useful lives:

Building and improvements                     15-39 Years
Furniture, equipment and fixtures             5-10 Years
Vehicles                                                     5 Years
Computer equipment and software                      3 years

g. Revenue Recognition

The Company recognizes revenue from its three main sources of revenue as follows:

Rental Revenue

Rental revenues are recorded in the period in which they are earned in accordance with rental agreements and lease contracts. Rent payments are typically due by the 1st of each month. Occasionally, the Company will receive rent payments at the end of preceding months for the following months rent. The Company will record these as unearned rent until such time as the rent has been earned.

Sales - Salon and Consulting Revenue

The Company ceased providing consulting services in 2004. There may be a small amount of consulting from time to time. There was a nominal amount of revenue received in 2005 from consulting. The amount of deferred revenue at December 31, 2005 related to consulting services for which the Company received restricted securities was $988 compared to $256 for the year 2004. This represents the fair value of the portion of the available for sale securities for which revenue was deferred at December 31, 2005.

Landis, LLC, a hair and beauty salon began operating in November 2005. The Company, through a subsidiary, has a 20% investment in the salon. It is included in the consolidated financial statements because the Company president and CEO is the major partner in the salon business. The salon records revenue on the accrual basis of accounting.

h. Marketable Securities

The Company follows the provisions of SFAS 115 regarding marketable securities. The Company>s securities investments that are bought and held principally for the purpose of selling

NEXIA HOLDINGS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

them in the near term are classified as trading securities. Trading securities are recorded at fair value on the balance sheet in current assets, with the change in fair value during the period included in earnings.

Securities investments that the Company has the positive intent and ability to hold to maturity are classified as held-to-maturity securities and recorded at amortized cost in investments and other assets. Securities investments not classified as either held-to-maturity or trading securities are classified as available-for-sale securities. Available-for-sale securities are recorded at fair value in investments and other assets on the balance sheet, with the change in fair value during the period excluded from earnings and recorded net of tax as a separate component of equity. All marketable securities held by the Company have been classified as available-for-sale securities.

i. Stock-based Compensation

The Company applies Accounting Principles Board (“APB”) Opinion NO. 25, “Accounting for Stock Issued to Employees, and Related Interpretations”, in accounting for stock options issued to employees. Under APB No. 25, employee compensation cost is recognized when estimated fair value of the underlying stock on date of the grant exceeds exercise price of the stock option. For stock options and warrants issued to non-employees, the Company applies SFAS No. 123 (revised), “Accounting for Stock-Based Compensation”. SFAS No. 123 (revised) requires the recognition of compensation cost using a fair value based method whereby compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. Stock issued for compensation is valued using the market price of the stock on the date of the related agreement.

The following table represents the effect on net loss and loss per share if the Company had applied the fair value based method and recognition provisions of Statement of Financial Accounting Standards (SFAS) No. 123 (revised) to stock-based employee compensation:

	2005	2004
	Restated

Net loss, as reported	$(130,548)	$(2,920,584)
Additional expense if the Company recongnized
Compensation expense for outstanding stock options
Under SFAS 123 (revised)	(18,025)	(90,081)
Pro forma net loss	$(148,573)	$(3,010,665)

Net loss per common share
Basic loss as reported	$0.00	$(0.03)

Basic loss pro forma	$(0.00)	$(0.03)

NEXIA HOLDINGS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

j. Environmental Compliance and Remediation

The Company determines potential liability on a site by site basis and records a liability when its existence is probable and reasonably estimable. Expenditures that do not have a future economic benefit are expensed as incurred. Expenditures that extend the life of the related property or mitigate or prevent future environmental contamination are capitalized.

k. Impairment of Long-Lived Assets

The Company evaluates its long-lived assets in accordance with Statement of Financial Accounting Standard No. 144, "Accounting for the Impairment or Disposal of Long Lived Assets". The Company recognizes impairment losses as the difference between historical cost and fair value of the asset, less costs to sell, when management determines that events and circumstances indicate a need to assess impairment, and when that assessment indicates that historical cost materially exceeds fair value, less costs to sell. There was no impairment expense of long-lived assets for the years ended December 31, 2005 and 2004.

l. Advertising Expense

The Company expenses advertising costs as incurred. Advertising expense was $15,516 and $2,232 for the years ended December 31, 2005 and 2004, respectively.

m.  Basic Loss Per Common Share

The computation of basic loss per share of common stock is based on the weighted average number of shares outstanding during the period.

	For the Years Ended
	December 31,

	2005	2004
Numerator:		(Restated)

Income (loss) before minority interest	$294,304	$(2,927,760
Minority interest	(65,368	7 ,176
Net income (loss) before discontinued
Operations	228,936	(2,920,584

Discontinued operations	(359,484	-

Net loss	$(130,548	$(2,920,584
Denominator:
weighted average shares
outstanding	3,171,129,396	90,299,865

NEXIA HOLDINGS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

Loss per weighted average
common share:
Income (loss) per common share before
minority interest	$0.00	$(0.03)
Minority interest in income (loss) per
common share	-	-

Net income (loss) per common share before
discontinued operations	0.00	(0.03)
Loss per common share on
discontinued operations	(0.00)	-

Net loss per common share, basic	$-	$(0.03)

The Company computes net loss per share in accordance with SFAS No. 128, “Earnings per share” (SFAS 128) and SEC Staff Accounting Bulletin No. 98 (SAB 98). Under the provisions of SFAS 128 and SAB 98, basic net loss per share is computed by dividing the net loss available to common stockholders for the period by the weighted average number of shares of common stock outstanding during the period. The calculation of diluted net loss per share gives effect to common stock equivalents; however, potential common shares are excluded if their effect is antidilutive. For the years ended December 31, 2005 and 2004, options were excluded from the computation of diluted loss per share because their effect would be antidilutive.

The equivalent common shares for the outstanding convertible debenture, subject to accounting for derivatives, have been excluded from the calculation of diluted net loss per share.

n. Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

o. Newly Issued Accounting Pronouncements

During the year ended December 31, 2005, the Company adopted the following accounting pronouncements:

FASB Interpretation No. 46 (revised)“Consolidation of Variable Interest Entities - an interpretation of ARB No. 51” - In December 2003 FASB issued this revision in which this Interpretation explains how to identify variable interest entities and how an enterprise assesses its interests in a variable interest entity to decide whether to consolidate that entity. FASB believes that the accounting for variable interest entities has become “fragmented and incomplete”. Its purpose is not to restrict the use of variable interest entities. Instead it seeks to improve financial reporting by those enterprises that are involved with variable interest entities. The adoption of FIN 46R did not have a material impact on the Company’s financial statements.

NEXIA HOLDINGS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

The consolidated financial statements include the accounts of Nexia Holdings, Inc. and subsidiaries that are more than 50% owned. In addition, Nexia consolidates variable interest entities for which it is deemed to be the primary beneficiary. Nexia’s share of earnings or losses of associates, in which at least 20% of the voting securities is owned, is included in the consolidated operating results using the equity method of accounting.

FASB Interpretation No. 47“Accounting for Conditional Asset Retirement Obligations - an interpretation of FASB Statement No. 143” - In March 2005 FASB issued this interpretation to clarify timing issues with liability recognition for legal obligations associated with the retirement of a tangible long-lived asset when the timing and (or) method of settlement of the obligation are conditional on a future event. It also clarifies when an entity would have sufficient information to reasonably estimate the fair value of an asset retirement obligation.

In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections” (“SFAS 154”). SFAS 154 replaces Accounting Principles Board Opinion No. 20 “Accounting Changes” and SFAS No. 3, “Reporting Accounting Changes in Interim Financial Statements-An Amendment of APB Opinion No. 28.” SFAS 154 provides guidance on the accounting for and reporting of accounting changes and error corrections. SFAS 154 requires “retrospective application” of the direct effect of a voluntary change in accounting principle to prior periods’ financial statements where it is practicable to do so. SFAS 154 also redefines the term “restatement” to mean the correction of an error by revising previously issued financial statements. SFAS 154 is effective for accounting changes and error corrections made in fiscal years beginning after December 15, 2005 unless adopted early. We do not expect the adoption of SFAS 154 to have a material impact on its consolidated financial position, results of operations or cash flows, except to the extent that the statement subsequently requires retrospective application of a future item.

In February 2006, the FASB issued Statement of Financial Accounting Standards No. 155, Accounting for Certain Hybrid Financial Instruments (“SFAS No. 155”), which amends Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities (“SFAS No. 133”) and Statement of Financial Accounting Standards No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities (“SFAS No. 140”). SFAS No. 155 permits fair value measurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation, establishes a requirement to evaluate interests in securitized financial assets to identify interests that are freestanding derivatives or hybrid financial instruments containing embedded derivatives.   We expect the adoption of SFAS 155 to have a material impact on its consolidated financial position, results of operations or cash flows.

In March 2006, the FASB issued Statement of Financial Accounting Standards No. 156, Accounting for Servicing of Financial Assets (“SFAS No. 156”), which amends FASB Statement No. 140 (“SFAS No. 140”). SFAS 156 may be adopted as early as January 1, 2006, for calendar year-end entities, provided that no interim financial statements have been issued. Those not choosing to early adopt are required to apply the provisions as of the beginning of the first fiscal year that begins after September 15, 2006 (e.g., January 1, 2007, for calendar year-end entities).  The intention of the new statement is to simplify accounting for separately recognized servicing assets and liabilities, such as those common with mortgage securitization activities, as well as to simplify efforts to obtain hedge-like accounting.  Specifically, the FASB said FAS No. 156 permits a servicer using derivative financial instruments to report both the derivative financial instrument and related servicing asset or liability by using a consistent measurement attribute, or fair value.  We do not expect the adoption of SFAS 155 to have a material impact on its consolidated financial position, results of operations or cash flows.

NEXIA HOLDINGS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

p. Presentation

Certain amounts have been reclassified in the December 31, 2004 financial statements to conform to the December 31, 2005 presentation.

NOTE 2 -GOING CONCERN

The Company's consolidated financial statements are prepared using accounting principles generally accepted in the United States of America applicable to a going concern which contemplates the realization of assets and liquidation of liabilities in the normal course of business. The Company has incurred cumulative operating losses through December 31, 2005 of $13,275,599, and has a working capital deficit of $951,843 at December 31, 2005 all of which raise substantial doubt about the Company's ability to continue as a going concern.

Primarily, revenues have not been sufficient to cover the Company's operating costs. Management's plans to enable the Company to continue as a going concern include the following:

•                  Increasing revenues from rental properties by implementing new marketing programs
•	Making certain improvements to certain rental properties in order to make them more marketable
•	Reducing expenses through consolidating or disposing of certain subsidiary companies
•	Raising additional capital through private placements of the Company's common stock
•	Purchasing revenue producing real estate
•	Decreasing payroll expenses and use of options as compensation
•	Using stock and option-based compensation to cover payroll and other permissible labor costs
•
Refinancing of the notes secured by the real property held by Wasatch Capital Corporation would have a significant effect on the working capital deficit of the Company, such refinancing is being sought by management.

•	Evaluating and acquiring additional operations which may have a positive effect on the cash flow and profitability of Nexia.

There can be no assurance that the Company can or will be successful in implementing any of its plans or that it will be successful in enabling the company to continue as a going concern. The Company's consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

NOTE 3 - RELATED PARTY TRANSACTIONS

Richard Surber has at various times been appointed to serve as an officer or director for some clients of Nexia. These appointments have been disclosed to the members of the board and the approval of the board of directors has been granted in each of these cases. As payment for services provided to these corporations, Surber has received securities of those corporations, and these transactions have been disclosed to the board of directors in each case.

NEXIA HOLDINGS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

Mr. Surber is licensed to practice law in the State of California and occasionally represents corporate clients on various corporate matters. Mr. Surber has disclosed the fact that he, on occasion, does act as counsel to several companies for which he receives fees for the legal services provided.

On January 29, 2004 the Company, and/or its subsidiaries entered into the following agreements to settle debts and obligations with Axia Group, Inc., a related party of which Richard Surber, President of the Company, also served as an officer and director:

1.
Diversified Holdings I, Inc. accepted the assignment of certain rights to securities with a stated value of $50,000 due in the settlement of Axia's litigation claim against America West Securities and Robert Kay.

2.
Diversified Holdings, I, Inc. also accepted an assignment of Axia's rights (presently being litigated) against Kevin Sheff for the recovery of 10,000 post-split shares of Axia Group, Inc.'s common stock.

3.
As settlement of compensation due under a May 2, 2003 Consultant Agreement with Hudson Consulting Group, Inc., Axia Group Inc. transferred 9,100,012 (pre-reverse split) shares of Nexia common stock to Hudson.

4.	A full release and settlement of all claims against Axia Group, Inc. was signed by Nexia Holdings, Inc., Wasatch Capital, Inc., Hudson Consulting Group, Inc. and West Jordan Real Estate Holdings, Inc.

The end result of the agreements was to resolve and settle all claims against Axia Group, Inc. held by the named entities, all subsidiaries of Nexia Holdings, Inc. Richard Surber, President of the Company, was formerly an officer and director of Axia Group, Inc. The purpose of the above described transaction was to settle the various claims and resolve the debts and obligations that existed between Axia and the Company and its subsidiaries.

On September 28, 2004, the Company authorized the issuance of 8,000,000 shares of Series B Convertible Preferred Stock to the president of the Company, Richard Surber. The shares were issued as compensation for both his service as president of the Company and for acting as a guarantor on real estate mortgages for subsidiaries of the Company. The shares were issued in a private transfer exempt from registration under Section 4(2) of the Securities Act of 1933. This issuance was reported on a Form 8-K filing made on September 28, 2004.

In November of 2005, the Company acquired a 20% equity interest in Landis LLC for a $100,000 cash payment. Landis operates an AvedaTM lifestyle salon that features AvedaTM products for retail sale. Landis LLC is controlled by Nexia’s Chief Executive Officer, Richard Surber, who owns a 60% interest in Landis. Nexia has consolidated Landis for accounting purposes because of its ownership interest and common control.

On March 30, 2006 Wasatch Capital Corporation and Diversified Holdings X, Inc, a related party doing business as Black Chandelier agreed to a joint venture operation in which 50% of the net profits from Black Chandelier’s internet sales will be paid to Wasatch as a result of allowing Black Chandelier the use of equipment and space located in the Wallace Bennett buildings owned by Wasatch one of the Company’s subsidiaries. The bulk of these assets were seized for failure to pay rent and are currently being used in furtherance of the joint venture operation.

NEXIA HOLDINGS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

NOTE 4 - NOTES RECEIVABLE

	2005	2004
Notes receivable from an individual, with interest at 8%, due August 10, 2002,
secured by a building	$255,000	$255,000

Note receivable from an individual for the sale of a vehicle with interest
at 6.99%, due in 60 monthly payments of $900, secured by vehicle	13,064	34,249

Note from a corporation, with interest at 115%, due in four monthly
payments of $31,250, plus interest and unsecured	-	100,000

Note receivable from a company, non-interest bearing, due on demand,
unsecured	90,100	64,500
	358,164	453.749

Allowance for doubtful accounts	(345,000)	(315,950)

Total Notes Receivable	$13,164	$137,799

At December 31, 2005, three of the notes were in default (two of the notes were from the same debtor). The Company has taken legal action against Creating Marketing Group, Inc. and its president.

NOTE 5 - FIXED ASSETS

Fixed assets consist of the following at December 31, 2005 and 2004:
	2005	2004

Buildings and improvements	$2,858,871	$3,510,066
Furniture and equipment	284,629	182,311
Vehicles	3,650	3,650
Accumulated depreciation	(668,716)	(760,975)

Total property and equipment, net	2,478,434	2,935,052

Land	389,295	489,295
Property, net - held for sale	915,939	-
Total fixed assets	$3,783,668	$3,424,347

For the years ended December 31, 2005 and 2004, the Company recorded depreciation expense of $125,489 and $136,025, respectively.

NEXIA HOLDINGS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

Certain figures from the previous year have been re-classified to conform to the current year’s presentation. Such re-classification is for presentation purposes only and has no effect on previously reported results.

NOTE 6 - INVESTMENT IN MARKETABLE EQUITY SECURITIES

The following is a summary of the Company's investment in available-for-sale securities as of December 31, 2005
	Available-for-Sale
	Gross	Gross
	Unrealized	Unrealized	Fair
	Profit	Losses	Value

		2005	2005

Equity securities -
free trading	$-	$ $ 5,721	$250,873
Equity securities -
restricted	-	-	-

	$-	$ $ 5,721	$250,873

Changes in the unrealized loss on available-for-sale securities during the years ended December 31, 2005 and 2004 reported as a separate component of stockholders' equity are as follows:

	For the Years Ended
	December 31,
	2005	2004

Beginning Balance	$(6,767)	$(862)
Increase in unrealized holding gains
(losses)	1,046	(5,905)
Ending Balance	$(5,721)	$(6,767)

During the years ended December 31, 2005 and 2004, the Company recognized $155 and $194,194, respectively, in permanent impairment expense on marketable securities.

NOTE 7 - PREFERRED STOCK AND COMMON STOCK

Preferred

The Company has authorized up to 50,000,000 shares of preferred stock with a par value of $.001 per share. The preferred stock can be issued in various series with varying dividend rates and preferences.

NEXIA HOLDINGS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

As of April 15, 2006, the number of shares of Series A Convertible Preferred Stock issued and outstanding is none. The Series A Convertible Preferred Shares have voting rights which equate to 100 shares of common stock for every 1 Series A Preferred share and may be converted into $10 worth of common stock. A total of 10,000,000 shares have been designated and authorized as Series A Preferred Shares of a total number of 50,000,000 authorized shares of preferred stock.

On August 25, 2004, the Company filed with the Nevada Secretary of State a Certificate of Designation of the Rights and Preferences of Preferred Stock of Nexia Holdings, Inc. This designation created 10,000,000 shares, par value $0.001, of Series B Convertible Preferred Stock, out of the 50,000,000 authorized shares of preferred stock of the Company. The Series B Preferred Stock holds voting rights equal to 500 shares of common stock for each share of the Series B Preferred Stock issued, the shares do not have any conversion rights into common stock or any other class of stock of the Company. This filing was reported on an 8-K filing made on August 31, 2004.

On September 28, 2004, the Company authorized the issuance of 8,000,000 shares of Series B Convertible Preferred Stock to the president of the Company, Richard Surber. The shares were issued as compensation for both his service as president of the Company and for acting as a guarantor on real estate mortgages for subsidiaries of the Company. The shares were issued in a private transfer exempt from registration under section 4(2) of the Securities Act of 1933. This issuance was reported on a Form 8-K filing made on September 28, 2004.

On November 8, 2004, the Company filed with the Nevada Secretary of State a Certificate of Designation of the Rights and Preferences of Preferred Stock of Nexia Holdings, Inc. designated as Series C Preferred Stock. The designation of 5,000,000 shares of the 50,000,000 authorized as Series C Preferred Stock provides that the Series C shares will hold conversion rights into shares of the common stock of the Company equal in value to $5.00 per share and are subject to redemption by the Company upon a $5.00 cash payment. The Series C Preferred Shares hold no voting rights. This filing was reported on a Form 8-K filing made on November 10, 2004.

On November 10, 2004 an agreement was entered into with Joseph Corso, Jr. to sell him 100,000 shares of its Series C Preferred Stock in exchange for a cash payment of $50,000. These shares had not been registered for sale and the exchange was handled as a private sale exempt from registration under section 4(2) of the Securities Act of 1933. This exchange was reported on a Form 8-K filing made on November 12, 2004.

Common Stock

The Company, in early 2004 increased the number of authorized common shares from 1,000,000,000 to 10,000,000,000 shares of common stock with a par value of $0.001 per share. On October 19, 2004 the Company carried out a reverse stock split of the issued and outstanding shares of common stock on the basis of 1 one share for 1,000 outstanding shares. This reverse stock split was carried out without reducing the number of authorized shares.

The Company has not declared a cash dividend for any of its classes of stock during the fiscal year ended December 31, 2005.

NEXIA HOLDINGS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

NOTE 8 - OUTSTANDING STOCK OPTIONS

As permitted by FASB Statement 123 "Accounting for Stock Based Compensation B Transition and Disclosure" (SFAS No. 123), the Company elected to measure and record compensation cost relative to employee stock option costs in accordance with Accounting Principles Board ("APB") Opinion 25, "Accounting for Stock Issued to Employees", and related interpretations and make pro forma disclosures of net income and earnings per share as if the fair value method of valuing stock options had been applied. Under APB opinion 25, compensation cost is recognized for stock options granted to employees when the option price is less than the market price of the underlying common stock on the date of grant.

On February 1, 2005, the Board of Directors of the Company amended the “2004 Benefit Plan of Nexia Holdings, Inc.” as originally adopted on January 12, 2004 for the 8thtime to increase the number of shares of common stock that the Company may issue under the terms of the plan to its employees, consultants, contractors, advisors or other individual persons to 3,503,650,000 shares, post November 1, 2004, reverse-split shares.

On February 4, 2005, the Board of Directors of the Company adopted the “2005 Benefit Plan of Nexia Holdings, Inc.” under which the Company may issue stock or stock options to employees, consultants, advisors or other individual persons. The total number of shares covered by the 2005 plan is 1,000,000,000 shares of the Company’s common stock. This plan expires on the earlier of the date that is five years from the date the plan was adopted or the date on which the one billionth share is issued.

During 2004, the Company granted employees, consultants, advisors and others 1,246,425,823 options to purchase common stock at a floating option price set at 75% the market price at the time of exercise, resulting in the recording of $1,275,738 in compensation expense for the intrinsic value and fair values.

During 2005, the Company granted employees, consultants, advisors and others 1,000,000,000 options to purchase common stock at a floating option price set at either 65% or 75% of the market price at the time of exercise, resulting in the recording of $57,250 in compensation expense for the intrinsic value and fair values.

On March 21, 2006, the Board of Directors of the Company adopted the “2006 Benefit Plan of Nexia Holdings, Inc.” under which the Company may issue stock or stock options to employees, consultants, advisors or other individual persons. The total number of shares covered by the 2006 plan is 500,000,000 shares of the Company’s common stock. This plan expires on the earlier of the date that is five years from the date the plan was adopted or the date on which the five hundred millionth share is issued.

A summary of the status of the Company's stock option plans as of December 31, 2005 and 2004 and changes during the years is presented below. The stated number of options reflect the effect of the November 1, 2004 reverse stock split:

NEXIA HOLDINGS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

	2005		2004
		Weighted
		Average		Weighted
		Exercise		Average
	Shares	Price	Shares	Exercise

Outstanding, beginning of year	722,500	$0.001	-	$-
Granted	1,000,000,000	0.00016	1,246,425,823	0.001
Exercised, expired, cancelled	(1,000,587,500)	0.00016	(1,245,703,323)	0.001

Outstanding end of year	135,000	$0.001	722,500	$0.001

Exercisable	135,000	$0.001	722,500	$0.001

The Company determined the fair value of the stock option issued during the periods at the grant dates using the fair market value on the dates of the options granting, less the 75% shares of cash to be received by the Company for the option purchase price.

The outstanding end of year options at December 31, 2005 and 2004 are all options issued in 2004. The outstanding end of year option price is an average price per options issued in 2004.

NOTE 9 - LONG-TERM DEBT

On January 9, 2003, Kearns Development Corporation refinanced the underlying debt associated with certain land and real property. The new debt obligation is for $660,000 with an interest rate of 7.16% and monthly installment payments of $5,223 through January 9, 2013 at which time the remaining unpaid balance is due and payable in full. This debt obligation is secured by a first trust deed on the land and building and is personally guaranteed by the president of the Company. Proceeds from this refinancing were used to retire the previous debt associated with the land and real property having an outstanding balance of $615,012 at December 31, 2002.

On January 30, 2003, West Jordan Real Estate Holdings, Inc. entered into a capital lease for a photocopy machine. The lease has a term of 5 years, calls for a $1,056 advance payment with monthly payments of $352 and an option to purchase the photocopy machine for fair market value at the end of the lease. The lease has an outstanding balance of $7,261 at December 31, 2005.

On March 14, 2003, West Jordan Real Estate Holdings, Inc. executed a promissory note with an unrelated individual to borrow $30,000 to be repaid on or before March 14, 2004. The obligation bears interest at a rate of 4% and is unsecured. In connection with this debt transaction, the Company issued to this individual 5,000 shares of the Company's common stock as additional consideration for making the loan. The shares have been valued at fair market value on the date of the transaction, $10.00 per share or $50,000 in total. This amount was recognized as current balance costs and was amortized over the 12 month life of the loan. This loan was paid in full in April of 2005.

NEXIA HOLDINGS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

The Company's long-term debt consists of the following at December 31, 2005 and 2004:

	2005	2004

Note payable bearing interest at 8%, monthly payments of
$13,487, due on demand or in monthly payments through
July 2012, secured by first trust deed on land and buildings.	$-	$958,416

Note payable bearing interest at 7.15%, monthly payments
of $5,223 through January 2013, secured by first trust deed
on land and building, guaranteed by the Company's president
and CEO. The note was amended in December 2004 to
remove the “on demand” clause.	612,388	630,203
Mortgage payable bearing interest at 7.5%, monthly payments
of $8,875 through May 2008, then lump sum balloon payment
due, secured by first trust deed on land and building, and
guaranteed by the Company's President and CEO.	827,938	798,056
Note payable bearing interest at 7.16%, monthly payments
of $3,061, in monthly payments through December 2012,
secured by deed of trust on land and buildings and guaranteed by the Company’s President and CEO. The note was amended
in December 2004 to remove the “on demand” clause.	366,057	376,820

Note payable bearing interest at 6.99%, monthly payments
of $900, due November 2007, secured by vehicle.	19,395	27,784

Notes payable, bearing interest at 4%, due January 14, 2005,
unsecured.	2,922	21,353

Mortgage payable bearing interest at 8.25%, monthly
payments of $304, due September 2016, secured by
first trust deed on building.	25,579	27,964
Capital lease payable in monthly payments of $330 through
January 2008, secured by leased equipment.	7,266	12,322

NEXIA HOLDINGS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

Capital lease payable in monthly installments of $1,122 through December 2010 and secured by the leased equipment.	45,690	-

	1,907,235	2,852,918

Less current portion	(910,217)	(120,757)

	$997,018	$2,732,161

Scheduled principal reductions are as follows:

Year Ending December 31:

2006	$910,217
2007	54,518
2008	43,960
2009	46,723
2010	51,959
Thereafter	799,858
$1,907,235

At December 31, 2005, the Company was current on all notes payable.

10 - TREASURY STOCK

The Company accounts for its treasury stock at cost. Treasury stock includes all shares of the Company owned by the Company and its subsidiaries. At December 31, 2005, there were 20,038,340 (pre-reverse split) shares of common stock reflected as treasury stock at a cost of $100,618.

NOTE 11 - COMMITMENTS AND CONTINGENCIES

The Company and various subsidiary companies have filed suit seeking recovery of assets and other redress relating to the sale of assets, subsidiary companies or the performance of consulting services. The ultimate outcome of these various actions and their potential impact, if any, on the Company=s consolidated financial statements is not presently determinable.

NOTE 12 - SIGNIFICANT EVENTS

In May 2004, Hudson Consulting, a subsidiary of the Company, sold its stock investment in Caye Chapel for $90,573. There was a net gain on the sale of $36,918 after payments of Caye Chapel creditors from the sale proceeds, as agreed to in the contract of sale.

NEXIA HOLDINGS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

In September 2004 the Company’s subsidiary, Diversified Holdings I, Inc., recorded rental expense of $105,000 for rent on the 400 South office building for 2004 until the date of move in November 2004, in accordance with an agreement with Diversified Financial Resources Corporation. The contra entry was a Gain on Sale of Subsidiary, Wichita Development Corporation, to recognize part of the gain from the sale.

On December 31, 2004, the stock of four subsidiary companies was sold to We are Electric, LLC, an unrelated company, for $100. The four subsidiaries were Golden Opportunity Development Corporation, Canton Tire Recycling of West Virginia, Inc., Canton’s Wild Horse Ranch-II and Oasis International Hotel and Casino, Inc.

On the basis of a written agreement, the intercompany account balances of the retained Nexia companies with the four companies sold were forgiven. This resulted in a net forgiveness of debt income to the retained Nexia companies of $1,470,541. The sale of the four subsidiaries resulted in a net gain on sale of subsidiaries of $242,352.

In April of 2005 West Jordan Real Estate Holdings Corporation , (WJRHC) sold the Glendale Plaza Shopping Center for a cash price of $1,860,000 and paid off the outstanding loan on the property in the sum of $952,665.92. There was a recognized gain on the sale of $756,471. As this was the only operating asset of WJRHC, this entity will be discontinued in 2006.

Landis LLC, is a Utah limited liability company (Landis) and was organized for the purpose of operating an AvedaTM Lifestyle Salon. DHI acquired a 20% interest in exchange for a $100,000 cash investment. Nexia’s president, Richard Surber, holds a 60% interest in Landis and is the sole operating member of the LLC. Landis operations have been consolidated in these statement based upon the common control of Nexia and Landis. The Company holds a 20% interest in Landis, LLC

The loan secured by the Wallace-Bennett building held by Wasatch Capital Corporation is due on May 10, 2006. The Company and Wasatch are seeking to refinance or extend this loan package. The current loan balance as of April 20, 2006 of $813,940 is being carried as a current liability.

NOTE 13 - SEGMENT INFORMATION

Nexia Holdings, Inc. has identified two reportable segments in which it operates based on the services it provides, using the guidelines set forth in SFAS No. 131, Information “Disclosures about Segments of an Enterprise and Related Information”. The reportable segments are as follow - real estate operations (“Real Estate”), which includes primarily the purchase, sale and rental of commercial real estate and sales - salon and consulting (“Sales-Salon and Consulting”), which is primarily a new salon business. The Company has phased out consulting. There was a small amount of consulting revenue in 2005 and no related expenses.

Common overhead costs are included in the Consulting and other segment as other expenses.

The accounting policies of the segments are the same as those described in the summary of significant accounting policies.

NEXIA HOLDINGS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

Summarized financial information concerning reportable segments is shown in the following table:

	For the year	Sales - Salon	Real
	Ended Dec. 31,	and Consulting	Estate		Total

Revenues	2005	$134,394	$258,020		$392,414
	2004	121,633	512,456		634,089

Cost of revenues (including	2005	(50,607)	(254,363)		(304,970)
mortgage interest)	2004	(1,069,329)	(823,891)		(1,893,310)

Expenses	2005	(137,873)	(706,393)		(844,266)
	2004	(1,349,885)	(883,923)		(2,233,808)

Miscellaneous expense	2005	-	(241)		(241)
	2004	-	(26,187)		(26,187)

Interest Income	2005	22	43,466		43,488
	2004	5,493	-		5,493

Interest expense (not	2005	(618)	(68,769)		(69,378)
mortgage expense)	2004	-	(31,521)		(31,521)

Income from litigation settlement	2005	-	206,500		206,500
	2004	-	-		-

Gain on sale of real estate	2005	-	756,471		756,471
	2004	-	-		-

Income (loss) on sale of subsidiaries	2005	-	-		-
	2004	-	528,192		528,192

Unrealized gain - convertible	2005	-	114,286		114,286
debenture derivative	2004	-	-		-

Loss from discontinued operations	2005	-	(359,484)		(359,484)
	2004	-	-		-

Net income (loss) applicable to	2005	(57,035)	351,339		294,304
segment	2004	(2,761,621)	(166,139)		(2,927,760)

Minority share of income (loss)	2005	(3,015)	68,383		65,368
	2004	-	(7,176)		(7,176)

Total assets	2005	395,996	3,923,920		4,319,916
(net of intercompany accounts)	2004	471,584	3,534,476		4,006,060

Property and equipment acquisitions	2005	330,460	1,124,514	(1)	1,454,974
	2004	6,308	358,453		364,761

Depreciation and amortization	2005	5,507	135,792		141,299
	2004	4,965	131,060		136,025
(1) Includes $903,603 from acquisition of Salt Lake Development corporation on August 8, 2005

NEXIA HOLDINGS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

NOTE 14 - STOCK SUBSCRIPTIONS RECEIVABLE

The Company had stock subscriptions receivable of $11,325 and $375,009 at December 31, 2005 and 2004, respectively.

NOTE 15 - CONVERTIBLE DEBENTURES

On October 31, 2003, the Company issued two convertible debentures for $30,000 each. The debentures accrue interest at 18% per annum, are due November 1, 2004 and are convertible at any time after 45 days into common stock at a conversion equal to 70% of the average closing bid price of the common stock for the three trading days immediately proceeding the date of election. The Company recognized a beneficial conversion feature debt discount of $11,609 which was fully amortized to interest expense by December 31, 2003.

All except $5,000 of the debentures were paid by cash or issuing Nexia stock as of December 31, 2004, and the $5,000 balance was paid in January 2005.

On November 1, 2004, the Company issued a convertible debenture for $200,000. The debenture accrues interest at 24% per annum, is due November 1, 2007 and is convertible, except for $5,000, anytime after one year into common stock at a price equal to 70% of the average closing bid price of the common stock for three trading days immediately preceding the date of election.

NOTE 16 - CONVERTIBLE DEBENTURE DERIVATIVE AND CORRECTION OF 2004 FINANCIAL STATEMENTS

The convertible debenture issued on November 1, 2004, and described in detail in NOTE 15 - CONVERTIBLE DEBENTURES, could be converted into Nexia common stock effective November 1, 2005 and became subject to accounting required for derivatives.

This transaction, to the extent that it is to be satisfied with common stock of the Company, would normally be included as equity obligations. In this instance, however, due to the indeterminate number of shares which might be issued under the embedded convertible host debt conversion feature, the Company is required to record a liability relating to the embedded convertible feature of the convertible debenture payable (included in long-term liabilities as a "Convertible debenturederivative").

The accompanying financial statements comply with current requirements relating to embedded derivatives as described in FAS 133, EITF 98-5 and APB 14 as follows:

NEXIA HOLDINGS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

The Company allocated the proceeds received to the convertible debt derivative with the initial allowable derivative recording.

Subsequent to to the initial allowable derivative recording, the increase in the intrinsic value of the embedded derivative in the conversion feature of the convertible debenture are accrued as adjustments to the liabilities at December 31, 2005.

The expense relating to the increase in the fair value of the Company's stock, reflected in the change in the fair value of the derivative (noted above), is included as another comprehensive income item as an unrealized gain or loss arising from convertible financing on the Company's balance sheet.

Accreted principal of $16,440 as of December 31, 2005.

The following table summarizes the various components of the convertible debenture as of December 31, 2005:

Convertible debenture	$16,440
Convertible debenture derivative	85,714
102,154
Adjustment of convertible debenture derivative to fair value	114,286
Accretion of principal related to convertible debenture	(16,440)
Total convertible debenture	$200,000

Subsequent to the issuance of the December 31, 2004 consolidated financial statements, the Company determined that these Convertible Debentures issued in November 2004 had not been accounted for properly. A beneficial conversion feature totaling $83,571 had been recognized at the time the debt was issued in 2004 when the conversion feature was not yet in effect until November 2005, as previously discussed. In addition, the provisions of EITF - 00-27 and ABP 14 were utilized not considering the derivative features of the convertible debt requiring consideration of the provisions of EITF 00-19 and FAS 133. The effect of the correction of this error reduced additional paid-in capital by $83,571 and also reduced interest expense, net loss and total comprehensive loss by a corresponding amount in the December 31, 2004 consolidated financial statements, as restated.

NOTE 17 -DISCONTINUED OPERATIONS

On April 21, 2005, West Jordan Real Estate Holdings, Inc.(WJREH) a consolidated subsidiary of Nexia sold Glendale Plaza, a commercial retail strip mall in Salt Lake City, to an unrelated party, and WJREH ceased to be an operating company.

Hudson Consulting Group, Inc., a consolidated subsidiary of the Company, discontinued providing any consulting services in 2004. The gross profit in 2005 was from residual collections. Hudson was, and continued to be, the main operating company in the Nexia consolidated group. This responsibility was primarily being the employer entity which involved hiring and terminating employees, paying salaries and wages and preparing periodic payroll tax returns and paying the taxes. Hudson ceased all activities as of December 31, 2005, and its functions were transferred to another company in the Nexia Consolidated Group.

NEXIA HOLDINGS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

Nexia subsidiary, Diversified Holdings 1, Inc. (“DH1, Inc.”), acquired Salt Lake Development Corporation (“SLDC”) from Diversified Financial Resources Corporation. (“DFRC”) in August 2005. The acquisition was in satisfaction of all debt owed by DFRC to Nexia and any of its subsidiary companies. The main asset of SLDC was a commercial building in downtown Salt Lake City. The primary purpose for the acquisition was to sell the building to recover the debt originally owed by DFRC to Nexia and subsidiaries (the property was subsequently sold in April 2006). The net property assets amount and the related mortgage amount were classified as asset held for sale in the PROPERTY AND EQUIPMENT AND LONG-TERM LIABILITIES sections of the balance sheet at December 31, 2005.

The following is a summary of the combined companies’ operating loss and other income from discontinued operations for the year ended December 31, 2005:

For the Years Ended
December 31,
2005
REVENUE

Rental Revenue	$62,548
Consulting Revenue	1,848

Total Revenue	64,396

COST OF REVENUE

Cost associated with rental revenue	86,952
Cost associated with consulting revenue	-

TOTAL COST OF REVENUE	86,952

GROSS MARGIN (DEFICIT)	(22,556)

EXPENSES
General and administrative expense	291,272
Interest expence associated with rental revenue	55,614

TOTAL EXPENSES	346,886

OPERATING LOSS	(369,442)

OTHER INCOME (EXPENSE)
Interest expense	(2,214)
Interest income	8,828
Gain on sale of marketable securities	212
Other income	3,132

TOTAL OTHER INCOME (EXPENSE)	9,958

NET INCOME (LOSS) BEFORE MINORITY INTEREST	(359,484)

MINORITY INTEREST IN INCOME (LOSS)	-

NET LOSS FROM CONTINUING OPERATIONS	-

DISCONTINUED OPERATIONS
Loss from discontinued operations	(359,484)

NET LOSS	-

OTHER COMPREHENSIVE INCOME (LOSS)	-

TOTAL COMPREHENSIVE (LOSS)	$-

No income tax benefit has been attributed to the loss from discontinued operations.

NEXIA HOLDINGS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

NOTE 18 - SUBSEQUENT EVENTS

On April 19, 2006 a closing for the sale of the office building owned by SLD, located at 268 West 400 South, Salt Lake City took place. The sales price was $850,000. As of the closing date the outstanding loan balance secured by this building was $553,548. The Company received net proceeds from the sale, after payment of all fees and costs of $238,646.

On March 30, 2006, the Company and Diversified Holdings X, Inc dba Black Chandelier agreed to a joint venture operation in which 50% of the net profits from Black Chandelier’s internet sales will be paid to Nexia as a result of allowing Black Chandelier the use of equipment and space located in the Wallace Bennett buildings owned by the Company’s subsidiary Wasatch Capital Corporation. The bulk of these assets were seized for failure to pay rent and are currently being used in furtherance of the joint venture operation.

NOTE 19 - CONSOLIDATED STATEMENTS OF OPERATIONS GROSS PROFIT (LOSS)

The following schedule shows the comparative gross profit / (loss) for each of the operating segments of the Company, years ended December 31, 2005 and 2004

	2005	2004
		(Restated)

Gross profit (loss) from real estate operations	$3,657	$(311,525)

Gross profit from sales - salon and retail	73,262	-

Gross profit (loss) from consulting operations	10,525	(947,696)

	$(87,444)	$(1,259,221)

NOTE 20 - INCOME FROM LITIGATION SETTLEMENTS

A settlement was reached between a Nexia subsidiary, Diversified Holdings, Inc. (DH1), and Technoconcepts, Inc. on June 15, 2005. DH1 received $20,000 cash and 35,000 shares of Technoconcepts common stock (restricted) valued at $154,000 on June 15, 2005, a total settlement of $174,000.

A settlement was reached in June 2005 between Diversified Holdings, Inc. (DH1) and West America Securities for $42,500 to satisfy a receivable written off as part of the 2003 audit. The settlement is payable in monthly installments. DH1 received $32,500 in 2005.

NOTE 21 - GAIN ON SALE OF SUBSIDIARIES

A Nexia subsidiary, Diversified Holdings, Inc. (DH1), sold four inactive subsidiary corporations to an unrelated company for $100 on December 31, 2004. Gain of $325,839 from the sale resulted from the effect of writing off intercompany balances between the four subsidiary corporations and the other Nexia companies as net gain from forgiveness of debt. The remaining profit from the sale of $202,353 on the books of Hudson Consulting Group, Inc., is included in the 2004 loss of $1,085,455 from discontinued operations.

Nexia Holdings, Inc.’s subsidiary, West Jordan Real Estate Holdings, Inc., sold its commercial property on April 20, 2004. The gross sales price was $1,860,000, and net profit from the sale was $829,166. The net cash received was $785,030 after payment of expenses of sale and the mortgage loan balance of $958,830. The sale eliminated the restriction on the use of a special savings account for build-out and major repairs at the Glendale Plaza. The Company received the balance of $50,911 for other uses.

Nexia Holdings, Inc.’s subsidiary, West Jordan Real Estate Holdings, Inc. (WJREH) received a promissory note dated May 11, 2005 for $230,000 from Diversified Financial Resources Corporation and BTA Mineral Servitude Corporation, S.A. DE C.V., a foreign corporation. The annual interest rate is 8%, and it is due in full May 11, 2006 for principal and any accrued but unpaid interest. In the event the note is not paid in full by the due date, monthly payments of not less than $5,000 shall commence on June 11, 2006 at an annual interest rate of 18%. Security for the note is an assignment of royalty interest by BTA Mineral Servitude corporation, S.A. DE C.V. to WJREH.

The note is to be considered full payment and satisfaction of two previous notes to Nexia Holdings, Inc. of $100,000 dated December 16, 2004 and $30,000 dated April 1, 2005 and an additional $100,000 in cash on the date of this note. WJREH issued a check for $130,000 to Nexia to be considered full payment of the balance of the two notes, originally totaling $130,000, and accrued interest.

NOTE 22 - IMPAIRMENT OF LONG-LIVED ASSETS

We have reviewed SFAS 144 and conditions which may result in impairment of long-lived assets held to generate rental revenue. We have calculated undiscounted cash flows expected to result from the rental of each property over time and the estimated amount to be realized from the eventual disposition of each property. We have concluded that the sum of the incoming cash stream from the two sources will exceed the present carrying value and there is no impairment to be recognized.

NEXIA HOLDINGS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

Market values of similar properties sold recently in our geographic area and recent appraisals of the properties exceed the carrying value of the properties.

There is one exception to our comments about impairment. We sold an office building in Salt Lake City in April 2006 with a resulting book loss of $114,000. The corporation which owned the building, Salt Lake Development Corporation (refer to comments in item 82 below), was acquired in August 2005 for a small amount of cash and settling out a substantial amount of debt owed to companies in the Nexia group by the previous owner of Salt Lake Development Corporation. It was determined by Company management that we had a better chance to recover the debts by purchasing S.L. Dev. Corp. and selling the property than collecting through legal action.

NOTE 23 - OUTSTANDING STOCK OPTIONS

When Nexia Holdings, Inc. issues options, they are valued at the closing fair market value of the stock on the date of issue. The options are signed on the date they are issued, forms to exercise the options are usually signed the same date and stock issue instructions are sent to the stock transfer agent the same day. The fair value of the options issued, less 75% of fair market value which is the recipient’s cost to be paid to Nexia, is the option expense recorded in the Company’s books.

We question if the “Fair Value Method” applies to how we issue options because the options are issued, they are usually exercised the same day, stock certificates are issued in about two days and they are cashless options because there is no money paid by the recipients until the stock is sold. Since the 2004 issue of options for which most options issued during the period of June through August 2004 were not exercised and all will have expired by June 30, 2006, there have been no options issued that were unexercised and outstanding at any quarter end.

We chose the method of valuing options issued at the market value on the date they are issued because we have a very small accounting staff which makes it difficult and costly to make the time consuming Black Scholes calculations, and the Nexia stock price is extremely volatile which provides no assurance employees will receive enough sales proceeds to cover their accrued compensation.

The 135,000 exercisable options, shown as outstanding in Note 3 of the March 31, 2006 10-QSB, were issued to one person, and the options will have expired by June 30, 2006.

The weighted-average fair value of stock options granted to employees during the periods ended December 31, 2005 and 2004, and the weighted-average significant assumptions used to determine those fair values, using a Black-Scholes option pricing model are as follow:

	2005	2004
Significant assumptions (weighted-average):
Risk-free interest rate at grant date	4.875%	4.875%
Expected stock price volatility	161%	148%
Expected dividend payout	-	-
Expected option life - days (1)	181	55 - 547

(1)	The expected option life is based on option expiration dates.

NEXIA HOLDINGS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

If the Company recognized compensation expense for the outstanding stock options in accordance with SFAS No. 123 (revised), the Company’s net losses for the years ended December 31, 2005 and 2004 would have been $(148,573) and $(3,010,665) respectively and the net losses per share for the same years would have been $(0.00) and $(0.03) respectively.

NOTE 24 - ACQUISITION OF SALT LAKE DEVELOPMENT CORPORATION

The following disclosures are made in accordance with SFAS 141:

ACQUISITIONS

On August 8, 2005, a wholly-owned subsidiary of the Company, Diversified Holdings 1, Inc., acquired 99% of the outstanding common stock of Salt Lake Development Corporation. The results of Salt Lake Development’s operations have been included in the consolidated financial statements since that date. The primary asset of Salt Lake Development Corporation is an office building in downtown Salt Lake City. The purpose of the reacquisition was to sell the office building as soon as possible to recover net debt owed to Nexia and several of its subsidiaries by the former owner of Salt Lake Development Corporation. This debt was settled out in the purchase transaction as part of the cost of the acquisition. The aggregate purchase price was $875,000, including $20,000 cash paid for the stock, $307,966 of settled out debt owed by the former owner of Salt Lake Development Corporation and assumption of all of the debt of Salt Lake Development Corporation.

The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at the date of acquisition:

Current assets	$9,799
Building, improvements and land	903,602
Total assets acquired	913,401

Current liabilities	33,728
Long-term debt	551,707
Total liabilities assumed	585,435

Net assets acquired	$327,966

The following is supplemental information on a pro forma basis for the year 2005, the year in which Salt Lake Development Corporation was acquired, and 2004 (comparative financial statements are presented) as if Salt Lake Development had been acquired at the beginning of 2004:

	2005	2004

Revenue	$416,244	$540,420
Cost of revenue and expenses	1,255,963	2,819,844
Operating loss	(839,719)	(2,279,424)
Net other income	458,638	362,916
Net operating loss and other income	$(381,081)	$(1,916,508)
Net loss from continuing
operations	$(377,916)	$(1,909,332)
Income (loss) from discontinued
operations	$371,159	$(1,085,455)
Net loss	$(6,757)	$(2,994,787)

Net income (loss) per common share, basic and diluted:

Loss	$(0.00)	$(0.02)
Income (loss) from discontinued
operations	0.00	(0.01)
Net loss per weighted average
shares outstanding	$-	$(0.03)
Weighted average shares
outstanding, basic and diluted	3,172,129,396	90,299,865

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
PAGE

Consolidated Balance Sheets	F-38

Consolidated Statements of Operations and Other Comprehensive Income (Loss)	F-40

Consolidated Statements of Cash Flows	F-42

Notes to Consolidated Financial Statements	F-46

NEXIA HOLDINGS, INC. AND SUBSIDIARIES
Consolidated Balance Sheets

	As of	As of
	September 30,	December 31,
ASSETS	2006	2005
	(Unaudited)

CURRENT ASSETS

Cash and cash equivalents	$63,404	$160,440
Accounts and notes receivable, trade - net of allowance
of $12,696 and $18,870 respectively	9,901	36,833
Accounts receivable - related parties (Note 5)	12,058	7,342
Notes receivable - net of allowance of $90,000 and
$345,000 respectively	12,956	13,164
Inventory	227,456	35,435
Prepaid expenses	1,010,873	28,191
Marketable securities (Note 6)	249,803	250,873

TOTAL CURRENT ASSETS	1,586,451	532,278

PROPERTY AND EQUIPMENT

Property and equipment, net	2,716,002	3,094,373
Land	633,520	689,295

TOTAL NET PROPERTY AND EQUIPMENT	3,349,522	3,783,668

OTHER ASSETS

Loan costs, net	45,804	3,970
Trademarks	1,380	-

TOTAL OTHER ASSETS	47,184	3,970

TOTAL ASSETS	$4,983,157	$4,319,916

The accompanying notes are an integral part of these consolidated financial statements.

NEXIA HOLDINGS, INC. AND SUBSIDIARIES
Consolidated Balance Sheets (Continued)

	As of	As of
	September 30,	December 31,
LIABILITIES AND STOCKHOLDERS' EQUITY	2006	2005
	(Unaudited)

CURRENT LIABILITIES

Accounts payable	$378,516	$233,606
Accounts payable - related parties (Note 5)	60,487	29,731
Accrued liabilities	389,070	293,687
Deferred revenue	159	988
Refundable deposits	15,892	15,892
Current maturities of long-term debt	119,009
Current maturities of long-term debt - related parties (Note 5)	110,000	929,908

TOTAL CURRENT LIABILITIES	1,073,133	1,503,812

LONG-TERM LIABILTIES

Convertible debenture derivative	61,071	85,714
Convertible debenture	94,023	16,440
Long-term debt	2,160,007
Long-term debt - related parties (Note 5)	440,000	1,524,339

TOTAL LONG-TERM LIABILITIES	2,755,101	1,626,493

TOTAL LIABILITIES	3,828,234	3,130,305

MINORITY INTEREST	94,116	226,426

STOCKHOLDERS' EQUITY
Preferred Series A stock, $0.001 par value, 10,000,000
shares authorized, 150,000 shares issued and outstanding	150	-

Preferred Series B stock, $0.001 par value, 10,000,000
shares authorized, 10,000,000 shares issued and outstanding	10,000	8,000

Preferred Series C stock, $0.001 par value, 5,000,000
shares authorized, 187,500 shares issued and outstanding	188	100

Common stock $0.001 par value, 50,000,000,000 shares
authorized, 7,814,768,850and 3,539,945,030 shares issued
(post reverse split) and outstanding, respectively	4,601,769	3,539,946

Additional paid-in capital	10,209,175	10,808,402

Treasury, 29,138 and 29,138 shares at cost, respectively	(100,618)	(100,618)

Stock subscriptions receivable	(374,801)	(11,325)

Other comprehensive Gain (Loss) (Note 7)	189,461	(5,721)

Accumulated deficit	(13,474,517)	(13,275,599)

Total Stockholders’ Equity	1,060,807	963,185

TOTAL LIABILITIES AND STOCKHOLDERS'
EQUITY	$4,983,157	$4,319,916

The accompanying notes are an integral integral part of these consolidated financial statements.

NEXIA HOLDINGS, INC. AND SUBSIDIARIES
Consolidated Statements of Operations and Other Comprehensive (Loss)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005

	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
REVENUE
Rental revenue	$51,503	$46,880	$140,068	$254,702
Sales - Salon and Retail	383,072	-	971,059	-

TOTAL REVENUE	434,575	46,880	1,111,127	254,702

COST OF REVENUE
Cost associated with rental revenue	15,169	20,435	79,998	139,939
Depreciation and amortization associated
with rental revenue	27,962	23,366	79,001	83,710
Cost of sales - Salon and Retail	114,175	-	340,888	-

TOTAL COST OF REVENUE	157,306	43,801	499,887	223,649

GROSS INCOME (LOSS)	277,269	3,079	611,240	31,053

EXPENSES
General and administrative expense	1,752,387	165,860	2,951,636	717,314
Interest associated with rental revenue	30,884	41,889	106,335	140,930
Depreciation and amortization expense	19,144	3,824	43,716	12,115

TOTAL EXPENSES	1,802,415	211,573	3,101,687	870,359

OPERATING LOSS	(1,525,146)	(208,494)	(2,490,447)	(839,306)

OTHER INCOME (EXPENSE)
Interest expense	(17,135)	(13,289)	(34,609)	(39,327)
Interest expense - accretion of debt	(35,788)	-	(127,890)	-
Loss on impairment of asset	(59,500)		(59,500)
Interest income	165	18,529	248	51,692
Income from litigation settlement	-	30,000	10,000	211,500
Gain (loss) on disposal of assets	107,870	-	34,124	756,471
Gain on marketable securities	-	145	2,301,967	1,836
Unrealized income (loss) related to adjustment of
derivative liability to fair value of underlying security	102,092	-	22,500	-
Other income (expense)	114,476	24	122,456	1,858
Other expense (forgive debt)	-	(71,342)	-	(71,342)

TOTAL OTHER INCOME (EXPENSE)	212,180	(35,933)	2,269,296	912,688

NET INCOME (LOSS) BEFORE MINORITY
INTEREST	(1,312,966)	(244,427)	(221,151)	73,382

MINORITY INTEREST IN (INCOME) LOSS	18,068	1,486	22,233	(77,184)

NET LOSS	(1,294,898)	(242,941)	(198,918)	(3,802)

OTHER COMPREHENSIVE INCOME (LOSS)
Change in unrealized gain (loss) on
marketable sec. (Note 6)	(298,760)	(356)	189,461	(23,944)

TOTAL COMPREHENSIVE LOSS	$(1,593,658)	$(243,297)	$(9,457)	$(27,746)

The accompanying notes are an integral part of these consolidated financial statements.

NEXIA HOLDINGS, INC. AND SUBSIDIARIES
Consolidated Statements of Operations and Other Comprehensive Loss
(Continued)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September
	2006	2005	2006	2005
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

NET INCOME (LOSS) PER COMMON SHARE, BASIC:

Net loss (before comprehensive income)	$(1,294,898)	$(242,941)	$(198,918)	$(3,802)
Net loss per share	$(0.00)	$(0.00)	$(0.00)	$(0.00)

Total comprehensive loss	$(1,593,658)	$(243,297)	$(9,457)	$(27,746)
Net loss per share	$(0.00)	$(0.00)	$(0.00)	(0.00)

Weighted average shares outstanding - basic	4,982,546,628	3,933,316,000	4,205,159,925	3,053,249,863

NET INCOME (LOSS) PER COMMON SHARE, BASIC AND DILUTED:

Net loss (before comprehensive income)	$(1,294,898)	$(242,941)	$(198,918)	$(3,802)
Net loss per share	$(0.00)	$(0.00)	$(0.00)	$(0.00)

Total comprehensive loss	$(1,593,658)	$(243,297)	$(9,457)	$(27,746)
Net loss per share	$(0.00)	$(0.00)	$(0.00)	$(0.00)

Weighted average shares outstanding - basic and diluted	13,008,731,354	5,938,666,530	13,786,118,057	6,818,732,667

The accompanying notes are an integral part of these consolidated financial statements.

NEXIA HOLDINGS, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows

	For the Nine Months Ended
	September 30,
	2006	2005
	(Unaudited)	(Unaudited)
	(Revised)	(Revised)

CASH FLOWS FROM OPERATING ACTIVITIES

Net income (loss)	$(198,918)	$239,139
Adjustments to reconcile net income (loss)
to net cash provided by (used) in operating activities:
Change in minority interest	(132,310)	78,970
Depreciation expense	118,964	65,955
Amortization of lease / loan costs	3,407	1,787
Intrinsic and fair value of stock options issued	60,750	95,134
Issued common stock for services	12,448	106,628
Issued option shares for services	70,125	-
Issued option shares to reduce accounts payable	3,750	-
Expense stock sales at values lower than stock issue values	1,667	-
Issued stock and notes receivable related to increasing investment in Landis and acquire curtain assets and liabilities of Black
Chandelier from DHX, Inc.	(532,006)
Allowance for bad debts	(6,174)	(950)
Accretion of convertible debenture	77,583	-
Unrealized loss related to adjustment of derivative
to fair value of underlying security	(24,643)	-
Stock certificate issued in 2003 returned and cancelled	(11,800)	-
Gain on sale of residential real estate	(35,083)	-
Loss on sale of commerical real estate	108,829	-
Net gain on sale of marketable securities (Note 6)	(2,301,967)	-
Sale of marketable securities (Note 6)	2,400,000	-
Prepaid expense	(982,172)	-
Changes in operating assets and liabilities:
Accounts receivable	33,106	(9,297)
Accounts receivable - related parties	(4,716)	(46,846)
Inventory	(192,021)	-
Prepaid expense	(510)	(2,696)
Notes receivable	(2,814)	-
Marketable securities	-	(1,651)
Other assets	-	1,787
Accounts payable	144,910	(104,323)
Accounts payable - related parties	30,756	-
Accrued liabilities	95,383	(8,110)
Unearned rent	-	(23,094)
Deferred revenue	(829)	(40)
Refundable deposits	-	2,851
Convertible debenture	-	(5,000)
Net cash provided by (used) in operating activities	(1,264,285)	390,244

The accompanying notes are an integtal part of these consolidated financial statements

NEXIA HOLDINGS, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows continued

	For the Nine Months Ended
	September 30,
	2006	2005
	(Unaudited)	(Unaudited)
	(Revised)	(Revised)

CASH FLOWS FROM INVESTING ACTIVITIES

Sale of commercial real estate	802,126	-
Sale of residential real estate	70,205	-
Sale of marketable securities	105,241	-
Puchase marketable securities	(7,022)	-
Purchase of property, plant and equipment	(34,499)	(122,141)
Purchase of land	(251,575)	-
Fixed assets acquired by issuing Nexia stock	4,500	-
Captalized payroll expense as cost for a website	(1,318)	-
Cash received on stock subscriptions receivable in excess
receivable due to sales at higher values than the issue values	(1,576)	-
Cash loaned loaned for note receivable	-	(132,000)
Note receivable from litigation settlement	-	(20,000)
Purchase of marketable securities - restricted	-	(4,002)
Restricted stock received in litigation settlement	-	(154,000)
Sale of retail shopping plaza	-	987,659
Net cash provided by investing activities	686,082	555,516

The accompanying notes are an integtal part of these consolidated financial statements

NEXIA HOLDINGS, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows, (Continued)

	For theNine Months Ended
	September 30,
	2006	2005
	(Unaudited)	(Unaudited)

CASH FLOWS FROM FINANCING ACTIVITIES

Payments on long-term debt	(75,839)	(51,740)
Proceeds from issuance of new long-term debt, mortgage refinancing	1,568,790	65,224
Proceeds from issuance of short-term debt for land purchase	250,000	-
Issue notes payable in connection with increasing investment in Landis, LLC
and acquiring certain nets assets of Black Chandelier from DHX, Inc.	550,000	-
Pay off mortgages replaced by refinancing	(1,153,402)	-
Pay off part of short term debt for land purchase	(193,000)	-
Pay off note payable, sale of commercial property	(545,071)	-
Pay off note payable, sale of condominium	(25,055)	-
Pay off note payable, sale of retail shopping plaza	-	(938,255)
Pay off capitalized equipment lease liability	(5,901)	-
Receipt of stock subscriptions receivable	103,286	388,516
issue common stock for conversion of part of Corso convertible debenture	52,500	-
Issuance of common stock for stock options exercised		38,506
New loan costs	(45,241)	-
Collect note receivable	100	-
Net cash provided by (used) in financing activities	481,167	(497,749)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(97,036)	448,011

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	160,440	232,491

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$63,404	$680,502

SUPPLEMENTAL DISCLOSURE OF INFORMATION

CASH PAID FOR:

Interest	$140,944	$113,180

Income taxes	$-	$-

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND
FINANCING ACTIVITIES:

Common stock issued for services	$82,573	$106,628

Intrinsic and fair value of options issued	$60,750	$95,134

Common stock issued for subscriptions receivable	$479,250	$15,000

Common stock issued for building improvements and a website	$17,625	$22,287

Unrealized loss on adjustment of derivative
to fair value of underlying security	$-	$-

The accompanying notes are an integral part of these consolidated financial statements

NEXIA HOLDINGS, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows
Supplemental Schedule of Non-Cash Investing Activities

	For the Nine Months Ended
	September 30,
	2006	2005
	(Unaudited)	(Unaudited)

Certain assets and liabilities of Black Chandelier operation in DHX
Acquired by issuing a note payable and stock	(324,589)
Issued preferred and common stock to acquire
certain assets and liabilities from DHX, Inc. (Note 11)	807,578
Issued preferred stock to increase investments in
Landis, LLC (Note 12)	1,339,423
Excess value of note payable and stock given over net assets
received for purchase of certain Black Chandelier net assets (Note 11)	(1,061,485)
Excess value of note payable and stock given over net assets
of Landis, LLC to increase investment from 20% to 85% (Note 12)	(862,999)
Intercompany balances forgiven and written off the books	(429,934)
Adjustment between notes receivable and
accounts receivable balances		1,839
Correction of duplicate entry, previous period		539
	(532,006)	2,378

 NEXIA HOLDINGS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
September 30, 2006

NOTE 1 - BASIS OF FINANCIAL STATEMENT PRESENTATION

The accompanying unaudited consolidated financial statements for Nexia Holdings, Inc. and Subsidiaries (the Company) have been prepared by the Company pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles in the United States of America have been condensed or omitted in accordance with such rules and regulations. The information furnished in the interim consolidated financial statements includes normal recurring adjustments and reflects all adjustments, which, in the opinion of management, are necessary for a fair presentation of such financial statements. Although management believes the disclosures and information presented are adequate to make the information not misleading, it is suggested that these interim consolidated financial statements be read in conjunction with the Company’s most recent audited consolidated financial statements and notes thereto included in its December 31, 2005 Annual Report on Form 10-KSB. Operating results for the three months and nine months ended September 30, 2006 are not indicative of the results that may be expected for the year ending December 31, 2006.

NOTE 2 - GOING CONCERN

The Company’s consolidated financial statements are prepared using accounting principles generally accepted in the United States of America applicable to a going concern which contemplates the realization of assets and liquidation of liabilities in the normal course of business. The company has incurred cumulative operating losses through September 30, 2006 of $13,474,517, which raises substantial doubt about the Company’s ability to continue as a going concern. The net loss for the nine month period ending September 30, 2006 was $198,918. The Company had a positive working capital balance at September 30, 2006 of $513,318.

Revenue has not been sufficient to cover the Company’s operating costs. Management’s plans to enable the company to continue as a going concern include the following:

•	Increase sales revenues in the retail clothing operations for Black Chandelier by increasing the number of retail stores.
•	Increase salon revenue and retail sales by continuing to implement the unique Aveda Lifestyle points of difference.
•	Increase revenue from rental properties by implementing new marketing programs.
•	Make improvements to certain rental properties in order to make them more marketable.
•	Reduce expenses through consolidating or disposing of certain subsidiary companies.
•	Purchase revenue producing real estate.
•	There is an agreement signed with Dutchess Private Equities Fund to purchase Nexia common stock. For further detail reference Note 10.
•	Raise additional capital through private placements of the Company’s common stock.
•	Use stock and option-based compensation to cover payroll and other permissible labor costs.

 NEXIA HOLDINGS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
September 30, 2006

NOTE 2 - GOING CONCERN (CONTINUED)

There can be no assurance that the Company can or will be successful in implementing any of its plans or that it will be successful in enabling the Company to continue as a going concern. The Company’s consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

NOTE 3 - OUTSTANDING STOCK OPTIONS

A summary of the status of the Company’s stock option plans as of September 30, 2006 and December 31, 2005 and changes during those periods is presented below. The number of options reflects the effect of the November 1, 2004 reverse stock split:

	September 30, 2006		December 31, 2005

	Average Exercise		Average Exercise
	Shares	Price	Shares	Price

Outstanding, beginning
of period	135,000	$0.001	722,500	$0.001

Granted	1,320,000,000	0.000	1,000,000,000	0.00016

Exercised	(1,320,000,000)	0.000	(100,587,500)	0.00016

Expired	(135,000)	(0.001)	-	-

Outstanding, end of period	-	$-	135,000	$0.001

Exercisable	-	$-	135,000	$0.001

The Company determined the fair value of the stock options issued during the periods at the grant dates by using the Fair Market Value on the date of option grant less the 75% share of cash received by the Company.

On March 21, 2006, the Board of Directors of the Company adopted the “2006 Benefit Plan of Nexia Holdings, Inc.” under which the Company may issue stock or stock options to employees, consultants, advisors or other individual persons. The total number of shares covered by the 2006 plan is 4,500,000,000 shares of the Company’s common stock. This plan expires on the earlier of the date that is five years from the date the plan was adopted or the date on which the four billion five hundred millionth share is issued.

 NEXIA HOLDINGS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
September 30, 2006

NOTE 4 - COMMON STOCK

During the nine months ended September 30, 2006, the Company issued 4,274,825,000 shares of common stock pursuant to the Company’s S-8 Registration Statement, valued at $648,499. Included in this amount is the stock issued during the period ended September 30, 2006 of 1,320,000,000 shares were for compensation to persons in exchange for services provided to the Company and was valued at $396,000.

NOTE 5 - RELATED PARTY TRANSACTIONS

There is an accounts payable of $60,487 at September 30, 2006 to Richard Surber. Richard Surber loaned the funds to Nexia for the purchase of inventory.

On July 13, 2006, Nexia closed upon an agreement to acquire Mr. Surber’s 60% ownership interest in Landis, LLC. As consideration for that acquisition, Nexia and Diversified Holdings I, Inc. delivered to Mr. Surber (1) a promissory note in the amount of $250,000, bearing interest at the rate of 24% per annum, due in five annual payments, (2) issuance of 75,000 shares of Nexia’s Class A Preferred Stock and (3) issuance of 2,000,000 shares of Nexia’s Class B Preferred Stock. Landis, LLC, consisted of a single location in Salt Lake City, Utah, at the time of the purchase.

There is a receivable of $12,058 from Diversified Holdings X, Inc. (DHX) at September 30, 2006. There was difficulty during the transition period for transfer of the Black Chandelier operation from DHX to Gold Fusion Laboratories, Inc. to affect a timely change of the bank into which the credit card processing company deposited processed funds from DHX’s bank account to Gold Fusion’s Bank account. The problem will be rectified by December 31, 2006.

On August 15, 2006, Gold Fusion Laboratories, Inc., (“GFL”) a subsidiary of the Company signed an Asset Purchase Agreement with Diversified Holdings X, Inc. (“DHX”) to acquire all of the assets, inventory and receivables held by DHX in the operation of Black Chandelier, a fashion and lifestyle design operation (GFL was incorporated in Nevada on July 19, 2006). The compensation promised for this acquisition consisted of a promissory note by GFL in the face amount of $300,000, bearing interest at the rate of 24% per annum, with a maturity of five years. The Company agreed to issue DHX 70,000 shares of Series A Preferred Stock. As Richard Surber is the president and sole shareholder of DHX, the transaction will be treated as a related party transaction. On September 18, 2006 an addendum to the agreement was approved by the parties that provided for the issuance of 2,000,000,000 shares of the Company’s restricted common stock to DHX as compensation for transfers made to GFL. The transfer was closed on September 18, 2006. Black Chandelier operates two retail outlets in the Salt Lake City, Utah area and maintains a website for the online sale of its merchandise. The Company expects to contribute to the growth and expansion of Black Chandelier’s operations.

 NEXIA HOLDINGS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
September 30, 2006

NOTE 6 - INVESTMENT IN MARKETABLE EQUITY SECURITIES

The following is a summary of the Company's investment in available-for-sale securities as of September 30, 2006.
	Available-for-Sale
	Gross Unrealized Gains (Losses)	Fair Value

	2006	2006

Equity securities, free trading	$ 191,064	$ 248,200
Equity securities, restricted	(1,603)	1,603
Total Marketable Securities	$ 189,461	$ 249,803

Changes in the unrealized loss on available-for-sale securities during the nine months ended September 30, 2006 and the year ended December 31, 2005, reported as a separate component of stockholders’ equity, are as follows:

	Nine
	Months	Year
	Ended	Ended
	September 30,	December 31,
	2006	2005

Beginning balance	$ (5,721)	$ (6,767)
Increase in unrealized holding gains	195,182	1,046
Total Marketable Securities	$ 189,461	$ (5,721)

During the three months ended September 30, 2006, and the year ended December 31, 2005, the Company recognized $0 and $155 in permanent impairment expense on marketable securities, respectively.

NOTE 7 - CORPORATION CONSOLIDATED INCOME TAX RETURNS

A consolidated corporate income tax return has not been filed since the year ended December 31, 2001. There have been losses in every year since 2001. The Company expects to file income tax returns for the years ended December 31, 2002 through 2005 within one year.

 NEXIA HOLDINGS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
September 30, 2006

NOTE 8 - OFFICER SALARY

There was an accrued salary liability of $99,705 payable to Richard Surber, President and CEO, at September 30, 2006. Mr. Surber has been paid compensation of $38,757 through September 30, 2006. Mr. Surber has elected to defer being paid most of his accrued salary in an effort to boost available cash for the purchase of inventories. It is anticipated that Mr. Surber’s salary will be paid current by the end of 2007.

NOTE 9 - CONSULTING CONTRACTS

On June 1, 2006, Nexia signed consulting contracts with three investor relations or consulting firms, one in the U.S.A. and two in the People’s Republic of China. Compensation for these services was China Fruits Corporation (CHFR); formerly Diversified Financial Resources Corporation (“DVFF”) unrestricted 20,000,000 shares of common stock valued at $2,400,000. Nexia recorded a prepaid amount of $2,400,000 at the same time they transferred the stock. The amounts of consulting fees that have been expensed from the prepaid account are $359,286 and $1,077,857 in the quarters ending June 30 and September 30, 2006, respectively. The remaining balance of prepaid consulting fees as of September 30, 2006 is $962,857. The remaining prepaid consulting fees will be expensed in the fourth quarter of 2006 and the first quarter of 2007, to cover the periods that were agreed upon for consulting services.

Two of the agreements are for the consultants to locate new business opportunities and develop potential manufacturers inside the People’s Republic of China. The third agreement is for the consultant to advise the Company on the business development of CHFR in the People’s Republic of China. The operations for CHFR are located in the Peoples Republic of China.

NOTE 10 - CAPITAL RESOURCES

Nexia signed an equity line of credit agreement with Dutchess Private Equities Fund (“Dutchess”) on August 15, 2005. The agreement provides that, following notice to Dutchess, Nexia may put to Dutchess up to $10 million in shares of Nexia common stock for a purchase equal to 95% of the lowest closing best bid price on the Over-the-Counter (“OTC”) Bulletin Board of Nexia common stock during the five day period following the notice to Dutchess. The number of shares Nexia will be permitted to put, pursuant to the agreement, will be either: (a) 200% of the average daily volume of Nexia common stock for the ten day trading period prior to the applicable put notice, multiplied by the average of the three daily closing “best bid” price immediately preceding the day Nexia issues the put, or (b) $100,000; provided that in no event will the put amount be more than $1,000,000 with respect to any single put (best bid is defined in the agreement as the highest posted bid price for the common stock). Dutchess will resell the shares of common stock in the open market; resell the shares to other investors through negotiated transactions or hold the shares in its portfolio. These shares are to be made available subject to an SB-2 Registration Statement that has not been declared effective and for which the Company filed an amendment on October 23, 2006.

 NEXIA HOLDINGS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
September 30, 2006

NOTE 11 - BUSINESS COMBINATION

On August 15, 2006, Gold Fusion Laboratories, Inc., (“GFL”) a subsidiary of the Company signed an Asset Purchase Agreement with Diversified Holdings X, Inc. (“DHX”) to acquire all of the assets, inventory and receivables held by DHX in the operation of Black Chandelier, a fashion and lifestyle design operation (GFL was incorporated in Nevada on July 19, 2006). The compensation promised for this acquisition consisted of a promissory note by GFL in the face amount of $300,000, bearing interest at the rate of 24% per annum, with a maturity of five years. The Company agreed to issue DHX 70,000 shares of Series A Preferred Stock. As Richard Surber is the president and sole shareholder of DHX the transaction will be treated as a related party transaction. On September 18, 2006, an addendum to the agreement was approved by the parties that provided for the issuance of 2,000,000,000 shares of the Company’s restricted common stock to DHX as compensation for transfers made to GFL. The transfer was closed on September 18, 2006. Black Chandelier operates two retail outlets in the Salt Lake City, Utah area and maintains a website for the online sale of its merchandise. The Company expects to contribute to the growth and expansion of Black Chandelier’s operations.

On September 18, 2006, the Company authorized the issuance of 50,000 shares of Nexia’s Class C Preferred Stock to Jared Gold and 30,000 shares of Nexia’s Series C Preferred Stock to Sean Pasinsky in exchange for services provided to Gold Fusion Laboratories, Inc. and the development and preservation of the operations of Black Chandelier fashions and its related operations, including the opening, designing and expansion of the retail operations of those entities. Series C Preferred Stock provides that the Series C shares will hold conversion rights into shares of the common stock of the Company equal in value to $5.00 per share and are subject to redemption by the Company upon a $5.00 cash payment. The Series C Preferred Shares hold no voting rights.

The following table summarizes the fair market value of the net assets acquired at the date of the addendum to the Asset Purchase Agreement, September 18, 2006:

                                                                                                                                    At
                                                                                                                September 18,
                                                                                                               ____2006_____
Register and petty cash funds, receivables, inventory and deposits                                 $ 151,487
Property, plant and equipment                                                                                        269,301
Total assets                                                                                                                  483,789

Liabilities assumed                                                                                                       (192,032)

Net assets acquired                                                                                                    $ 228,756

 NEXIA HOLDINGS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
September 30, 2006

NOTE 11 - BUSINESS COMBINATION (CONTINUED)

The acquisition was from a commonly owned company and, accordingly, the assets and liabilities have been recorded by Gold Fusion Laboratories, Inc. at predecessor’s cost. The excess value of the note given and stock issued over the net assets acquired and investment in those net assets, of $1,061,485, was charged against paid in capital under the generally accepted accounting requirement that net assets acquired from a commonly owned company must be recorded at predecessor’s cost. This means that there was no goodwill received. Nexia obtained an appraisal of the Black Chandelier operations from Norman, Townsend & Johnson, LLC., which valued the business at $1,700,000 as of August 31, 2006.

The following table sets out supplementary disclosure of the pro forma effect of the acquisition of the Black Chandelier operation on the assumption that the business combination occurred at the beginning of the period being reported on below:

	Three Months		Nine Months
	Ended September 30,		Ended September 30,
	2006	2005	2006	2005

NET LOSS PER COMMON SHARE, BASIC:

Revenue	$600,995	$91,438	$1,419,880	$381,856

Loss before extraordinary income	$(1,285,476)	$(334,773)	$(294,645)	$(461,811)

Net loss before comprehensive loss	$(1,285,476)	$(334,773)	$(294,645)	$(461,811)
Net loss per share	$(0.0003)	$(0.0001)	$(0.0001)	$(0.0002)

Total comprehensive loss	$(1,584,236)	$(335,129)	$(105,184)	$(485,755)
Net loss per share	$(0.0003)	$(0.0001)	$(0.0000)	$(0.0002)

Weighted average shares outstanding, basic	4,982,546,628	3,933,316,000	4,205,159,925	3,053,249,863

NET LOSS PER COMMON SHARE,
BASIC AND DILUTED:

Revenue	$600,995	$91,438	$1,419,880	$381,856

Loss before extraordinary income	$(1,225,976)	$(334,773)	$(294,645)	$(461,811)

Net loss before comprehensive loss	$(1,285,476)	$(334,773)	$(294,645)	$(461,811)
Net loss per share	$(0.0001)	$(0.0001)	$(0.0000)	$(0.0001)

Total comprehensive loss	$(1,584,236)	$(335,129)	$(105,184)	$(485,755)
Net loss per share	$(0.0001)	$(0.0001)	$(0.0000)	$(0.0001)

Weighted average shares outstanding,
basic and diluted	13,008,731,354	5,938,666,530	13,786,118,057	6,818,732,667

 NEXIA HOLDINGS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
September 30, 2006

NOTE 12 - ACQUISITION

On July 13, 2006, Diversified Holdings 1, Inc., (“DHI”) a 100% owned subsidiary of the Company, entered into an agreement with Richard D. Surber, CEO of the Company, to acquire his 60% ownership interest in Landis, LLC. On July 17, 2006, DH1, Inc. also entered into an agreement with Seth Bullough, an employee of Landis, LLC, to acquire his 5% ownership interest in Landis, LLC. In exchange for these two purchase agreements, the Company issued a note payable for $250,000 and 80,000 Series A and 2,000,000 Class B preferred shares

The aggregate purchase price and the value of the note payable and preferred stock issued in consideration was determined to be $1,052,000 based on the agreed amount of the note payable, market value of the equivalent common shares for the convertible Series A preferred shares and the $0.001 par value of the nonconvertible Series B preferred shares.

The acquisition has been accounted for using the purchase method. The acquisition of the additional 65% ownership interest in Landis, LLC was calculated to be $189,001. The amount of the $1,052,000 given, in excess of the $189,001 allocated to investment, of $862,999, was charged to paid in capital under the generally accepted accounting requirement that an additional investment in Landis, LLC acquired from a commonly owned interest (65% of the Landis, LLC net book value) precluded the recording of any goodwill.

NOTE 13 - SHARE-BASED PAYMENTS UNDER SFAS 123 (REVISED 2004)

Adoption of SFAS 123 (revised 2004) was required of publicly held small businesses beginning January 1, 2006. SFAS 123R defines the conditions, accounting and disclosure required for share-based payments. This is defined as accounting for transactions in which an entity exchanges its equity instruments for goods and services. The primary impact of SFAS 123R on Nexia is when share options are issued and they are outstanding at year end or the end of interim reporting periods.

SFAS 123R requires that a company must calculate the value of outstanding share options by the “Fair Value” method, record the value as an expense in the affected financial statements and make appropriate disclosure. There were no outstanding share options at September 30, 2006.

NOTE 14 - SUBSEQUENT EVENTS

On October 2, 2006, Gold Fusion Laboratories, Inc. (GFL), executed a lease for a 1,504 square foot retail location in The Shops at Riverwoods, located at the southeastern corner of 4800 North Street and University Avenue in Provo, Utah. Architect, Horn & Partners, and a contractor, CRC Construction, have both been retained to complete the construction/renovation for the space. The lease has a term of five years with operations to renew for annual rent increases of 4% per year.

On October 5, 2006, the Company authorized the delivery of a promissory note in the face amount of $20,000 to Richard Surber, president of the Company. The note was authorized by the board of directors. The note was given in exchange for funds advanced to the Company by Mr. Surber. The terms of the note provided for a single payment due on January 5, 2007 and provide for an interest rate of 20% per annum.

 NEXIA HOLDINGS, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements
September 30, 2006

NOTE 14 - SUBSEQUENT EVENTS (CONTINUED)

On October 5, 2006, the Company delivered to Michael Clark a promissory note in the face amount of $250,000. The note was approved and authorized by the board of directors. The note was given in exchange for $250,000 advanced to the Company by Mr. Clark. The note provides that payment of the note shall be secured by up to $500,000 of the Series C Preferred Stock of the Company. Full payment of the note is due February 15, 2007 and provides for interest at the rate of 20% per annum until paid in full.

On October 20, 2006, the Company delivered to John E. Fry, Jr. a promissory note in the face amount of $50,000. The note was approved and authorized by the board of directors. The note was given in exchange for $50,000 advanced to the Company by Mr. Fry. The note is due on the 1st day of March 2007 and is a non-interest bearing note. In exchange for not paying any interest on the note, the Company has agreed to issue Mr. Fry 3,000 Shares of Series C Preferred Stock.

On October 26, 2006, Gold Fusion Laboratories Inc. executed a lease for a 1455 square foot location in The Fashion Place Mall located on State Street in Murray, Utah. The place will be used for a flag ship retail location for Black Chandelier. A five year lease has been signed for this space and the opening of the retail outlet is expected to take place around December 1, 2006.

On November 7, 2006, the Company authorized the delivery of a promissory note in the face amount of $31,025 to Richard Surber, president of the Company. This note was authorized by the board of directors. The note was given in exchange for $31,025 advanced to the Company by Mr. Surber. The terms of the note provide for a single payment due on January 25, 2007 and provide for an interest rate of 20% per annum.

PART II

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURES

On December 1, 2005, HJ & Associates, LLC (the “Former Accountant”) resigned as the auditors for the Company.

The reports of the Former Accountant on the financial statements of the Company for each of the two most recent fiscal years, did not contain an adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles for the two most recent fiscal years and the first two subsequent interim periods of 2005, except that the Former Accountant’s opinion in its report on the Company’s financial statements expressed substantial doubt with respect to the Company’s ability to continue as a going concern for the last two fiscal years.

During the Company’s two recent fiscal years and the subsequent interim periods through the date of resignation, there were no reportable events as the term described in Item 304(a)(1)(iv) of Regulation S-B except for the following:

The Former Accountant advised management that the most recent interim report, the 10-QSB for the period ended September 30, 2005 was filed prior to the Former Accountant completing its review and that they were requesting corrections be made to the consolidation and the accounting for the acquisition by the Company of Salt Lake Development Corporation. This report has been amended and a 10-QSB/A was filed on December 14, 2005, with the Company’s new accountant Bongiovanni & Associates, P.A. conducting the review, including changes to the consolidation and accountings related to the acquisition of Salt Lake Development Corporation.

During the Company’s two most recent fiscal years and the subsequent interim period through the date of resignation, there were no disagreements with the Former Accountant on any matters of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which, if not resolved to the satisfaction of the Former Accountant, would have caused it to make reference to the subject matter of the disagreement in connection with its reports on these financial statements for those periods.

On December 8, 2005, Bongiovanni & Associates, P.A. (“Bongiovanni”) of 17111 Kenton Drive, Suite 204-B, Cornelius, North Carolina 28031 was retained as the auditors for the Company.

In making the selection of Bongiovanni the Company’s management and board of directors reviewed auditor independence issues and the absence of any pre-existing business or commercial relationship with Bongiovanni and concluded that there are no such relationships that would impair the independence of Bongiovanni.

During the two fiscal years ended December 31, 2003 and December 31, 2004 and through December 8, 2005, the Company did not consult with Bongiovanni & Associates regarding any of the matters or events set forth in Item 304(a)(2)(i) and (ii) or Regulation S-B.

On January 26, 2006, De Joya Griffith & Company, LLC. (“De Joya”) of 2580 Anthem Village Drive, Henderson, Nevada 89052 was retained as the auditors for Nexia Holdings, Inc. (the “Company”).

In making the selection of De Joya the Company’s management and board of directors reviewed auditor independence issues and the absence of any pre-existing business or commercial relationship with De Joya and concluded that there are no such relationships that would impair the independence of De Joya. The board and management of the Company concluded that the geographical proximity would benefit the Company in working with De Joya and promote the timely completion of work requested from De Joya. During the two fiscal years ended December 31, 2003 and December 31, 2004 and through January 24, 2006, the Company did not consult with De Joya Griffith & company, LLC regarding any of the matters or events set forth in Item 304(a)(2)(i) and (ii) or Regulation S-B.

On January 26, 2006 the Company informed its prior accountant Bongiovanni & Associates, P.A. that it was dismissed as the Company’s auditors.

During the Company’s two most recent fiscal years and the subsequent interim period through the date of dismissal, there were no disagreements with Bongiovanni on any matters of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which, if not resolved to the satisfaction of Bongiovanni, would have caused it to make reference to the subject matter of the disagreement in connection with its reports on these financial statements for those periods.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Sections 78.7502 and 78.751 of the Nevada Business Corporation Act, as amended, provide for the indemnification of the Company's officers, directors, employees and agents under certain circumstances as follows:

NRS 78.7502 DISCRETIONARY AND MANDATORY INDEMNIFICATION OF OFFICERS, DIRECTORS, EMPLOYEES AND AGENTS: GENERAL PROVISIONS.

1. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

2. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

3. To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense.

 NRS 78.751 AUTHORIZATION REQUIRED FOR DISCRETIONARY INDEMNIFICATION; ADVANCEMENT OF EXPENSES; LIMITATION ON INDEMNIFICATION AND ADVANCEMENT OF EXPENSES.

1. Any discretionary indemnification under NRS 78.7502 unless ordered by a court or advanced pursuant to subsection 2, may be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made: (a) By the stockholders; (b) By the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding; (c) If a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion; or (d) If a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

2. The articles of incorporation, the bylaws or an agreement made by the corporation may provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. The provisions of this subsection do not affect any rights to advancement of expenses to which corporate personnel other than directors or officers may be entitled under any contract or otherwise by law.

3. The indemnification and advancement of expenses authorized in or ordered by a court pursuant to this section: (a) Does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his official capacity or an action in another capacity while holding his office, except that indemnification, unless ordered by a court pursuant to NRS 78.7502 or for the advancement of expenses made pursuant to subsection 2, may not be made to or on behalf of any director or officer if a final adjudication establishes that his acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action. (b) Continues for a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person.

Articles of Incorporation.

The Company's Amended and Restated Articles of Incorporation provide that the personal liability of a director or officer of the Company to the Company or its stockholders for monetary damages for breach of fiduciary duty, for any action taken or for any failure to take any action, as a director or officer, shall be eliminated to the fullest extent permissible under Nevada law, except for (a) acts or omissions which involve intentional misconduct, fraud, infliction of harm on the Company or its stockholders or a knowing violation of criminal law, (b) the payment of distributions in violation of Section 78.300 of the Nevada Revised Statutes, or (c) the amount of a financial benefit received by a director to which he is not entitled.

Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Company, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities ( other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceedings) is asserted by such director, officer, or controlling person in connection with any securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issues.

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the estimated expenses of this offering, all of which will be paid by Nexia:

SEC Registration Fee                                                              $ 633.50
Accounting Fees and Expenses                                              15,000.00
Legal Fees and Expenses                                                      60,000.00
Printing Expenses                                                                   1,000.00
Transfer Agent and Registrar Fees and Expenses                     2,000.00
Miscellaneous                                                                       21,366.50
Total                                                                                 $100,000.00

RECENT SALES OF UNREGISTERED SECURITIES

In March of 2003, a Stock Purchase Agreement was entered into between Nexia Holdings, Inc. and Chen Li, an individual resident of San Diego, California, whereby Nexia sold to Ms. Li Five Million (5,000,000) shares of restricted common stock of Nexia as consideration for Ms. Li making a loan in the sum of $30,000 to Nexia's subsidiary corporation, West Jordan Real Estate Holdings, Inc. The shares were valued at $5,000 at the time of issuance. The Company issued the shares pursuant to section 4(2) of the Securities Act of 1933 in an isolated private transaction by the Company which did not involve a public offering. The Company made this offering based on the following factors: (1) The issuance was an isolated private transaction by the Company which did not involve a public offering, being made to a single entity; (2) there was only one offeree who was issued stock; (3) the offeree acquired the stock with investment intent; (4) there were no subsequent or contemporaneous public offerings of the stock; (5) the stock was not broken down into smaller denominations; and (6) the negotiations for the issuance of the stock took place directly between the offeree and the Company.

On August 25, 2003, Nexia issued Three Million (3,000,000) shares of common stock to The Company Reporter, Inc. in exchange for a six-month contract for investor relations services. The Company Reporter Inc. is a full service investor relations firm specializing in growth stock. The shares were valued at $3,000 at the time of issuance. The Company issued the shares with a restrictive legend pursuant to section 4(2) of the Securities Act of 1933 in an isolated private transaction by the Company which did not involve a public offering. The Company made this offering based on the following factors: (1) The issuance was an isolated private transaction by the Company which did not involve a public offering, being made to a single entity; (2) there was only one offeree who was issued stock; (3) the offeree acquired the stock with investment intent; (4) there were no subsequent or contemporaneous public offerings of the stock; (5) the stock was not broken down into smaller denominations; and (6) the negotiations for the issuance of the stock took place directly between the offeree and the Company. The Company Reported, Inc. was a sophisticated investor at the time of the issuance.

On January 29, 2004, the board of directors authorized the issuance of 10,000 shares of the Company’s common stock to each of the Company’s directors, Richard Surber, Gerald Einhorn, Adrienne Bernstein and John E. Fry, Jr. The stock was issued as compensation for the services provided by the directors and was issued with a restrictive legend and pursuant to Section 4(2) of the Securities Act of 1933. The shares were valued at a total of $480,000. Each of the directors was considered a sophisticated investor based upon their positions with the company.

On April 8, 2004, the Company's board of directors authorized the issuance of 5,000,000 shares of the Company's common stock to Ronald Friedman for advisory services rendered to the Company, including arranging financing for the company and other advice to management. The shares were issued with a restrictive legend and issued pursuant to Section 4(2) of the Securities Act of 1933 in a private transaction. The Company made this offering based on the following factors: (1) The issuance was an isolated private transaction by the Company which did not involve a public offering, being made to a single entity; (2) there was only one offeree who was issued stock; (3) the offeree acquired the stock with investment intent; (4) there were no subsequent or contemporaneous public offerings of the stock; (5) the stock was not broken down into smaller denominations; and (6) the negotiations for the issuance of the stock took place directly between the offeree and the Company. Mr. Friedman is an accredited investor.

On September 21, 2004, the Company authorized the issuance of 8,000,000 shares of its Series B Preferred Stock to Richard Surber. The shares were issued to retain Mr. Surber as a personal guarantor of certain mortgages for the Company and valued at $8,000. The Company issued the shares pursuant to section 4(2) of the Securities Act of 1933 in an isolated private transaction by the Company which did not involve a public offering. The Company made this offering based on the following factors: (1) The issuance was an isolated private transaction by the Company which did not involve a public offering, being made to a single entity; (2) there was only one offeree who was issued stock; (3) the offeree acquired the stock with investment intent; (4) there were no subsequent or contemporaneous public offerings of the stock; (5) the stock was not broken down into smaller denominations; and (6) the negotiations for the issuance of the stock took place directly between the offeree and the Company.

On November 10 2004 the Company entered into an agreement with Joseph Corso, Jr. wherein the Company agreed to sell to Mr. Corso 100,000 shares of its recently designated Series C Preferred Stock in exchange for a cash payment of $50,000. The Company issued the shares pursuant to section 4(2) of the Securities Act of 1933 in an isolated private transaction by the Company which did not involve a public offering, based on the following factors: (1) The issuance was an isolated private transaction by the Company which did not involve a public offering, being made to a single person; (2) there was only one offeree who was issued stock; (3) the offeree acquired the stock with investment intent; (4) there were no subsequent or contemporaneous public offerings of the stock; (5) the stock was not broken down into smaller denominations; and (6) the negotiations for the issuance of the stock took place directly between the offeree and the Company.

The Company issued 100,000,000 shares of its restricted common stock to Equitilink, LLC on January 5, 2005 as compensation for public relations and communication services performed by Equitilink for the benefit of the Company. The shares were issued pursuant to a written contract for services as more fully set forth in the January 7, 2005 Form 8-K filed by the Company. The services contracted for with Equitilink included the development, implementation and maintenance of an ongoing program to increase the investment community's awareness of the Company’s activities and to stimulate the investment community's interest in the Company. The transaction was handled as a private sale exempt from registration under Section 4(2) of the Securities Act of 1993. The Company issued the shares pursuant to section 4(2) of the Securities Act of 1933 in an isolated private transaction by the Company which did not involve a public offering. The Company made this offering based on the following factors: (1) The issuance was an isolated private transaction by the Company which did not involve a public offering, being made to a single entity; (2) there was only one offeree who was issued stock; (3) the offeree acquired the stock with investment intent; (4) there were no subsequent or contemporaneous public offerings of the stock; (5) the stock was not broken down into smaller denominations; and (6) the negotiations for the issuance of the stock took place directly between the offeree, a sophisticated investor and the Company. The shares were valued at $10,000.

On July 13, 2006, the Company approved and its subsidiary Diversified Holdings I, Inc. (“DHI”) executed an agreement with Richard Surber to acquire Mr. Surber’s 60% ownership interest in Landis LLC, a Utah limited liability company. Richard Surber is the president of the Company and was the proposing party for the transaction. The Company will report this transaction as a related party transaction. The independent directors of the Company both approved of the deal and an independent valuation of Landis LLC has been received by the Company that supports the value paid to Mr. Surber for his interest. In exchange for his 60% ownership interest in Landis LLC Mr. Surber will receive the following compensation, (1) a promissory note in the amount of $250,000, bearing interest at the rate of 24% per annum, payments are due in five annual payments of principal and interest, (2) 75,000 shares of Nexia’s Class A Preferred stock and (3) 2,000,000 shares of Nexia’s Class B Preferred stock.

On July 13, 2006, DHI signed an agreement with Seth Bullough to acquire his 5% ownership interest in Landis LLC. In exchange for the transfer of that interest, the Company agreed to deliver to Mr. Bullough 5,000 shares of its Series A Preferred Stock. The Company issued the shares pursuant to section 4(2) of the Securities Act of 1933 in an isolated private transaction by the Company which did not involve a public offering. The Company made this offering based on the following factors: (1) The issuance was an isolated private transaction by the Company which did not involve a public offering, being made to a single entity; (2) there was only one offeree who was issued stock; (3) the offeree acquired the stock with investment intent; (4) there were no subsequent or contemporaneous public offerings of the stock; (5) the stock was not broken down into smaller denominations; and (6) the negotiations for the issuance of the stock took place directly between the offeree and the Company.

On August 15, 2006, Gold Fusion Laboratories, Inc., a wholly owned subsidiary of the Company, signed an Asset Purchase Agreement with Richard Surber to acquire ownership of the assets, inventory and receivables of the fashion operations of Diversified Holdings X, Inc., a corporation owned by Mr. Surber that owned and operated the Black Chandelier and related clothing operations. The consideration for this transaction was a promissory note in the amount of $300,000, bearing interest at the rate of 24% per annum, payments are due in five annual installment and 70,000 shares of Nexia’s Class A Preferred stock. On September 18, 2006 an addendum to this agreement was approved by the parties that provided for the issuance of 2,000,000,000 shares of the Company’s restricted common stock be issued to Diversified Holdings X, Inc. as compensation for the transfers made to Gold Fusion Laboratories. The Company issued the shares pursuant to section 4(2) of the Securities Act of 1933 in an isolated private transaction by the Company which did not involve a public offering. The Company made this offering based on the following factors: (1) The issuance was an isolated private transaction by the Company which did not involve a public offering, being made to a single entity; (2) there was only one offeree who was issued stock; (3) the offeree acquired the stock with investment intent; (4) there were no subsequent or contemporaneous public offerings of the stock; (5) the stock was not broken down into smaller denominations; and (6) the negotiations for the issuance of the stock took place directly between the offeree and the Company.

On September 18, 2006, the Company authorized the issuance of 50,000 shares of Nexia’s Class C Preferred Stock to Jared Gold and 30,000 shares of Nexia’s Class C Preferred Stock to Sean Pasinsky in exchange for services provided to Gold Fusion Laboratories, Inc. and the development and preservation of the operations of Black Chandelier fashions and its related operations, including the opening, designing and expansion of the retail operations of those entities. Series C Preferred Stock provides that the Series C shares will hold conversion rights into shares of the common stock of the Company equal in value to $5.00 per share and are subject to redemption by the Company upon a $5.00 cash payment. The Series C Preferred Shares hold no voting rights. The Company issued the shares pursuant to section 4(2) of the Securities Act of 1933 in an isolated private transaction by the Company which did not involve a public offering. The Company made this offering based on the following factors: (1) The issuance was an isolated private transaction by the Company which did not involve a public offering, being made to a two individuals; (2) there was only two offerees who were issued stock; (3) the offerees acquired the stock with investment intent; (4) there were no subsequent or contemporaneous public offerings of the stock; (5) the stock was not broken down into smaller denominations; and (6) the negotiations for the issuance of the stock took place directly between the offerees and the Company.

 On September 21, 2006, the Company authorized the issuance of 7,500 shares of Nexia’s Class C Preferred Stock to John E. Fry, Jr. in exchange for service provided to Gold Fusion Laboratories, Inc. and the potential expansion and development of the business plans for Black Chandelier and its retail outlets. Series C Preferred Stock provides that the Series C shares will hold conversion rights into shares of the common stock of the Company equal in value to $5.00 per share and are subject to redemption by the Company upon a $5.00 cash payment. The Series C Preferred Shares hold no voting rights. The Company issued the shares pursuant to section 4(2) of the Securities Act of 1933 in an isolated private transaction by the Company which did not involve a public offering. The transaction was handled as a private sale exempt from registration under Section 4(6) of the Securities Act of 1933. (1) The issuance was an isolated private transaction by the Company which did not involve a public offering, being made to a single accredited investor; (2) there was only one offeree who was issued stock; (3) the offeree acquired the stock with investment intent; (4) there were no subsequent or contemporaneous public offerings of the stock; (5) the price of the stock did not exceed the amount allowed under 3(b) of the Securities Act of 1933; and (6) the negotiations for the issuance of the stock took place directly between the offeree and the Company.
 On September 26 2006 the Company authorized the delivery to Mr. Joseph Corso, Jr. Two Hundred Fifty Million (250,000,000) shares of restricted common stock of the Company’s stated par value of $0.0001. The issuance represents approximately 3.2% of the currently issued and outstanding 7,814,768,850 shares of common stock of the Company. The issuances was carried out in partial satisfaction of the “24% Series A Senior Subordinated Convertible Redeemable Debenture Due November 1, 2007” debenture held by Mr. Corso, the debenture has a face value of $200,000 and the debentures were originally issued in November of 2004. The conversion rate for the debentures is equal to 70% of the market value of common stock at the time of conversion and Mr. Corso has converted $52,500 of the value of the debenture. The transaction was handled as a private sale exempt from registration under Section 4(6) of the Securities Act of 1933. (1) The issuance was an isolated private transaction by the Company which did not involve a public offering, being made to a single accredited investor; (2) there was only one offeree who was issued stock; (3) the offeree acquired the stock with investment intent; (4) there were no subsequent or contemporaneous public offerings of the stock; (5) the price of the stock did not exceed the amount allowed under 3(b) of the Securities Act of 1933; and (6) the negotiations for the issuance of the stock took place directly between the offeree and the Company.

EXHIBITS
Exhibit No.	Page No.

Description

3(i)(a)	*	Articles of Incorporation of the Company in Colorado, 1987. (Incorporated by reference to the Company's Form SB-2 as filed with the Securities and Exchange Commission on January 12, 2006).
3(i)(b)	*	Articles of Amendment to change the name of the Company. (Incorporated by reference to the Company's Form SB-2 as filed with the Securities and Exchange Commission on January 12, 2006).
3(i)(c)	*
Articles of Incorporation of Kelly’s Coffee Group, Inc. filed with the Secretary of State of Nevada on August 3, 2000. (Incorporated by reference to the Company's Form SB-2 as filed with the Securities and Exchange Commission on January 12, 2006).

3(i)(d)	*
Articles of Merger merging Kelly’s Coffee Group, Inc., a Colorado Corporation into Kelly’s Coffee Group, Inc., a Nevada Corporation, filed with the Secretary of State of Colorado on September 22, 2000, and with the Secretary of State of Nevada on October 5, 2000. (Incorporated by reference to the Company's Form SB-2 as filed with the Securities and Exchange Commission on January 12, 2006).

3(i)(e)	*	Restated Articles of Incorporation of the Company. (Incorporated by reference to the Company's Form SB-2 as filed with the Securities and Exchange Commission on January 12, 2006).
3(i)(f)
*Amendment to the Articles of Incorporation changing the Company’s name from Kelly’s Coffee Group, Inc. to Nexia Holdings, Inc. (Incorporated by reference to the Company's Form SB-2 as filed with the Securities and Exchange Commission on January 12, 2006).

3(ii)	*	Bylaws of Nexia Holdings, Inc. (Incorporated by reference to the Company's Form SB-2 as filed with the Securities and Exchange Commission on January 12, 2006).
4	*
Form of certificate evidencing shares of "Common Stock” in the Company. . (Incorporated by reference to the Company's Form SB-2 as filed with the Securities and Exchange Commission on January 12, 2006).

5	II-11	Legal Opinion.
10(i)	*
Investment Agreement between Nexia Holdings, Inc. and Dutchess Private Equities Fund, L.P. (Incorporated by reference to the Company's Form SB-2 as filed with the Securities and Exchange Commission on January 12, 2006).

10(ii)	*	Registration Rights Agreement between Nexia Holdings, Inc. and Dutchess Private Equities Fund, LP.
10(iii)	*	Placement Agent Agreement between Nexia Holdings, Inc., GunnAllen Financial And Dutchess Private Equities Fund II, LP, dated August 15, 2005.
21	*	List of the subsidiaries of Nexia Holdings, Inc.
23(i)	II-13	Consent of Auditor(s) De Joya Griffith & Company, LLC.
23(ii)	II-14	Consent of Auditor(s) HJ & Associates, LLC

UNDERTAKINGS

A.
In so far as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

B.	The Issuer will:
1.	File, during any period in which it offers, or sells securities, a post-effective amendment to this registration statement to:

i.	Include any prospectus required by section 10(a)(3) of the Securities Act:

ii.	Reflect in the prospectus any facts or event which, individually or together, represent a fundamental change in the information in the registration statement.

Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

iii.	Include any additional or changes material information on the plan of distribution.

C.
Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing a Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Salt Lake City, State of Utah, on January 18, 2007.

Nexia Holdings, Inc.

By:	/s/ Richard Surber
Richard Surber President

In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates stated.

/s/ Richard Surber              President and Director                            January 18, 2007
Richard Surber

/s/ Gerald Einhorn                                Vice-President and Director                          January 18, 2007
Gerald Einhorn

/s/Adrienne Bernstein                           Director                                                      January 18, 2007
Adrienne Bernstein